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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on October 21, 2003

Registration No. 333-108603

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-11
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Falcon Financial Investment Trust
(Exact Name of Registrant as Specified in Governing Instruments)

15 Commerce Road
Stamford, CT 06902
(203) 967-0000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

David A. Karp
President
Falcon Financial
15 Commerce Road
Stamford, CT 06902
(203) 967-0000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:
J. Warren Gorrell, Jr., Esq. Stuart A. Barr, Esq. HOGAN & HARTSON L.L.P. 555 Thirteenth Street, N.W. Washington, D.C. 20004-1109 (202) 637-5600	Daniel M. LeBey, Esq. HUNTON & WILLIAMS LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, VA 23219 (804) 788-8200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion
Preliminary Prospectus dated October 21, 2003

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

PROSPECTUS

                   Shares

Falcon Financial Investment Trust

Common Shares

        We are a fully integrated, self-advised specialty finance company focused solely on the business of originating and servicing loans to automotive dealers in the United States. Our company was formed to address the specialized capital needs of the automotive retailing industry. As of June 30, 2003, our portfolio consisted of 12 loans with an aggregate outstanding principal balance of $85.2 million and a weighted-average loan to realty value of 121.39%. We intend to operate so as to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

        This is our initial public offering. No public market currently exists for our common shares. We are selling all of the common shares offered by this prospectus. We currently expect the public offering price to be between $                  and $                  per share. We have applied to have our common shares quoted on The Nasdaq National Market under the symbol "FLCN."

        Investing in our common shares involves risks. See "Risk Factors" beginning on page 9 of this prospectus for some risks regarding an investment in our common shares, including:

  •
  If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, substantially reducing our earnings and cash available for distribution.

  •
  Our exclusive focus on lending to automotive dealers could impair our revenues and operating results if automotive dealers experience economic difficulties.

  •
  Our cash flow-based loans are secured in part by real estate assets and in part by business assets and, consequently, if any of these loans becomes non-performing and we are required to foreclose, we could suffer a loss exceeding that which would have been incurred had the loan been fully secured by real estate alone.

  •
  As we expand our loan product offerings, we expect to face significant competition from traditional banks and other competitors that have substantially greater resources than we do, which could harm our growth prospects.

  •
  Our limited operating history with respect to our new products limits your ability to evaluate our business and growth prospects, which may increase your investment risk.

  •
  Our ability to finance our business depends significantly on our ability to complete additional loan securitizations in the future.

  •
  There is no prior public market for our common shares, and our share price could be volatile and could decline following this offering, resulting in a substantial or complete loss on your investment.

  •
  There will be ownership limits and restrictions on transferability in our declaration of trust, including restrictions that will generally prohibit any shareholder from actually or constructively owning more than 9.8% of our outstanding common shares.

        We expect to use approximately $         million in aggregate, or      % of the anticipated net proceeds from this offering to repay outstanding indebtedness owed to SunAmerica Life Insurance Company, Goldman Sachs Mortgage Company and Falcon Auto Venture, LLC (our chief executive officer and president are its managing members), each of which were founding members of Falcon Financial, LLC. In connection with the merger of Falcon Financial, LLC with and into Falcon Financial Investment Trust immediately prior to the closing of this offering, we intend to issue $         million, or    % of our common shares to be outstanding immediately after this offering, to Falcon Financial, LLC unitholders.

	Per Share	Total

Public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to us	$	$

        The underwriters may also purchase up to                  common shares from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover over-allotments, if any.

        At our request, the underwriters have reserved up to 1% of the common shares in this offering to be for sale at the public offering price to persons who are trustees, officers or employees or who are otherwise associated with our company through a directed share program.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We expect to deliver the common shares on or about            , 2003.

FRIEDMAN BILLINGS RAMSEY

The date of this Prospectus is                        , 2003.

        No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

TABLE OF CONTENTS

Summary
Risk Factors
Special Note Regarding Forward-Looking Statements
Market Data
Use of Proceeds
Distribution Policy
Capitalization
Dilution
Our Structure and Formation Transaction
Selected Financial and Other Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Our Company
Management
Certain Relationships and Related Transactions
Principal Shareholders
Description of Shares
Shares Eligible for Future Sale
Material Federal Income Tax Considerations
Underwriting
Legal Matters
Experts
Change of Independent Public Accountants
Where You Can Find More Information

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

i

SUMMARY

        This is only a summary and does not contain all of the information that you should consider before investing in our common shares. You should read the entire prospectus, including "Risk Factors" and our financial statements and related notes appearing elsewhere in this prospectus, before deciding to invest in our common shares. In this prospectus, unless the context suggests otherwise, references to "our company," "we," "us," and "our" mean Falcon Financial Investment Trust, including its subsidiaries and Falcon Financial, LLC, its predecessor and its subsidiaries. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of the over-allotment option to purchase up to an additional            common shares, and that the common shares to be sold in this offering are sold at $            per share, which is the midpoint of the range indicated on the front cover of this prospectus.

Overview

        We are a fully integrated, self-advised specialty finance company focused solely on the business of originating and servicing loans to automotive dealers in the United States. Many automotive dealers require capital for a variety of purposes, including the acquisition of other dealerships, the acquisition of dealership real estate, facility expansion and renovations, partner buyouts and refinancing of existing debt. Other than the captive finance companies of automobile manufacturers, we believe we are the only dedicated provider of long-term debt financing to automotive dealers in the United States.

        We provide loans to automotive dealers based on their cash flow, collateralized by their real estate assets and business assets including automobile parts and equipment and intangible property but not automobile inventory and certain other personal property. To date, our product offering has been limited to long-term, fixed-rate loans generally under $15 million. Following this offering, we intend to expand our loan product offerings and expect that we will be able to significantly expand our loan originations volume based on the credible and recognizable brand image we believe we have created among automotive dealers through our extensive advertising and marketing efforts.

        Since the closing of our first loan in February 1998 through June 30, 2003, we have originated 105 loans totaling over $618 million in aggregate initial principal amount. For the nine months ended June 30, 2003, we originated 15 loans totaling $125.9 million in aggregate initial principal amount and, as of June 30, 2003, our portfolio consisted of 12 loans with an aggregate outstanding principal balance of $85.2 million, and we had $30.0 million in outstanding loan commitments. Our portfolio of 12 loans as of June 30, 2003 had an average principal amount outstanding of $7.1 million, a weighted average remaining term of 177.6 months, a weighted average interest rate of 8.85% and a weighted-average loan to realty value of 121.39%. We have had a strong credit performance and experienced only two loan delinquencies since our inception, one of which resulted in a loss. We believe that our strong credit performance has resulted from our disciplined and thorough underwriting of each loan.

        After this offering, we expect to fund our business with a new warehouse credit line, securitization transactions and equity. Historically, our securitizations have been structured as off-balance sheet transactions, and therefore we have recorded gain on sale in connection with each securitization. Following completion of this offering, we expect to structure our securitizations as on-balance sheet secured financings, and therefore do not expect to record any gain on sale in connection with future securitizations.

        We have successfully securitized four pools of our loans in 1999, 2000, 2001 and 2003 totaling $519.1 million in aggregate principal amount at the date of securitization, and we continue to provide primary servicing for all of our securitized loans. All of our securitizations received ratings from two nationally recognized statistical ratings organizations, Moody's Investors Service and Fitch (formerly known as Duff & Phelps). We have experienced only one rating downgrade, which was on the bonds issued in our 2003 securitization. We believe that this successful securitization track record enhances our ability to access the bond market for long-term non-recourse financing. Securitization is a highly effective source of funding because it allows us to match the maturity of our loan assets with the maturity of our debt.

Market Opportunity

        Automotive retailing, with 2002 industry sales of approximately $817 billion, is the largest consumer retail market in the United States. There were over 21,700 automotive dealers in the United States as of December 31, 2002. Automotive dealers accounted for all of the $405 billion of 2002 new vehicle sales, approximately 76% of the $257 billion of 2002 used vehicle sales and approximately 52% of the $155 billion of 2002 parts and service sales.

        We believe capital requirements to operate automotive dealerships will continue to increase as many owners who were granted franchises in the 1950s and 1960s approach retirement age and are seeking exit opportunities, manufacturers impose ever greater facility requirements on automotive dealers, and dealers enhance their competitive position and ability to achieve economies of scale through acquisition strategies. Our experience indicates that the key factors in successfully lending to automotive dealers include providing a differentiated loan product with loan amounts based on cash flow as well as providing a full range of traditional real estate mortgage loans based on a dealership's real estate value, and maintaining a highly-specialized lending group with the knowledge and expertise to underwrite the creditworthiness of automotive dealers.

Our Competitive Advantage

        We believe we are able to execute our approach successfully as a result of five core strengths:

  •
  Management Experience. Our senior management executives including Vernon B. Schwartz, our chief executive officer, and David A. Karp, our president, who co-founded our company in 1997, have an average of approximately 25 years of finance and lending experience.

  •
  Knowledge of Automotive Dealer Creditworthiness and Capital Needs. Our focus on and expertise in the automotive dealership industry enables us to effectively assess credit risk and offer our unique loan product to qualified automotive dealers.

  •
  Differentiated Loan Product. We offer long-term, fixed-rate loans to qualified automotive dealers seeking to maximize loan proceeds, which is an important alternative not otherwise available to automotive dealers seeking additional capital. In addition, many of our competitors offer only short-term loan products, while we intend to offer short-term and long-term as well as fixed-rate and variable-rate loan products, which we believe will be a distinct advantage.

  •
  Credit Expertise. Our underwriting department, which has an average of approximately 14 years of financial analysis and credit experience, conducts extensive due diligence and quantitative and qualitative analysis of all dealers seeking a loan and any of their dealerships that will be used as collateral. Every loan we make must be unanimously approved by our credit committee, which consists of our chief executive officer, our president and our chief credit officer.

  •
  Ability to Securitize. We have completed four successful securitizations since our inception by establishing a credible relationship with various nationally recognized statistical ratings organizations, by establishing a credible track record with bond investors and by monitoring a number of characteristics of each loan pool. Securitization is a highly effective source of funding because it allows us to match the maturities of our loan assets with the maturities of our debt and we believe that our successful securitization track record will facilitate our ability to execute additional securitizations as a continued source of funds in the future.

Our Business and Growth Strategy

        Our business and growth strategy consists of the following six elements:

  •
  Leverage existing dealer relationships and target larger automotive dealers with significant capital needs;

  •
  Offer variable-rate loans as well as fixed-rate loans based on cash flow collateralized by real estate assets and business assets to existing and new customers;

  •
  Introduce a full range of traditional, real estate mortgage loan products to increase our customer base;

  •
  Continue to finance loans in securitization transactions and selectively retain interests in future securitizations;

  •
  Focus our advertising and marketing program to highlight our expanded product offerings; and

  •
  Provide a continued high level of customer service throughout the term of the loan by continuing to service the loan directly.

Summary Risk Factors

        You should carefully consider the matters discussed in the section "Risk Factors" beginning on page 9 prior to deciding whether to invest in our common shares. Some of these risks include:

  •
  If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, substantially reducing our earnings and cash available for distribution;

  •
  The REIT qualification rules impose limitations on the types of investments and activities that we may undertake, and these limitations may preclude us from pursuing the most economically beneficial investment alternatives;

  •
  Our cash flow-based loans are secured in part by real estate assets and in part by business assets and, consequently, if any of these loans becomes non-performing and we are required to foreclose, we could suffer a loss exceeding that which would have been incurred had the loan been fully secured by real estate alone;

  •
  As we expand our loan product offerings, we expect to face significant competition from traditional banks and other competitors that have substantially greater resources than we do, which could harm our growth prospects;

  •
  Our limited operating history with respect to our new products limits your ability to evaluate our business and growth prospects, which may increase your investment risk;

  •
  Our exclusive focus on lending to automotive dealers could impair our revenues and operating results if automotive dealers experience economic difficulties;

  •
  We face risks as a result of manufacturer restrictions imposed upon automotive dealers and the ability of manufacturers in certain situations to terminate dealership franchises;

  •
  Any refusal of automobile manufacturers to approve specific acquisitions of automotive dealerships may decrease demand for our loan products, which would harm our growth prospects;

  •
  The loss of any of our key executives, including one or more members of our credit committee, could disrupt our business and harm our operating results;

  •
  Our liens on business asset collateral of automotive dealers may be subordinated to liens held by floor plan financing lenders, which could cause us to suffer a loss;

  •
  Our ability to finance our business depends significantly on our ability to complete additional loan securitizations in the future;

  •
  A substantial number of our common shares will be eligible for sale in the near future, which could cause our common share price to decline significantly; and

  •
  There will be ownership limits and restrictions on transferability in our declaration of trust, including restrictions that will generally prohibit any shareholder from actually or constructively owning more than 9.8% of our outstanding common shares.

Restrictions on Ownership of Our Common Shares

        Due to limitations on the concentration of ownership of REIT shares imposed by the Internal Revenue Code, our declaration of trust generally will prohibit any shareholder from actually or constructively owning more than 9.8% of our outstanding common shares. Although the law on the matter is unclear, a tax might be imposed on us if our shares are held by certain governmental entities, certain tax exempt organizations exempt from the unrelated business income tax and certain cooperatives. Therefore, our declaration of trust will prohibit these entities from owning our shares. Our board may, in its sole discretion, waive the ownership limits and restrictions with respect to a particular shareholder if our board is presented with evidence satisfactory to it that the ownership will not then or in the future jeopardize our status as a REIT or subject us to tax.

Our Distribution Policy

        We intend to elect to be treated as a REIT for federal income tax purposes in connection with the closing of this offering. Federal income tax law requires that a REIT distribute with respect to each year at least 90% of its REIT taxable income. For more information, please see "Material Federal Income Tax Considerations—Our Taxation as a REIT" beginning on page 101.

        To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, we intend to make regular quarterly distributions of all, or substantially all, of our REIT taxable income to holders of our common shares. Any future distributions we make will be at the discretion of our board of trustees and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the revenue we receive from our loans, our operating expenses, the ability of our customers to meet their loan payment obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see "Risk Factors" beginning on page 9.

Our Corporate Structure

        Immediately prior to the closing of this offering, Falcon Financial, LLC, which was organized in Delaware in 1997, will merge with and into Falcon Financial Investment Trust, a newly formed Maryland real estate investment trust. Upon the closing of this offering, our ownership structure will be as follows:

            % Public Shareholders

            % Management

            % SunAmerica Investments, Inc.

            % MLQ Investors, L.P., an affiliate of Goldman, Sachs & Co.

            % Other

        In addition, we have reserved for issuance under our equity incentive plan 4.25% of our common shares to be outstanding immediately after this offering.

Our Corporate History, Tax Status and Principal Office

        We were formed as a real estate investment trust in Maryland in August 2003 and, immediately before the closing of this offering, we will become the successor to Falcon Financial, LLC, which was organized in Delaware in 1997. Our principal executive office is located at 15 Commerce Road, Stamford, CT 06902. Our telephone number is (203) 967-0000. Our Web address is
 http://www.falconfinancial.com. The information on our web site does not constitute a part of this prospectus.

        We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code in connection with the closing of this offering. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual (or in some cases, quarterly) operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable our company to meet the requirements for taxation as a REIT for federal income tax purposes after completion of this offering. In connection with our election to be taxed as a REIT, we anticipate we will have a fiscal year ending on December 31, as opposed to a fiscal year ending on September 30, which was used by our predecessor, Falcon Financial, LLC.

        As a REIT, we generally will not be subject to federal income tax on REIT taxable income that we will distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income and property, and our taxable REIT subsidiary that engages in the origination and servicing of loans will be subject to federal, state and local income tax.

The Offering

Common shares offered
Common shares outstanding after this offering	(1)
Use of proceeds
We estimate that the net proceeds that we receive in this offering will be approximately $ million, based upon an assumed initial public offering price of $ per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, our net proceeds will be approximately $ million after deducting estimated underwriting discounts and estimated offering expenses payable by us.

We expect to use approximately $ million in aggregate or % of the anticipated net proceeds from this offering to repay outstanding indebtedness owed to SunAmerica Life Insurance Company, Goldman Sachs Mortgage Company and Falcon Auto Venture, LLC (our chief executive officer and president are its managing members), each of which were founding members of Falcon Financial, LLC. See "Use of Proceeds" on page 26 and "Certain Relationships and Related Transactions" on page 86.
Risk Factors	See "Risk Factors" beginning on page 9 and other information included in this prospectus for a discussion of factors that you should consider before investing in our common shares.
Proposed Nasdaq National Market symbol	FLCN

(1)
The number of common shares to be outstanding after this offering gives effect to our issuance of            common shares, representing $         million, or       % of our common shares to be outstanding immediately after this offering, to Falcon Financial, LLC unitholders in connection with our formation transaction and the grant of             restricted common shares to our employees immediately prior to the completion of this offering, as described in detail under "Our Structure and Formation Transaction" beginning on page 30. The number of common shares to be outstanding after this offering excludes            shares reserved for issuance in the future under our equity incentive plan.

SUMMARY FINANCIAL DATA

        You should read the following summary historical financial and operating data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. The financial data as of and for the fiscal year ended September 30, 2002 has been audited by KPMG LLP. The financial data as of September 30, 2001 and for each of the two years then ended has been audited by Arthur Andersen LLP. In 2002, we dismissed our independent public accountants, Arthur Andersen LLP, and retained KPMG LLP to act as our independent auditors. We had previously retained KPMG LLP as our auditors since our inception in 1997 through to 1999, when we dismissed KPMG LLP and subsequently engaged Arthur Andersen LLP. The financial statements of our predecessor, Falcon Financial, LLC, have been prepared in accordance with accounting principles generally accepted in the United States. We derived the historical financial data for our predecessor, Falcon Financial, LLC, for each of the five fiscal years in the period ended September 30, 2002 from our predecessor's audited financial statements. We derived the historical financial information for the nine months ended June 30, 2002 and 2003 from our predecessor's unaudited financial statements. The unaudited financial data has been prepared on the same basis as our predecessor's audited financial statements and includes all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our predecessor's financial position and results of operations as of and for the periods. The summary financial data for the nine months ended June 30, 2003 are not necessarily indicative of our predecessor's results for the fiscal year ending September 30, 2003 and our historical results are not necessarily indicative of our results for any future period.

        Historically, we have derived revenues from gain on the sale of loans that we held and pooled for securitization because those transactions were structured as off-balance sheet transactions, as described below under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements" beginning on page 36. Following completion of this offering, however, we currently intend to structure our securitizations as on-balance sheet secured financings, and therefore do not expect to record any gain on sale in connection with future securitizations. In connection with our election to be taxed as a REIT after the completion of this offering, we anticipate we will have a fiscal year ending on December 31, as opposed to September 30.

	Nine months ended June 30,		Years ended September 30,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)
Statement of Operations Data (1):
Revenues
Interest income on loans held for sale	$6,101,045	$6,344,203	$8,512,415	$6,709,110	$6,668,590	$5,587,583	$1,768,722
Interest income on securities purchased under resale agreements—related party	122,973	91,557	122,346	759,587	2,137,000	203,730	283,781
Interest income on interest rate swap contracts—related party	401,969	1,182,230	1,455,250	1,913,545	—	—	—
Interest income from retained interests	998,678	1,152,403	1,475,891	1,183,889	707,358	119,593	—
Gain on sale of loans	10,682,773	5,010,258	5,010,258	—	11,475,541	2,401,847	—
Gain (loss) on sale of retained interests net of other than temporary decline in value	850,874	155,707	(41,782)	582,578	—	—	—
Gain (loss) on sale of interest rate swap contracts and securities sold, but not yet purchased—related party	(1,716,008)	1,233,239	—	—	—	6,132,339	—
Income from loan servicing	294,342	220,943	294,899	196,965	104,589	16,444	—
Other income	507,297	389,397	428,598	510,293	173,013	183,453	58,448

Total revenues	18,243,943	15,779,937	17,257,875	11,855,967	21,266,091	14,644,989	2,110,951
Expenses
Interest expense on borrowings	3,638,936	3,919,381	5,405,567	5,188,526	6,631,986	5,312,334	2,656,037
Interest expense on securities sold, but not yet purchased—related party	725,974	376,932	503,624	1,161,018	2,504,183	1,415,460	—
Interest expense on interest rate swap contracts—related party	1,181,593	2,465,554	3,217,674	2,450,512	—	—	—
Loss on interest rate swap and securities sold, but not yet purchased—related party	—	—	4,058,061	7,692,284	1,479,573	—	3,076,292
Facility fee expense—related party	281,250	288,750	385,000	375,000	343,750	—	—
Other expenses	4,070,146	4,088,301	4,890,399	4,642,195	4,375,340	3,011,480	2,627,783
Depreciation and amortization	104,143	65,444	100,360	90,177	93,642	72,448	42,053

Total expenses	10,002,042	11,204,362	18,560,685	21,599,712	15,428,474	9,811,722	8,402,165
Cumulative effect of change in accounting principle	—	—	—	—	—	(32,131)	—

Net (loss) income	$8,241,901	$4,575,575	$(1,302,810)	$(9,743,745)	$5,837,617	$4,801,136	$(6,291,214)

	As of June 30, 2003 (unaudited)	As of September 30,
		2002	2001	2000	1999	1998
Statement of Financial Position Data:
Cash and cash equivalents	240,721	246,932	2,968,294	455,503	359,218	307,997
Loans held for sale, net	84,765,996	104,754,699	146,365,550	—	3,180,000	42,689,457
Securities purchased under resale agreements—related party	64,443,940	11,262,500	24,933,125	—	2,556,250	38,633,250
Retained interests in loan securitization	8,008,155	7,508,193	4,793,617	6,457,822	3,117,425	—
Total assets	160,348,159	133,036,246	190,406,924	7,566,530	9,754,991	84,399,697
Borrowings	89,394,099	115,755,781	155,443,803	964,902	7,297,052	47,883,616
Total liabilities	156,954,557	137,628,203	195,139,665	2,483,411	10,844,145	90,445,253

(1)
Net (loss) income per share is not presented because our predecessor, Falcon Financial, LLC, did not issue common shares.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. Investing in our common shares involves a high degree of risk. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment.

Risks Related to Our Lending Activities

Our exclusive focus on lending to automotive dealers could impair our revenues and operating results if automotive dealers experience economic difficulties.

        Since our inception, we have focused exclusively on providing loans to automotive and select motorcycle dealers. A material reduction in consumer demand for new automobiles may cause dealerships to suffer losses and weaken their financial condition. Various factors, many of which are beyond the control of any particular automotive dealer, may affect the economic viability of a dealer and its ability to make loan payments to us, including:

  •
  adverse international, national, regional and local economic conditions, including high unemployment levels, trade restrictions, exchange rate fluctuations and company relocations;

  •
  increased local competition from other automotive dealerships;

  •
  increased competition from other industries and industry segments, such as automotive repairs and parts industries;

  •
  negative consumer perceptions of the quality of a dealership or brand;

  •
  adverse changes in demographics and consumer tastes in product design and/or performance that may negatively impact the appeal of the product line offered by the automotive dealership;

  •
  failure to obtain and retain capable management and sales personnel;

  •
  uncompetitive terms and availability of financing for automotive sales;

  •
  increased operating expenses;

  •
  adverse changes in government regulations;

  •
  adverse changes in zoning or tax laws; and

  •
  potential environmental liabilities or other legal liabilities and changes in prevailing market rates of interest.

        If the automotive retail industry were to experience economic difficulties, the risk of defaults by our customers or delays in payments may increase. As a result, the overall timing and amount of collections on our loans may differ from what we expected and result in material harm to our revenues, net income and assets.

Our cash flow-based loans are secured in part by real estate assets and in part by business assets and consequently, if any of these loans becomes non-performing and we are required to foreclose, we could suffer a loss exceeding that which would have been incurred had the loan been fully secured by real estate alone.

        We historically have made and expect to continue to make loans to automotive dealers based upon cash flow and secured by the combined value of the dealer's interest in the real estate plus goodwill and tangible net worth or business enterprise value of the dealership. As a result, the loan amount of most of our loans exceeds the value of the dealer's real estate. As of June 30, 2003, the weighted average loan to real estate value of the loans in our portfolio was 122.56%. The collateral securing our loans also could lose value as a result of, among other things:

  •
  changes in general or local market conditions;

  •
  a decline in the operational performance of the dealership;

  •
  limited availability of mortgage funds or interest rate fluctuations which may render the sale and refinancing of a property difficult;

  •
  increases in real estate taxes and other operating expenses;

  •
  challenges to a dealer's claim of title to the real property;

  •
  environmental liabilities;

  •
  zoning laws;

  •
  other governmental rules and policies, including, without limitation, the Americans with Disabilities Act; or

  •
  uninsured losses, including losses resulting from possible acts of terrorism.

Any one or more of the preceding factors could materially impair the value of the collateral securing our loan and harm our ability to recover principal in a foreclosure of the loan. In addition, because real estate is relatively illiquid, if we foreclose on collateral, our ability to recover the principal amount of the loan may be delayed and/or limited.

        While most of our loans are also secured by a lien on specified business assets of the dealer including automobile parts and equipment and intangible property but not the dealership's automobile inventory, we cannot assure you that the business asset collateral securing any particular loan will protect us from suffering a partial or complete loss if the loan becomes non-performing and we seek to foreclose on the collateral.

        In the event of a default on any loan, we cannot assure you as to the price at which the related automotive dealership assets will be able to be sold. This price may be substantially less than the value of such assets at the time of origination of the loan because, among other things, the circumstances leading to any default may substantially impair the value of the related dealership assets. As a result, the risk of non-recovery may be high on the loans we make, and we may be unable to recover all amounts due on loans upon default.

As we expand our loan product offerings, we expect to face significant competition from traditional banks and other competitors that have substantially greater resources than we do, which could harm our growth prospects.

        As we expand our loan product offerings to include traditional real estate mortgage loans, we expect to compete more directly with banks, the finance affiliates of automobile manufacturers and other lenders. Many of these competitors may have substantially greater financial, technical, marketing and distribution resources than we do. Several of these competitors also may have greater name recognition and more established relationships with our target customers. To the extent we face intense competition in our effort to expand our loan products, we may be required to adjust the pricing terms of our loans, which would reduce our profitability on such loans, or we may fail to successfully penetrate these markets, which would harm our growth prospects.

If we fail to effectively manage our expanded loan product offerings, our operating results could be adversely affected.

        We intend to significantly expand our loan product offerings following completion of this offering. Our expected growth may place a strain on our loan origination and loan management systems and resources. We must continue to refine and expand our access to financing sources, management procedures, marketing capabilities and our technology. As we grow, we expect to hire a significant number of new employees, whom we must train, supervise and manage effectively. We may not be able to hire and train sufficient lending personnel with knowledge of the automotive retailing industry or develop management and operating systems to manage our expansion effectively. If we do not manage our growth successfully, our operations and financial results could be harmed.

Our limited operating history with respect to our new products limits your ability to evaluate our business and growth prospects, which may increase your investment risk.

        To date, we have offered only our cash flow-based loan product. Integral to our business strategy is our ability to expand our loan product offerings to include variable-rate and traditional real estate mortgage loans, for which we do not have any operating experience. Because of this limited operating history, we may not be able to:

  •
  successfully compete with traditional banks and other competitors in our new loan product offerings;

  •
  continue to identify suitable loan candidates that meet our investment criteria and are compatible with our growth strategy;

  •
  predict what level of defaults we may experience with our increased loan product offerings; and

  •
  effectively respond to changes in the marketplace.

Following completion of this offering, our operating results may fluctuate significantly, and we may not realize the growth opportunities for our new loan product offerings as quickly as we currently expect. Because of our expansion plans, our historical operating results are not likely to be indicative of our performance in future reporting periods.

We face risks as a result of manufacturer restrictions imposed upon automotive dealers and the ability of manufacturers in certain situations to terminate dealership franchises.

        We face risks associated with providing loans to automotive dealers that may not be associated with commercial loans made to independent enterprises. Automotive dealers typically operate their dealership pursuant to a written sales and service agreement with the applicable manufacturer. These sales and service agreements typically do not contain provisions protective of lenders. A manufacturer may terminate a dealer's rights under a sales and service agreement without informing us as a lender. To the extent that we acquire title to a site that had been operated as an automotive dealership, through foreclosure or similar proceedings, we may be restricted in the use of such site or may be unable to succeed to the rights of the automotive dealer under the related sales and service agreement. The transferability of a sales and service agreement otherwise may be restricted. Under federal and state franchise regulations, the transfer of a franchise acquired through foreclosure or similar proceedings may require registration with governmental authorities or disclosure to prospective transferees, which may also limit or delay our ability to succeed to the rights of the automotive dealer under the sales and service agreement. These factors may have an adverse effect on our ability to mitigate losses arising from a default on loans we originate to owners of automotive dealerships that are part of a franchise system.

Any refusal of automobile manufacturers to approve specific acquisitions of dealerships may decrease demand for our loan products, which would harm our growth prospects.

        Demand for our cash flow-based loan products depends to a significant extent upon automotive dealers seeking to acquire additional dealerships to take advantage of consolidation opportunities. With respect to acquisition of dealerships, each sales and service agreement typically contains provisions requiring the manufacturer's prior approval of any changes in the management or transfer of ownership of the dealership. Although manufacturers generally are required under applicable state laws to act reasonably in consenting to transfers of ownership, we cannot assure you that manufacturers will continue to approve specific transactions proposed by prospective customers in the future. For example, manufacturers may disapprove of the capital structure, experience or performance history of a potential buyer of a dealership and consequently refuse to approve the acquisition. To the extent that manufacturers fail to approve proposed dealership acquisitions, demand for our cash flow-based loan product may be reduced, which would harm our growth prospects.

Our concentration of loans to a very limited number of automotive dealers subjects us to the risk of material harm to our operating results and financial condition if one or more of our customers enters into bankruptcy or delays their loan payments.

        At any time, one or more of our customers may experience a downturn in their business that results in their failure to make loan payments when due, or to declare bankruptcy. As of June 30, 2003, our loan portfolio consisted of 12 loans, and our largest customer accounted for 21.6% of the outstanding balance of our loan portfolio. In the future, we expect our portfolio of loans to increase as we originate additional loans, particularly in light of our intention to structure our future securitizations as on-balance sheet financings. As a result of this concentration of loans, we are subject to the risk of material harm to our operating results and financial condition if a single customer fails to timely make its loan payments or defaults on its loan.

Our portfolio of loans historically has been concentrated in specific geographic regions and any adverse market or economic conditions in those regions may have a disproportionately adverse effect on the ability of our customers to make their loan payments.

        From time to time, our portfolio of loans has been and may in the future be concentrated in specific geographic regions. For example, approximately 20.5% of the aggregate principal balance of loans we sold in our February 2003 securitization was originated with dealers located in Texas. Adverse market or economic conditions in a particular region may disproportionately increase the risk that dealers in that region are unable to make their loan payments. In addition, the market value of the real estate securing those loans could be adversely affected by adverse market and economic conditions in those regions. If, as a result of adverse regional economic conditions, one or more of our customers defaults on a loan, we may not recover our full investment in the loan, which would harm our operating results and financial condition.

We may not possess all of the material information relating to a dealer at the time we make a credit decision, which may cause us to incur losses on one or more of our loans.

        We lend primarily to privately-owned automotive dealers for whom there is generally no publicly available information. We therefore must rely upon the due diligence efforts of our employees and consultants to obtain the information required to make successful credit decisions. To a significant extent, our employees and consultants depend and rely upon dealership management to provide full and accurate disclosure of material information concerning their business, financial condition and prospects. In particular, this risk is increased because we lend to automotive dealers based upon the franchise value of the dealership. If we do not have access to all of the material information about a particular dealership's business, financial condition or prospects or if a dealership's accounting records are poorly maintained or organized, we may not make a fully informed credit decision, which could result in losses on one or more of our existing loans and harm our operating results.

We may suffer losses as a result of a dealer's or employee's fraud.

        Since our inception in 1997, we have suffered one credit loss as a result of what we believe was fraud. The efforts of a dealer to defraud us when making a credit decision may cause us to make loans that we otherwise would not fund and ultimately to suffer losses on our loans. In addition, we may be unable to recognize or act upon an operational or financial problem of a dealer if the dealer fails to accurately report its financial condition, or its compliance with loan covenants. Losses could also arise if any of our employees were dishonest. For example, a dishonest employee could collude with a dealer to misrepresent the creditworthiness of such dealer or to provide inaccurate reports regarding an existing customer's compliance with its loan covenants. As a result of dealer and/or employee fraud, we could lose some or all of the principal of a particular loan or we could fail to act in a timely manner to recover our investment.

We may make errors in evaluating accurate information reported by our customers, which could cause us to make loans that we would not have otherwise made and could result in losses.

        Our underwriting group evaluates loans based on detailed financial information provided to us by automotive dealers. Even if these dealers provide us with full and accurate disclosure of all material information concerning their businesses, our underwriting group and credit committee members may misinterpret or incorrectly analyze this information. Mistakes by our underwriting staff and credit committee may cause us to make loans that we would not have otherwise made and ultimately result in losses on one or more of our loans.

Our balloon loans may involve a greater degree of risk than our fully amortized loans, and the failure of a customer to repay the remaining principal balance upon the maturity date could harm our operating results.

        As of June 30, 2003, one of our loans, representing approximately 7.5% of the outstanding balance of our loan portfolio, was a balloon loan. A balloon loan is a term loan with a series of scheduled payment installments calculated to amortize the principal balance of the loan so that upon maturity of the loan more than 25%, but less than 100%, of the loan balance remains unpaid and must be satisfied. We limit the amount due upon the maturity of any balloon loan to 75% of the appraised value of the real estate collateral at the time we originate the loan. We may enter into additional balloon loans in the future. We cannot assure you that our customers will be able to make required balloon payments at maturity and accordingly, we may not recover some or all of our investments in these loans. Dealers' ability to repay balloon payments amounts may depend upon their ability to refinance their loan or to sell the property securing their loan at a price sufficient to permit repayment, which could be affected by factors such as the availability of, and competition for, credit, prevailing interest rates, the fair market value of the property, the dealer's financial condition, and general and regional economic conditions. Balloon payment loans expose us to risk of greater loss if a dealer fails to make the balloon payment.

The loss of any of our key executives, including one or more members of our credit committee, could disrupt our business and harm our operating results.

        Our future success depends to a significant extent on the continued services of our chief executive officer, our president and our chief credit officer, who collectively comprise our credit committee. These three individuals are directly responsible for all of our credit approval decisions. Moreover, the industry experience and the extent and nature of the relationships our key executives have developed with automotive dealers as current and potential borrowers and with investment banks and other institutional investors as potential partners and investors in securitization transactions are critically important to the success of our business. Although we currently expect to enter into employment agreements with our chief executive officer, president and chief credit officer, there is no guarantee that any of them will remain employed with our company for the term of or following the expiration of their respective agreements. If any of our key executives were to die, become disabled or otherwise leave our employ, we may not be able to replace him with an executive officer of equal skill, ability and industry expertise. The performance of our management, particularly our credit committee, which is critical to the operation of our business, may be impaired without the continued services of one of these executive officers.

Hedging against our interest rate exposure may materially reduce our earnings.

        In connection with the underwriting of our loans, we generally enter into transactions to mitigate the effect that changes in interest rates and credit spreads have on the fair value of our fixed-rate loan portfolio, including short sales and purchases, securities resale and repurchase agreements and interest rate swaps. We generally short U.S. Treasury securities and invest the proceeds in repurchase agreements with Goldman, Sachs & Co. with U.S. Treasury notes as the underlying securities. In swap transactions, we generally enter into an interest rate swap contract, receiving a variable rate of interest and paying a fixed rate of interest. As of June 30, 2003, we had entered into the following arrangements:

  •
  we had five repurchase agreements open with Goldman, Sachs & Co. having a total face value of $60.5 million and a total fair value of $64.4 million; and

  •
  we had shorted U.S. Treasuries with a face amount of $60.5 million and a fair value of $64.0 million.

        In the future, we may enter into other repurchase agreements, short sales and interest rate swap agreements. Interest rate hedging may fail to protect or may adversely affect a company because, among other things:

  •
  interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

  •
  available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

  •
  the duration of the hedge may not match the duration of the related liability;

  •
  the amount of income that a REIT may earn from hedging transactions is limited by federal tax provisions governing REITs;

  •
  the party owing money in the hedging transaction may default on its obligation to pay; and

  •
  the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

The failure to adequately hedge interest rates and credit spreads could harm our results of operations.

Fluctuating or rising interest rates may affect our ability to originate loans, the value of our loans, our ability to securitize our loans and the value of our retained interests in mortgage pools.

        Under a normal yield curve, an investment in fixed-rate mortgage loans will decline in value if long-term interest rates increase. Accordingly, in a period of rising interest rates, the value of our fixed-rate loans and the value of our retained interests in certain mortgage pools would decrease. This would adversely affect our financial condition. An increase in interest rates could also adversely affect our ability to securitize our existing loans on favorable terms, which is a primary source of our financing.

        In addition, we borrow funds to finance our mortgage-related investments, which can worsen the effect of a decline in value resulting from an interest rate increase. For example, if we were to borrow $90 million to originate $100 million in mortgage loans at 5%, and if interest rates were to increase from 5% to 6%, the value of the mortgage loans may decline to a level below the amount maintained under the terms of the borrowing. If the mortgaged assets were then sold, we would have to find funds from another source to repay the borrowing.

We expect to incur additional expenses in marketing our new loan products.

        A key component of our growth strategy is the expansion of our loan product offerings to include variable-rate cash flow-based loans as well as both fixed-rate and variable-rate real estate mortgage loans. To date, the development of our name recognition in the automotive retail industry has been associated with our fixed-rate cash flow-based loan product. Following completion of this offering, we intend to focus our advertising on highlighting our expanded product offerings and we may incur substantial expenses in marketing these new products. To the extent that we do not achieve the revenue growth we expect from the expanded product offerings, the increased expenses we expect to incur would harm our operating results.

If we were terminated as servicer of the loans held in our securitizations, our income would be reduced and the performance of the loans could suffer.

        Upon the occurrence of specified servicer defaults, we may be terminated as servicer of the loans included in our securitizations and a successor servicer may be appointed. If we were terminated as servicer, we would no longer receive our servicing fee. For the nine months ended June 30, 2003, income from loan servicing was $0.3 million. We intend to complete future securitizations on-balance sheet and the performance of any loans held in those securitizations could be adversely affected if we were terminated as servicer. We cannot provide any assurances that any successor servicer would be able to service the loans according to our standards. Any transition to a successor servicer could result in reduced or delayed collections and information regarding the loans and a failure to meet all of the servicing procedures required by the applicable servicing agreement.

If automotive dealers that borrow from us suffer losses that are not covered by insurance or that are in excess of their insurance coverage limits, they may be unable to repay their loans, and we could lose our invested capital and anticipated profits.

        Automotive dealers generally are required under the terms of our loans to maintain insurance coverage in respect of the real estate collateral, including hazard insurance. However, catastrophic losses, such as losses due to wars, earthquakes, floods, hurricanes, terrorism, pollution or environmental matters, generally are either uninsurable or not economically insurable, or may be subject to insurance coverage limitations, such as large deductibles or co-payments. If one of these events occurred to, or caused the destruction of, the real estate collateral for one or more of our loans, we could lose our invested capital in the loan and anticipated profits.

We may be unable to recover our loan amount or collect balances due from any automotive dealer in bankruptcy.

        If an automotive dealer that borrows from us enters into bankruptcy or liquidation, our ability to recover our investment in the loan may be delayed and/or limited. A bankruptcy petition with respect to any such dealer will stay the exercise of a power of sale and the commencement or continuation of a foreclosure action against the mortgaged property. Consequently, we may encounter significant delay in attempting to recover our investment. In addition, we may encounter increased risk with respect to our cash flow-based loan product for which the loan amount exceeds the value of the real estate collateral. A bankruptcy court that determines the value of the mortgaged property to be less than the outstanding principal balance of the related loan may, subject to certain protections available to lenders, stop us from foreclosing on such mortgaged property and, as a part of a restructuring plan, reduce the outstanding principal balance of the related loan to the value of the mortgaged property as it exists at the time of the proceeding. A court could also grant a dealer in bankruptcy a reasonable time to cure a payment default, reduce monthly payments due under a loan, change the rate of interest due on a loan or otherwise alter the payment terms of a loan. As a result of the foregoing, our recovery with respect to dealers that enter into bankruptcy may be significantly delayed, and the aggregate amount we ultimately collect may be substantially less than the amount owed.

Because our loans are non-recourse with respect to the personal assets of the dealer, we may be unable to recover our full loan amount or collect balances due.

        Our loans are typically secured in part by the real estate assets and in part by the business assets other than the automobile inventory of an automotive dealer. However, our loans are non-recourse with respect to the personal assets of the individual or individuals who own the dealership. Consequently, if we sought to recover our loan amount, and the value of the real estate and business assets of the dealer was less than the amount owed under the loan, we would not be able to foreclose on the personal assets and non-dealer business assets of the individuals who own the dealership, except in the case of fraud and other limited circumstances.

Our liens on business asset collateral of automotive dealers may be subordinated to liens held by floor plan financing lenders, which could cause us to suffer a loss.

        We place liens on the dealership's real estate and business assets, including automobile parts and equipment and intangible property but not the dealership's automobile inventory, at the time we originate the loan. Typically, our liens on the business assets of a dealer are subordinated to the lien of the lender providing floor plan financing to the dealer. In the event of a bankruptcy or liquidation of a dealer, there may not be adequate assets to satisfy any or all of the dealer's obligations to us.

Our liens on business asset collateral of automotive dealers may be adversely affected by our failure to uncover existing liens on a dealer's assets at the time we fund a loan, our failure to perfect our security interest in a dealer's assets, or the risk that some loan provisions may be held unenforceable, any of which could cause us to suffer a loss.

        At the time we make a loan, we hire third parties to conduct searches to determine whether other creditors already have obtained liens on any of the dealer's assets. If these searches are not conducted properly or the search results are not analyzed correctly, we may not be aware of prior liens on the dealer's assets at the time we originate a loan.

        In connection with legally perfecting our liens on dealers' assets, if we fail to file the proper paperwork with the correct governmental authorities or our submission contains errors, our liens may not be properly perfected. If this occurs, it is possible for another creditor to subsequently obtain a lien on the dealer's assets that is senior to our lien. In addition, the dealer's unsecured creditors could challenge our liens and if successful, reduce us to the level of an unsecured creditor.

        Finally, some of our loans historically have included cross-collateralization provisions involving more than one dealer. These types of provisions could be challenged as a fraudulent conveyance by creditors of a dealer or by the representative of the bankruptcy estate of a dealer if a dealer were to become a debtor in a bankruptcy case, which could result in the avoidance of liens securing one or more of our loans.

        In any of the above cases, in the event of a bankruptcy or liquidation of a dealer, there may not be adequate assets to satisfy any or all of the dealer's obligations to us, which could result in a partial or complete loss to us.

Our interest income may be adversely affected by unscheduled principal prepayments.

        The rate and timing of unscheduled payments and collections of principal on our loans is impossible to accurately predict and will be affected by a variety of factors, including, without limitation, the level of prevailing interest rates, restrictions on voluntary prepayments contained in the loans, the availability of lender credit and other economic, demographic, geographic, tax and legal factors. In general, however, if prevailing interest rates fall significantly below the interest rate on a loan, the dealer is more likely to prepay that higher-rate loan than if prevailing rates remain at or above the interest rate on the loan. Unscheduled principal prepayments could adversely affect our results of operations to the extent we are unable to reinvest the funds we receive at an equivalent or higher interest rate, if at all.

Provisions in our loans regarding prepayment charges and yield maintenance charges may not be enforceable, which could adversely affect our results of operations.

        The enforceability, under the laws of a number of states, of provisions similar to the terms of our cash flow-based loans providing for the payment of a prepayment charge or yield maintenance charge upon an involuntary prepayment is uncertain. Accordingly, we cannot provide any assurance that, at any time when a prepayment charge or yield maintenance charge is required to be made in connection with an involuntary prepayment, the obligation to pay such prepayment charge or yield maintenance charge will be enforceable under applicable law or, if enforceable, the related liquidation proceeds will be sufficient to make such payment. Any challenge to the enforceability of such provisions that is upheld would result in our loss of such payments.

Any failure of a guarantor to perform under a guarantee of one of our loans could cause us to suffer a loss.

        We typically provide loans to special purpose entities established by an automotive dealer, which guarantees the loan. We cannot provide any assurance that upon a default any or all of the guarantors of the loan will perform under a guarantee. In the event of a default, the failure of guarantors to perform under a guarantee could cause us to suffer a loss.

Risks Related to Our Funding and Leverage

Our ability to finance our business depends significantly on our ability to complete additional loan securitizations in the future.

        We have completed four securitization transactions to date, all of which we accounted for as off-balance sheet transactions, through which we raised an aggregate of $538.2 million in gross proceeds and additional gross proceeds of $10.9 million from the subsequent sale of certificates associated with the securitizations to support our lending activities. In a typical securitization transaction, we transfer loans to a trust that aggregates our loans and, in turn, sells beneficial interests in the trust's assets to institutional investors. The securities issued by the trusts have been rated by nationally recognized statistical ratings organizations. These securitization transactions were critically important to us to raise additional capital to pay down the balances under our warehouse credit line and to create additional liquidity for use in originating new loans.

        Although we historically have structured our four securitizations as off-balance sheet transactions, we intend to structure our securitizations as on-balance sheet secured financings following completion of this offering. Several factors could adversely affect our ability to complete additional securitizations in the future, including the following:

  •
  disruptions in the capital markets generally and in the loan securitization market could hinder our ability to complete securitization transactions;

  •
  disruptions in the credit quality and performance of our loan portfolio and the performance of loans included in our previous securitizations could reduce or eliminate investor demand for our loan securitizations in the future;

  •
  our ability to service our loan portfolios must continue to be perceived as adequate to make the securities issued attractive to investors;

  •
  any material downgrading or withdrawal of ratings assigned to securities issued in our previous securitizations would reduce demand for additional securitizations by us; Moody's has recently downgraded the bonds issued in our 2003 securitization; and

  •
  events or changes in perception that adversely affect the automobile industry could hinder our ability to complete additional securitizations.

We cannot provide any assurances that we will be able to complete additional loan securitizations in the future. If we are unsuccessful in completing additional securitizations, our liquidity position and our ability to obtain the capital required for us to finance our business would be materially harmed.

After this offering, we expect to have approximately $    million of debt, $            of which will be variable-rate debt, which may impede our operating performance and growth.

        Required repayments of debt and related interest can adversely affect our operating performance. As of June 30, 2003, our outstanding debt included approximately $78.4 million under our $150 million revolving warehouse line of credit and approximately $11.0 million of subordinated debt. The interest rate on amounts borrowed under our warehouse credit facility was 4.2% as of June 30, 2003. As part of this offering, we expect to repay $            outstanding under the warehouse credit facility and $            of our outstanding subordinated debt. After this offering, we expect to have approximately $            million of outstanding indebtedness. Approximately $            million of this debt will bear interest at a variable rate. Increases in interest rates on our existing indebtedness would increase our interest expense, which could harm our cash flow and our ability to pay distributions.

If we are unable to extend the term of our warehouse credit line or secure a new credit line, we may not be able to continue to fund our business.

        We are substantially dependent on our $150 million warehouse credit line to originate new loans. As of June 30, 2003, the outstanding balance under this credit line was $78.4 million and the maturity date is October 27, 2003. We currently are in discussions with potential lenders to enter into a replacement warehouse credit line. However, we cannot provide any assurances that we will be able to replace our existing credit facility on favorable terms, or at all. If our existing credit line expires and is not replaced, our liquidity position would be materially adversely affected, and we may not be able to originate new loans or continue to fund our operations.

Risks Related to Our Organization and Structure

Our organizational documents contain provisions that may inhibit potential acquisition bids that you and other shareholders may consider favorable, and the market price of our common shares may be lower as a result.

        Upon completion of this offering, our organizational documents will contain provisions that may have an anti-takeover effect and inhibit a change in our management. These provisions include the following:

  (1)
  There will be ownership limits and restrictions on transferability in our declaration of trust. In order to protect our status as a REIT, no more than 50% of the value of our outstanding shares, after taking into account options to acquire shares, may be owned, directly or constructively, by five or fewer individuals and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our declaration of trust will generally prohibit any shareholder from actually or constructively owning more than 9.8% of our outstanding common shares. This restriction may:

    •
    discourage a tender offer or other transactions or a change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders; or

    •
    compel a shareholder who had acquired more than 9.8% of our shares to transfer the additional shares to a trust and, as a result, to forfeit the benefits of owning the additional shares.

  (2)
  Our declaration of trust and bylaws will permit our board of trustees to issue preferred shares with terms that may discourage a third party from acquiring us. Upon completion of this offering, our declaration of trust will permit our board of trustees to issue up to             preferred shares, having those preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

  (3)
  Our declaration of trust and bylaws will contain other possible anti-takeover provisions. Upon completion of this offering, our declaration of trust and bylaws will contain other provisions that may have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management and, as a result, could prevent our shareholders from being paid a premium for their common shares over the then-prevailing market price. These provisions include advance notice requirements for shareholder proposals and the absence of cumulative voting rights.

  (4)
  Our declaration of trust will prohibit certain entities from owning our shares. Although the law on the matter is unclear, if a REIT owns an interest in a taxable mortgage pool and certain types of entities are shareholders of the REIT, a tax might be imposed on the REIT. Although we do not currently own interests in any taxable mortgage pools, there is a significant likelihood that future securitizations, to the extent patterned after our existing securitizations, would be considered taxable mortgage pools. To prevent us from being subject to this tax in that event, our declaration of trust will prohibit our shares from being held by the entities that might cause this tax to be imposed on us. These entities include: the United States; any state or political subdivision of the United States; any foreign government; any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Internal Revenue Code, that is both exempt from income taxation and exempt from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and any rural electrical or telephone cooperative. This provision might reduce the demand for our shares by limiting the potential purchasers of our shares.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited.

        Maryland law provides that a trustee or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests that an ordinarily prudent person in a like position would use under similar circumstances. Upon completion of this offering, our declaration of trust will require us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist under common law. Accordingly, in the event that actions taken in good faith by any of our trustees or officers impede the performance of the company, your ability to recover damages from such trustee or officer will be limited.

You have limited control as a shareholder to prevent us from making any changes to our policies that you believe could harm our business, prospects, operating results or share price.

        Our board of trustees has adopted policies with respect to certain activities, including the origination of loans, financing policies, hedging activities, equity capital policies and investment policies. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. This means that our shareholders will have limited control over changes in our policies. Such changes in our policies intended to improve, expand or diversify our business may not have the anticipated effects and consequently may adversely affect our business and prospects, results of operations and share price.

Risks Related to this Offering

There is no prior public market for our common shares, and our share price could be volatile and could decline following this offering, resulting in a substantial or complete loss on your investment.

        Prior to this offering, there has not been a public market for any class of our common shares. An active trading market for our common shares may never develop or be sustained, which could affect your ability to sell your shares and could depress the market price of your shares. In addition, the initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which the common shares will trade upon completion of this offering.

        The stock markets, including The Nasdaq National Market, on which we have applied for quotation of our common shares, have experienced significant price and volume fluctuations. As a result, the market price of our common shares is likely to be similarly volatile, and investors in our common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common shares could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this prospectus and others such as:

  •
  our operating performance and the performance of other similar companies;

  •
  actual or anticipated differences in our quarterly operating results;

  •
  changes in our revenues or earnings estimates or recommendations by securities analysts;

  •
  publication of research reports about us or our industry by securities analysts;

  •
  additions and departures of key personnel, including any members of our credit committee;

  •
  strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

  •
  the passage of legislation or other regulatory developments that adversely affect us, our industry, automotive dealers or the automotive dealer industry;

  •
  speculation in the press or investment community;

  •
  actions by institutional stockholders;

  •
  changes in accounting principles;

  •
  terrorist acts; and

  •
  general market conditions, including factors unrelated to our performance.

        In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources.

A substantial number of our common shares will be eligible for sale in the near future, which could cause our common share price to decline significantly.

        If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of our common shares in the public market following this offering, the market price of our common shares could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding             common shares of beneficial ownership. Of these shares, the                    shares sold in this offering will be freely tradable,                    additional common shares will be available for sale in the public market 90 days after the date of this prospectus and                   additional common shares will be available for sale in the public market 180 days after the date of this prospectus following the expiration of lock-up agreements between our officers and trustees, on the one hand, and the underwriters, on the other hand. Friedman, Billings, Ramsey & Co., Inc., as representative of the underwriters, may release these shareholders from their 180-day lock-up agreements at any time and without notice, which would allow for earlier sale of shares in the public market. As restrictions on resale end, the market price of our common shares could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them.

If you invest in this offering, you will experience immediate and substantial dilution.

        We expect that the initial public offering price of our common shares will be substantially higher than the book value per share of the outstanding common shares. As a result, investors purchasing common shares in this offering will incur immediate and substantial dilution of $                   per share in the book value of the common shares. This means that the investors who purchase shares:

  •
  will pay a price per share that substantially exceeds the per share value of our assets after subtracting our liabilities; and

  •
  will have contributed      % of the total amount of our equity funding since inception but will only own      % of the shares outstanding.

        In addition, we have offered, and expect to continue to offer, restricted shares and stock options to our employees and have reserved                   common shares for issuance under our equity incentive plan. To the extent these outstanding options are ultimately exercised or restricted shares are granted, there may be further dilution to investors in this offering.

Tax Risks

If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution.

        We intend to qualify as a REIT under the Internal Revenue Code, which will afford us significant tax advantages. The requirements for this qualification, however, are highly technical and complex and even a technical or inadvertent mistake could jeopardize our REIT status. If we fail to meet these requirements, our distributions will not be deductible to us and we will have to pay a corporate level tax on our income. This would substantially reduce our earnings, our cash available to pay distributions and your yield on your investment in our shares. In addition, such a tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a technical REIT requirement or if we voluntarily revoke our election, we would generally be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

We may be unable to comply with the strict income distribution requirements applicable to REITs or compliance with such requirements could adversely affect our financial condition.

        To obtain the favorable treatment associated with qualifying as a REIT, we must distribute to our shareholders with respect to each year at least 90% of our net taxable income. In addition, we are subject to a tax on the undistributed portion of our income at regular corporate rates and also may be subject to a non-deductible 4% excise tax on this undistributed income. We could be required to seek to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions are not favorable for borrowing.

Recent change in taxation of corporate dividends may adversely affect the value of our shares.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003 that was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to individuals by a REIT on its stock except for certain limited amounts. While the earnings of a REIT that are distributed to its shareholders is still generally subject to less federal income taxation than earnings of a non-REIT C corporation which are distributed to its shareholders net of corporate-level income tax, this legislation could cause individual investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations would generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual's other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common shares in particular, either in terms of price or relative to other investments.

We may be subject to taxation on the sale of certain assets we hold at the time of the offering.

        To the extent that we acquire assets from a C corporation in a carry-over basis transaction and we sell those assets within ten years of that acquisition, we will be subject to corporate income tax on the "built-in gain" in those assets. To the extent that we acquire the assets from a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the C corporation's interest in the partnership. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset. Because (a) we will be considered for tax purposes to acquire the assets of Falcon Financial, LLC in a carry-over basis transaction at the time of the offering and (b) at least thirty percent (30%) of Falcon Financial, LLC is owned by a C corporation, if we sell any of the assets that we held immediately prior to the offering within 10 years of the offering, we will be subject to a corporate income tax on at least thirty percent of the built-in gain that existed with respect to our assets at the time of the offering, with that tax computed at the highest regular corporate rate. We cannot guarantee that we will not engage in a transaction that would require us to pay taxes on at least some of this built-in gain in the future. Further, we may forego opportunities to sell assets in order not to pay tax on this built-in gain, even though such sales might otherwise be beneficial to us.

Our ability to satisfy the income and asset tests applicable to REITs will be dependent on the nature of our assets, the sources of our income, and certain factual determinations, including the value of the real property underlying our loans.

        As a REIT, 75% of our assets must consist of specified real estate related assets and certain other specified types of investments, and 75% of our gross income must be earned from specified real estate related sources and certain other specified types of income. If the value of the real estate securing each of our loans, determined at the time we become a REIT for our existing loans or the date of acquisition in the case of loans acquired after the offering is completed, is less than the highest outstanding balance of the loan for a particular taxable year, then a portion of that loan will not be a qualifying real estate asset and a portion of the interest income will not be qualifying real estate income. Accordingly, in order to determine the extent to which our loans constitute qualifying assets for purposes of the REIT asset tests and the extent to which the interest earned on our loan constitutes qualifying income for purposes of the REIT income tests, we will need to determine the value of the real estate at the time we acquire each loan. There can be no assurances that the IRS might not disagree with our determinations and assert that a lower value is applicable, which could negatively impact our ability to qualify as a REIT. These considerations also might restrict the types of loans that we can make in the future. For example, although Falcon Financial, LLC previously made loans that had a principal balance in excess of the value of the real estate securing the loan, we may be less likely to make loans of this type in the future in order to assist in the maintenance of our REIT status, even though such loans might otherwise have been the best investment alternative for us. In addition, the need to comply with those requirements may cause us to acquire other assets that qualify as real estate (for example, interests in other mortgage loan portfolios) that are not part of our overall business strategy and might not otherwise be the best investment alternative for us.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing the loans, that would be treated as sales for federal income tax purposes.

        A REIT's net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the 100% prohibited transactions tax, we may choose not to engage in certain sales of loans and not to securitize loans in a manner that would be treated as a sale of the loans for tax purposes, even though such sales or securitization transactions might otherwise be beneficial for us.

Even if we qualify as a REIT, the income earned by a taxable REIT subsidiary will be subject to federal income tax.

        We expect to own one or more taxable REIT subsidiaries. We expect that these entities will earn income that might otherwise jeopardize our status as a REIT. For example, we expect that a taxable REIT subsidiary will earn fees from origination and servicing of loans which would not be qualifying income for purposes of the REIT income tests. A taxable REIT subsidiary is taxed as a regular C corporation, and the income from the activities described above, and other income earned by our taxable REIT subsidiaries will therefore be subject to a corporate level tax, notwithstanding that we qualify as a REIT.

The REIT qualification rules impose limitations on the types of investments and activities that we may undertake which may preclude us from pursuing the most economically beneficial investment alternatives.

        In order to qualify as a REIT, we must satisfy certain income and asset tests, which require that a certain specified percentage of our income and assets be comprised of certain types of income and assets. Satisfying these requirements might limit our ability to undertake investments and activities that would otherwise be beneficial to us. For example, hedging instruments are not qualifying assets for purposes of the REIT asset tests, and income from hedging instruments is not qualifying income for purposes of the 75% income test. Moreover, only income from hedging instruments that reduce the interest rate risk with respect to debt incurred by us to acquire or carry real estate assets is qualifying income for purposes of the 95% income test. Therefore, in order to maintain our qualification as a

REIT, we may choose not to engage in certain hedging transactions of the type we have undertaken in the past, even though such transactions might otherwise be beneficial for us.

The exercise of a right of defeasance by a borrower under the loans might negatively impact our ability to satisfy the income and asset tests applicable to REITs.

        In general, for purposes of the REIT income and asset tests our loans are qualifying assets and the interest from our loans are qualifying income only to the extent such loans are secured by real property. Our loans generally provide for a right of defeasance. If this right is exercised and specified requirements are met, the collateral of the borrower will be replaced with direct, non-callable and non-redeemable obligations of the United States for the payment of which its full faith and credit is pledged. Interest from loans secured by these securities will not be qualifying income for purposes of the 75% income test, and these loans may not be qualifying assets for purposes of the asset tests. While we plan to monitor the impact that the exercise of a right of defeasance might have on our ability to comply with these tests, and plan to take actions so that we may satisfy these tests, we cannot guarantee that such actions would be successful. Further, if a borrower does exercise a right of defeasance, we may take actions to maintain our status as a REIT even though such actions would not be otherwise beneficial for us.

The "taxable mortgage pool" rules will limit the manner in which we effect future securitizations.

        There is a significant likelihood that our future securitizations, to the extent patterned after our existing securitizations, would be considered to result in the creation of taxable mortgage pools. As a REIT, so long as we own 100% of the equity interests in the taxable mortgage pool, we would not be adversely affected by the characterization of our securitizations as taxable mortgage pools (assuming that we do not have any shareholders who might cause a corporate income tax to be imposed upon us by reason of our owning a taxable mortgage pool). We would be precluded, however, from selling to outside investors equity interests in our securitizations, as we have done in the past, or from selling any debt securities issued in connection with the securitization that might be considered to be equity interests for tax purposes. These limitations will preclude us from engaging in the types of sales that we have used with respect to our prior securitizations to maximize our returns from securitization transactions.

We may be required to allocate "excess inclusion income" to our shareholders.

        Our future securitization transactions likely will result in the creation of taxable mortgage pools, with the result that a portion of our income from that arrangement could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (a) income allocable to the holder of an equity interest in a taxable mortgage pool over (b) the sum of an amount for each day in the calendar quarter equal to the product of (i) the adjusted issue price of such interests at the beginning of the quarter multiplied by (ii) 120 percent of the long-term Federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Excess inclusion income would be allocated among our shareholders. A shareholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Summary," "Risk Factors," "Distribution Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Company" and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" or the negative of these terms or other comparable terminology.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider the factors referenced in this prospectus, including those set forth under the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Company" before you make an investment decision with respect to our common shares.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

MARKET DATA

        This prospectus includes statistical data concerning the automotive retailing industry that we obtained from industry publications, including the U.S. Census Bureau's Annual Benchmark Report for Retail Trade and Food Services; January 2002 through March 2003, the 2003 National Automobile Dealers Association Data Report, Montgomery Securities April 1996 Industry Overview—Auto Dealerships and Ward's Dealer Business Mega Dealer 100. These publications generally indicate that they have obtained information from sources that they believe are reliable, but that they do not guarantee the accuracy and completeness of the information. In particular, we do not know the sample sizes that were used to determine the net profit margins of automotive dealers and the numbers presented may not be representative of all automotive dealers in the United States. We also have not sought the consent of any of these sources to refer to their data in this prospectus.

USE OF PROCEEDS

        We estimate that the net proceeds that we receive in this offering will be approximately $    million, based upon an assumed initial public offering price of $    per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting estimated underwriting discounts and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, our net proceeds will be approximately $    million after deducting estimated underwriting discounts and estimated offering expenses payable by us.

        We expect to use these net proceeds in the following manner:

  •
  approximately $            , or      % of the anticipated net proceeds from this offering, to repay $            of the outstanding principal and interest on the revolving warehouse credit line we entered into with SunAmerica Life Insurance Company and ABN AMRO Bank in January 1998, which is described further in "Certain Relationships and Related Transactions," beginning on page 86. This loan bears interest at a variable annual rate, which was 4.21% as of June 30, 2003. This loan matures on October 27, 2003;

  •
  approximately $            , or      % of the anticipated net proceeds from this offering, to repay the outstanding principal, interest and interest capitalization notes on the senior subordinated loan we entered into with Goldman Sachs Mortgage Company and SunAmerica Life Insurance Company in January 1998, which is described further in "Certain Relationships and Related Transactions," beginning on page 86. This subordinated loan bears interest at an annual rate of 12% and matures on October 1, 2004;

  •
  approximately $            , or      % of the anticipated net proceeds from this offering, to repay the outstanding principal, interest and interest capitalization notes on the junior subordinated loan we entered into with Falcon Auto Venture, LLC in April 1999, which is described further in "Certain Relationships and Related Transactions," beginning on page 86. This loan bears interest at an annual rate of 12% and matures on October 1, 2004; and

  •
  the balance for general corporate purposes, including working capital and additional loan originations.

        Pending the foregoing uses, we plan to invest the net proceeds in short-term, investment grade, interest-bearing securities that are consistent with our qualifying as a REIT.

DISTRIBUTION POLICY

Distributions Following This Offering

        We intend to elect to be treated as a REIT for federal income tax purposes in connection with the closing of this offering. Federal income tax law requires that a REIT distribute at least 90% of its REIT taxable income. For more information, please see "Material Federal Income Tax Considerations—Our Taxation as a REIT" beginning on page 101.

        To satisfy the requirements to qualify as a REIT and to avoid paying income or excise tax on our income as a REIT, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common shares. Any future distributions we make will be at the discretion of our board of trustees and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including:

  •
  the revenue we receive from our loans;

  •
  our ability to complete additional loan securitizations;

  •
  our operating expenses;

  •
  the ability of dealers to meet their loan payment obligations; and

  •
  unanticipated expenditures.

For more information regarding risk factors that could materially adversely affect our actual results of operations and our ability to pay distributions, please see "Risk Factors" beginning on page 9.

Historical Distributions

        Prior to this offering and since our inception in 1997, we have not paid any distributions to holders of units in Falcon Financial, LLC.

CAPITALIZATION

        The following table presents our capitalization and other data as of June 30, 2003:

  •
  on an actual basis; and

  •
  on an as adjusted basis to reflect the sale of             common shares by us in this offering at an assumed initial public offering price of $    per share, which is the mid-point of the range set forth on the cover of this prospectus, our receipt of the estimated net proceeds of that sale after deducting estimated underwriting discounts and estimated offering expenses payable by us and application of the net proceeds as described under "Use of Proceeds" on page 26.

        This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 34 and our financial information and related notes included elsewhere in this prospectus.

	June 30, 2003 (Unaudited)
	Actual	As Adjusted
Liabilities:
Borrowings	$89,394,099
Securities sold, but not yet purchased	64,012,614
Other liabilities	3,547,844

Total liabilities	$156,954,557

Members'/Shareholders' equity:
Members' capital	900,000
Preferred shares ( shares authorized; no shares outstanding, actual or as adjusted)	—
Common shares ( shares authorized; no shares outstanding, actual; shares outstanding, as adjusted)	—
Accumulated surplus (deficit)	888,543
Accumulated other comprehensive income	1,605,059

Total members'/shareholders' equity	3,393,602

Total liabilities and members'/shareholders' equity	$160,348,159

DILUTION

        Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common shares in this offering and the net tangible book value per common share immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of our outstanding common shares. After giving effect to:

  (a)
  the issuance of            common shares in connection with our formation transaction,

  (b)
  the sale of the common shares offered by this prospectus, at an assumed initial public offering price of $    per share, the mid-point of the range set forth on the cover of this prospectus, and our receipt of approximately $            million in net proceeds from this offering, after deducting estimated underwriting discounts and estimated offering expenses payable by us,

  (c)
  the issuance of            restricted common shares to our independent trustees, members of our senior management and other key employees immediately prior to the closing of this offering,

  (d)
  the issuance of    restricted common shares to certain employees upon the termination of outstanding options to purchase membership interests of our predecessor, Falcon Financial, LLC, immediately prior to the closing of this offering,

our pro forma net tangible book value as of June 30, 2003 would have been approximately $    million, or $            per common share. This amount represents an immediate increase in net tangible book value of $    per share to existing shareholders prior to this offering and an immediate dilution in pro forma net tangible book value of $    per common share to new investors. The following table illustrates this dilution.

Assumed initial public offering price		$

Net tangible book value per share as of June 30, 2003	$

Increase in net tangible book value per share to existing shareholders attributable to new investors

Pro forma net tangible book value per share after this offering

Dilution per share to new investors		$

Differences Between New and Existing Shareholders in Number of Shares and Amount Paid

        The table below summarizes, as of June 30, 2003 on the pro forma basis discussed above, the differences between the number of common shares purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by the new investors purchasing shares in this offering. We used an assumed initial public offering price of $            per share, the mid-point of the range set forth on the cover of this prospectus, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

Shares Purchased Assuming No Exercise of Underwriters' Over- Allotment Option
Total Consideration
Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing shareholders
New investors
Total

OUR STRUCTURE AND FORMATION TRANSACTION

        We were formed as a real estate investment trust in Maryland in August 2003 and will become the successor to Falcon Financial, LLC, which was organized in Delaware in 1997. Immediately before the closing of this offering, Falcon Financial, LLC will merge with and into our company, with our company as the surviving entity and the owners of Falcon Financial, LLC receiving common shares of our company. The following illustrates our structure immediately after the closing of this offering:

(1)
Includes restricted common shares to be granted prior to or upon completion of this offering. See "Management—Option Grants and Holdings" on page 79 and "Management—Special Restricted Share Grants" on page 80.

(2)
We have reserved for issuance under our equity incentive plan 4.25% of our common shares to be outstanding immediately after this offering.

(3)
To be used for loan origination and loan servicing.

        As the surviving entity, Falcon Financial Investment Trust will succeed to all of the assets and liabilities of Falcon Financial, LLC. Following completion of this offering, we intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual (or in some cases, quarterly) operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable our company to meet the requirements for taxation as a REIT for federal income tax purposes. As a result of our election to be taxed as a REIT, we currently intend to change our fiscal year end to December 31 from September 30.

        As a REIT, we generally will not be subject to federal income tax on REIT taxable income we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income and property.

        In addition to the subsidiaries currently held by Falcon Financial, LLC which will become subsidiaries of ours at the time of the merger, we intend to form a taxable corporation, which we will wholly own, that will make an election to be treated as a taxable REIT subsidiary of ours. We expect that this entity will earn income and engage in activities that might otherwise jeopardize our status as a REIT. For example, our taxable REIT subsidiary could earn fees from the servicing and origination of loans, neither of which will be qualifying income for purposes of the REIT income tests, without jeopardizing our status as a REIT. A taxable REIT subsidiary is taxed as a regular corporation and its income will therefore be subject to federal, state and local corporate level tax.

SELECTED FINANCIAL AND OTHER DATA

        You should read the following selected historical financial and operating data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus. The financial data as of and for the fiscal year ended September 30, 2002 has been audited by KPMG LLP. The financial data as of September 30, 2001 and for each of the two years then ended has been audited by Arthur Andersen LLP. In 2002, we dismissed our independent public accountants, Arthur Andersen LLP, and retained KPMG LLP to act as our independent auditors. We had previously retained KPMG LLP as our auditors since our inception in 1997 through to 1999, when we dismissed KPMG LLP and subsequently engaged Arthur Andersen LLP. The financial statements of our predecessor, Falcon Financial, LLC, have been prepared in accordance with generally accepted accounting principles in the United States. We derived the historical financial data for our predecessor, Falcon Financial LLC, for each of the five fiscal years in the period ended September 30, 2002 from our predecessor's audited financial statements. We derived the historical financial information for the nine months ended June 30, 2002 and 2003 from our predecessor's unaudited financial statements. The unaudited financial data has been prepared on the same basis as our predecessor's audited financial statements and includes all adjustments, consisting of normal and recurring adjustments, that we consider necessary for a fair presentation of our predecessor's financial position and results of operations as of and for the periods. The selected financial and other data for the nine months ended June 30, 2003 are not necessarily indicative of our predecessor's results for the fiscal year ending September 30, 2003 and our predecessor's historical results are not necessarily indicative of our results for any future period.

        Historically, we have derived revenues from gain on the sale of loans that we held and pooled for securitization because those transactions were structured as off-balance sheet transactions, as described below under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements" beginning on page 36. Following completion of this offering, however, we currently intend to structure our securitizations as on-balance sheet secured financings, and therefore do not expect to record any gain on sale in connection with future securitizations. In connection with our election to be taxed as a REIT after the completion of this offering, we anticipate we will have a fiscal year ending on December 31, as opposed to September 30.

	Nine months ended June 30,		Years ended September 30,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)
Statement of Operations Data(1):
Revenues
Interest income on loans held for sale	$6,101,045	$6,344,203	$8,512,415	$6,709,110	$6,668,590	$5,587,583	$1,768,722
Interest income on securities purchased under resale agreements—related party	122,973	91,557	122,346	759,587	2,137,000	203,730	283,781
Interest income on interest rate swap contracts—related party	401,969	1,182,230	1,455,250	1,913,545	—	—	—
Interest income from retained interests	998,678	1,152,403	1,475,891	1,183,889	707,358	119,593	—
Gain on sale of loans	10,682,773	5,010,258	5,010,258	—	11,475,541	2,401,847	—
Gain (loss) on sale of retained interests net of other than temporary decline in value	850,874	155,707	(41,782)	582,578	—	—	—
Gain (loss) on sale of interest rate swap contracts and securities sold, but not yet purchased—related party	(1,716,008)	1,233,239	—	—	—	6,132,339	—
Income from loan servicing	294,342	220,943	294,899	196,965	104,589	16,444	—
Other income	507,297	389,397	428,598	510,293	173,013	183,453	58,448

Total revenues	18,243,943	15,779,937	17,257,875	11,855,967	21,266,091	14,644,989	2,110,951
Expenses
Interest expense on borrowings	3,638,936	3,919,381	5,405,567	5,188,526	6,631,986	5,312,334	2,656,037
Interest expense on securities sold, but not yet purchased—related party	725,974	376,932	503,624	1,161,018	2,504,183	1,415,460	—
Interest expense on interest rate swap contracts—related party	1,181,593	2,465,554	3,217,674	2,450,512	—	—	—
Loss on interest rate swap and securities sold, but not yet purchased—related party	—	—	4,058,061	7,692,284	1,479,573	—	3,076,292
Facility fee expense—related party	281,250	288,750	385,000	375,000	343,750	—	—
Other expenses	4,070,146	4,088,301	4,890,399	4,642,195	4,375,340	3,011,480	2,627,783
Depreciation and amortization	104,143	65,444	100,360	90,177	93,642	72,448	42,053

Total expenses	10,002,042	11,204,362	18,560,685	21,599,712	15,428,474	9,811,722	8,402,165
Cumulative effect of change in accounting principle	—	—	—	—	—	(32,131)	—

Net (loss) income	$8,241,901	$4,575,575	$(1,302,810)	$(9,743,745)	$5,837,617	$4,801,136	$(6,291,214)

Other Data:
Cash flow from operating activities	(4,369,016)	(3,079,890)	(7,933,529)	(7,493,546)	(5,264,010)	1,780,762	(4,984,484)
Cash flow from investing activities	30,724,487	71,980,605	44,900,189	(144,472,564)	11,694,861	38,857,023	(42,874,209)
Cash flow from financing activities	(26,361,682)	(71,657,494)	(39,688,022)	154,478,901	(6,334,566)	(40,586,564)	47,883,616
		As of September 30,
	As of June 30, 2003
		2002	2001	2000	1999	1998
	(unaudited)
Statement of Financial Position Data:
Cash and cash equivalents	240,721	246,932	2,968,294	455,503	359,218	307,997
Loans held for sale, net	84,765,996	104,754,699	146,365,550	—	3,180,000	42,689,457
Securities purchased under resale agreements—related party	64,443,940	11,262,500	24,933,125	—	2,556,250	38,633,250
Retained interests in loan securitization	8,008,155	7,508,193	4,793,617	6,457,822	3,117,425	—
Total assets	160,348,159	133,036,246	190,406,924	7,566,530	9,754,991	84,399,697
Borrowings	89,394,099	115,755,781	155,443,803	964,902	7,297,052	47,883,616
Total liabilities	156,954,557	137,628,203	195,139,665	2,483,411	10,844,145	90,445,253

(1)
Net (loss) income per share is not presented because our predecessor, Falcon Financial, LLC, did not issue common shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with the information included under the caption "Selected Financial and Other Data" and our financial statements and related notes appearing elsewhere in this prospectus.

Overview

        We are a fully integrated, self-advised specialty finance company focused solely on the business of originating and servicing loans to automotive dealers in the United States. We have also provided loans to select motorcycle dealers on a limited basis. Upon completion of this offering, we intend to elect to be taxed as a REIT for federal income tax purposes and will become the successor to Falcon Financial, LLC, which was organized in Delaware in May 1997.

        We closed our first loan in February 1998 and we have originated a total of 105 loans representing over $618 million in aggregate initial principal amount through June 30, 2003. For the nine months ended June 30, 2003, we originated 15 loans totaling $125.9 million in aggregate initial principal amount and, as of June 30, 2003, our portfolio consisted of 12 loans with an aggregate outstanding principal balance of $85.2 million, and we had $30.0 million in outstanding loan commitments. Our portfolio of 12 loans as of June 30, 2003 had an average principal amount of $7.1 million, a weighted-average remaining term of 177.6 months and a weighted-average interest rate of 8.85%. To date, our loans have been long-term, fixed-rate, cash flow-based and generally under $15 million in loan size. We have successfully securitized four pools of our loans in 1999, 2000, 2001 and 2003 totaling 92 loans representing $519.1 million in aggregate principal amount at the date of securitization, and we continue to provide primary servicing for all of our securitized loans.

        We derive our revenues primarily from loan payments of interest and principal made by automotive dealers under loans we originate and from acting as primary servicer for our securitized loans. Historically, we also have derived revenues from gain on the sale of loans that we held and pooled for securitization because those transactions were structured as off-balance sheet transactions, as described below under the heading "—Off-Balance Sheet Arrangements." Following completion of this offering, however, we currently intend to structure our securitizations as on-balance sheet secured financings, and therefore do not expect to record any gain on sale in connection with future securitizations. We expect that we will incur losses initially until our volume of loan originations increases sufficiently to offset the increased general and administrative expenses we expect to incur following completion of this offering.

        We enter into hedging transactions to mitigate the effect of changes in interest rates and credit spreads on the fair value of our fixed-rate loans held for sale. Changes in the fair value of our hedge positions are reflected in our statement of operations as they occur. Increases in the fair value of our loans held for sale that result from changing market conditions prior to securitization of those loans are not recognized until securitization takes place. Consequently, recognition of changes in fair value of our hedge positions and recognition of changes in the fair value of our loans held for sale do not necessarily occur in the same reporting period. In the future, we expect to continue our hedging efforts to offset potential declines in the value of our fixed-rate loans due to fluctuating interest rates.

        Changes in interest rates also can affect our ability to originate loans and our ability to securitize loans and the value of our retained interests in securitization pools. Prevailing interest rates are at near historical lows and if we were to experience a period of rising interest rates in the future, it could result in a decline in the value of our retained interests in securitization pools. We have not historically and currently do not intend to enter into hedging transactions to mitigate our exposure to interest rate risk relating to the value of our retained interests. An increase in interest rates also could affect our ability to securitize our existing loans on favorable terms or at all.

        Our business depends on our access to external sources of financing at a cost we can absorb while still generating an attractive risk-adjusted return on the loans we fund using the proceeds of our financings. Prior to this offering, we have funded our operations primarily through a $150 million warehouse line of credit, pooling and selling loans we originate in securitization transactions, a $19.3 million senior subordinated loan and a $0.5 million junior subordinated loan. We plan to use the proceeds of this offering to repay $           of the outstanding balance under our warehouse line of credit, which was $78.4 million as of June 30, 2003, and to repay in full our senior subordinated loan and our junior subordinated loan. We are currently in discussion with our existing lenders to obtain a short-term extension of our warehouse line that is scheduled to expire on October 27, 2003 and also are in discussion with prospective lenders to enter into a new warehouse credit facility as soon as practicable after the closing of this offering. Upon entering into the new warehouse credit facility, we intend to repay in full the remaining balance under our current warehouse credit facility.

        Since our inception, only two loans originated by us have become delinquent, one of which resulted in a loss of principal of $2.9 million. We expect to establish a reserve for potential loan losses after the closing of this offering. Historically, we have not had a loan loss reserve because we typically sold our loans into a securitization within a short period of time after their origination and made certain assumptions about loan losses in calculating the estimated fair value of our retained interests in the securitizations, which is described below under "—Critical Accounting Policies and Management Estimates—Retained Interests in Loan Securitizations."

        Following completion of this offering, we plan to focus on internal growth of our business by expanding our loan product offerings to include our new variable-rate cash flow-based and fixed-rate and variable-rate real estate mortgage loan products. We expect to incur additional costs to introduce these new products as we must hire additional employees and increase our marketing, advertising and underwriting efforts. We also expect to face increased competition from established providers in connection with our offering of real estate mortgage loan products, which could affect the profitability of these products.

        As described in "Management—Equity and Benefit Plans" beginning on page 82, we intend to adopt a new equity incentive plan immediately before the closing of this offering. All outstanding options under the option plan of our predecessor, Falcon Financial, LLC, will be terminated and we will grant restricted common shares to certain employees pursuant to our new equity incentive plan. We also intend to make special grants of restricted shares to the members of our senior management and other key employees, which may provide incentives to these individuals through ownership of our common shares. As a result, we expect to incur compensation expense of approximately $            million in the quarterly period in which this offering is completed and may be subject to variable plan accounting treatment with respect to those grants.

        Following this offering, we currently intend to pay regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common shares. Any future distributions we make will be at the discretion of our board of trustees and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the revenue we receive from our loans, our ability to complete additional loan securitizations, our operating expenses, the ability of our customers to meet their loan payment obligations and unanticipated expenditures.

        The discussion of financial condition and results of operations in this prospectus relates to our predecessor, Falcon Financial, LLC, a Delaware limited liability company formed in 1997. Immediately prior to the closing of this offering, we will merge our predecessor with and into Falcon Financial Investment Trust, a newly formed Maryland real estate investment trust and the registrant of this offering. In connection with our election to be taxed as a REIT following the completion of this offering, we anticipate we will have a fiscal year ending on December 31, as opposed to a fiscal year ending on September 30, which was used by our predecessor.

Off-Balance Sheet Arrangements

        Historically, we have funded our business in substantial part with the proceeds from four securitization transactions in 1999, 2000, 2001 and 2003 totaling $519.1 million in aggregate principal amount at the date of securitization. For a detailed description of our securitizations, see "Our Company—Our Loan Portfolio—Previous Securitizations" beginning on page 64. After originating a sufficient number of loans to develop a pool available for securitization, our approach has been to subsequently sell the loans we originate in a securitization transaction. These securitization transactions have been critically important to us as a primary source of funds to originate loans.

        We have structured each of our four securitizations as off-balance sheet transactions, and therefore we have recorded gain on sale with respect to the loans included in each securitization. Following completion of this offering, we currently intend to structure our future securitizations as on-balance sheet secured financings. As a result of this anticipated change in structuring future securitizations, comparisons of our future results of operations to our historical operating results included in this prospectus will not be meaningful. In particular, we do not expect to record any gain on sale in connection with future securitizations and instead will continue to recognize interest income associated with each loan we originate and interest expense associated with secured borrowings even after we place the loan into securitization. In conjunction with the secured financing transaction, we will record secured borrowings as well as the associated securitization expenses, which will be amortized over the term of the financing. Since the future transactions will not be sale transactions, the associated loan receivables will remain on our financial statements instead of being removed as was the case historically with a sale securitization transaction. The effect on the future financial statements will be that the loan receivable portfolio along with our borrowings will continue to increase with each new loan we issue. The increase in loan assets and related liabilities will also create a corresponding increase in interest income on loans along with an increase in interest expense from the related financings. Since we will no longer be selling the loan assets, there will be no gain on sale of loans recorded in the statement of operations, nor will there be a related retained interest as a result of future securitizations recorded on the balance sheet. The total portfolio of loans, their applicable financing arrangements, their interest income and related interest expense and a provision for and allowance for potential loan losses will be reflected on our financial statements. The on-balance sheet approach will also show the earnings over the entire term of the loan on a more consistent basis as compared to showing earnings for a short period and then reflecting a gain on sale transaction, as was the case historically. The impact of securitizing loans using on-balance sheet treatment is that the economic benefit of our loans will be realized over their life, rather than recognizing their present value early in their economic life in the form of gain on sale.

        Our ability to complete additional securitizations in the future may be affected by several factors, including the following:

  •
  disruptions in the capital markets generally;

  •
  disruptions in the credit quality and performance of our loan portfolio and the performance of loans included in our prior securitizations;

  •
  any failure by us to adequately service our loan portfolio; and

  •
  any material downgrading or withdrawal of ratings assigned to securities issued in our prior securitizations.

        For each securitization transaction, the loan trust certificates represent beneficial interests in one or more trust funds established by our special purpose bankruptcy remote subsidiary. The trust fund assets consist primarily of bonds issued by a trust established by the special purpose subsidiary. The bonds are generally secured by loans secured by interests in real estate used in the operation of automotive dealerships and also secured by a lien on the business assets, including automobile parts and equipment and intangible property but not the dealership's automobile inventory.

        We also are subject to off-balance sheet risk in the normal course of our business from commitments we make to extend credit to automotive dealers. As of June 30, 2003 and September 30, 2002, we had commitments to extend credit to our customers of $30 million and $28 million, respectively and amounts available under our warehouse credit line of $71.6 million and $52.7 million, respectively to fund such commitments. For a detailed description of the underwriting procedures we undertake before making a commitment to extend credit, see "Our Company—Our Lending Process" beginning on page 66.

Critical Accounting Policies and Management Estimates

        We consider the policies discussed below to be critical to an understanding of our financial statements. The application of these accounting policies require our management to make certain judgments and estimates that directly affect our financial reporting results. Specific risks for these critical accounting policies are described in the following paragraphs. In regards to these policies, we caution you that future events rarely develop exactly as forecasted, and the best estimates of our management routinely require adjustment.

  Basis of Accounting and Presentation

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Management believes that the estimates and assumptions utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from those estimates.

  Loans Receivable and Loans Held for Sale

        Currently, all loans originated by us are underwritten with the intention of securitizing and selling the portfolio and are carried at the lower of cost or market value on the statement of financial position. The amount (if any) by which the cost exceeds the fair value is recorded in a valuation allowance. Changes in the valuation allowance are recorded in the statement of operations. As of September 30, 2002, no valuation allowance was deemed necessary.

        In the future, we anticipate that we will originate loans that will be underwritten with the intention of securitizing the receivables in a financing transaction and carrying the loans on the statement of financial position to maturity. The loans receivable will be stated at their principal amount outstanding, less net deferred loan fees, unearned discounts and allowance for loan losses. Nonrefundable origination fees less certain related direct costs associated with the origination of the loans will be deferred and amortized into interest income over the term of the loan using a method that approximates the interest method.

  Allowance for Loan Losses

        In the future, we anticipate that we will carry originated loans on our statement of financial position for the entire term of the loan. In this regard, an allowance for loan losses will be established which will be based on a periodic analysis of the loan portfolio and in our management's judgment, reflects an amount that is adequate to absorb losses inherent in the existing portfolio. In evaluating the portfolio, our management considers a variety of factors such as the size of the portfolio, prior loss experience, current and potential risks of the loan portfolio, present financial condition of the borrower, current economic conditions and other portfolio risk characteristics. Provisions for loan losses are charged to operations. Loans, including impaired loans, are charged-off against the allowance for loan losses when actual losses have been established.

        A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all the amounts due according to the contractual terms of the loan agreement. A loss from impairment represents the amount by which a creditor's recorded investment in a loan exceeds the present value of the expected future cash flows from the loan discounted at the loan's effective interest rate (including the fair value of collateral that may be part of the loan). Losses for which such provisions for impairment are made, unless applied as a write-down of the recorded investment in the loan, represent a portion of the creditor's allowance for loan losses.

  Retained Interests in Loan Securitizations

        Historically, we have sold through securitization transactions substantially all of the loans we originate. We account for our loan securitizations in accordance with Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—a replacement of FASB Statement 125. When we sell loans in a securitization, we may retain one or more subordinated certificates from the certificates issued. Securitizations may be structured in various ways but generally conform to a common model. Typically, an issuer sells a portfolio of loans to a special-purpose entity established for the sole purpose of purchasing and reselling the loans to a securitization trust. The securitization trust then may issue bonds or certificates collateralized by the loans transferred to the securitization trust. The proceeds received from these bonds or certificates are used to purchase the loans from the issuing entity. The gain on the sale of loans is the difference between the proceeds from the sale of loans, net of related sale costs, and the allocated carrying amount of the receivables sold, including deferred origination fees and costs. We determine the carrying amount by allocating the total carrying amount of the loans sold between the portion sold and the interests retained based on each portion's relative fair values at the time of the securitization. Assumptions used in calculating the estimated fair value of such retained interests are subject to volatility that could materially affect operating results.

        Retained interests in securitizations are accounted for as available for sale securities and are carried at estimated fair value, with unrealized gains or losses included in members' equity (accumulated other comprehensive income or loss). We are not aware of an active market for the purchase and sale of these retained interests at this time; accordingly, we estimate the fair value of the retained interest by calculating the present value of the estimated expected future cash flows received by us after being released by the securitization trust, using a discount rate commensurate with the risk involved. The cash flows being discounted are adjusted for estimated net losses due to defaults or prepayments of the underlying loans. To date, our loan securitization pools have experienced two loan delinquencies, one of which resulted in a loss of $2.9 million, and no prepayments. All other loans included in our securitization pools are current.

        Each loan securitization has a specific credit enhancement in the form of cash flow requirements that must be met before we receive any cash on our retained interest.

        Changes in the fair value of the retained interests resulting from changes in the timing of cash flows to be received by us or changes in market interest rates are adjusted through other comprehensive income in members' equity. Reductions in the estimated aggregate cash flows to be received by us, caused by defaults or prepayments or the timing of expected future cash flows that result in a reduction to the fair value of the retained interests, are considered an other than temporary impairment and are recognized through a charge to expense in that period.

  Interest and Fees on Loans

        Interest is accrued monthly on outstanding principal balances unless our management considers the collection of interest to be uncertain. We generally consider interest to be uncertain when loans are contractually past due three months or more.

        We defer origination fees received or costs incurred related to the origination of the loans as an adjustment to the carrying value of the loans held for sale. We amortize origination fees and costs incurred into income over the life of the related loan. At the time of sale of the related loans, we recognize as income any remaining deferred fees and costs income and such amounts are included with the gain or loss on the sale of such loans.

  Servicing Income

        Under servicing agreements for all of our securitizations, servicing fees for loans in good standing are accrued monthly based upon outstanding principal balances on loans serviced. We act as primary servicer and special servicer with respect to loans securitized. A subsidiary of the Bank of New York acts as Master Servicer. We earn a servicing fee of 0.085% (0.095% on our most recently completed securitization in 2003) per annum of the outstanding loan balance with respect to each loan serviced in our capacity as primary servicer. We will earn a servicing fee of 0.25% per annum of the outstanding balance of each loan in default, if any. Servicing fees on defaulted loans are earned and paid monthly once a loan enters default status. We have received special servicing income with respect to only one loan. Fees received for loan servicing approximate the actual cost of servicing.

  Derivative Instruments and Hedging Activities

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. These Statements, collectively referred to as SFAS No. 133, establish accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the balance sheet as either an asset or liability measured at its fair value. Changes in the fair value of the derivative are to be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows gains and losses on derivatives to offset related results on the hedged items in the statement of operations and requires that a company must document, designate, and assess the effectiveness of transactions that receive hedge accounting under SFAS No. 133.

        We enter into certain transactions, including short sales and purchases, securities resale and repurchase agreements, and interest rate swaps, to mitigate the effect that changes in interest rates and credit spreads have on the fair value of our fixed rate loan portfolio held for sale. Periods of rising interest rates and widening credit spreads decrease the fair value of the loan portfolio held for sale. Generally, we enter into these transactions when the rate is locked on a pending loan. We typically short U.S. Treasuries and invest the proceeds in repurchase agreements with Goldman, Sachs & Co. with U.S. Treasury notes as the underlying securities. In swap transactions, we will generally enter into an interest rate swap contract, receiving a floating rate of interest and paying a fixed rate of interest. The term of the swap contracts is determined by duration of the loans held for sale pool. We have a contractual obligation to settle the repurchase and swap agreements with Goldman, Sachs & Co. at the current fair value on the repurchase date.

        We carry each of the derivative instruments on our statement of financial condition at fair value or amounts that approximate fair value. The determination of fair value is fundamental to our statement of financial condition and operations. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices in active markets are the best evidence of fair value and we use them when available. We typically obtain them through electronic quotations or published prices. If quoted market prices in active markets are not available, our estimate of fair value is based on, if available, quoted prices or recent transactions in less active markets and/or prices of similar instruments. We typically obtain this type of information through broker quotes or third-party pricing sources.

        While we consider these to be effective as hedges from an economic perspective for managing the risks associated with our loans held for sale portfolio, they do not qualify for hedge accounting treatment under SFAS No. 133.

  Recent Accounting Developments

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The statement specifies the accounting for certain employee termination benefits, contract termination costs and costs to consolidate facilities or relocate employees and is effective for exit and disposal activities initiated after December 31, 2002. We do not expect the statement to have a material adverse effect on our financial condition or results of operations.

        In November 2002, the FASB issued FASB Interpretation (FIN) No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 specifies the disclosures to be made about obligations under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. The recognition and measurement provisions of the interpretation apply prospectively to guarantees issued after September 30, 2002. We do not expect the recognition and measurement provisions to have a material adverse effect on our financial condition or results of operations.

        In January 2003, the FASB issued FASB Interpretation (FIN) No. 46 "Consolidation of Variable Interest Entities." FIN No. 46 requires a company to consolidate a variable interest entity (VIE) if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Prior to FIN No. 46, VIEs were commonly referred to as SPEs. FIN No. 46 is effective immediately for VIEs created after January 31, 2003. We must apply FIN No. 46 to VIEs created before February 1, 2003 in our year end September 30, 2003 financial statements. We do not expect this interpretation to have a material adverse effect on our financial condition or results of operations.

        In April 2003, the FASB issued SFAS Statement No. 149, Amendment to Statement No. 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS Statement No. 133. The changes in SFAS Statement No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS Statement No. 149 is effective for contracts entered into or modified after June 30, 2003, except in certain instances detailed in the statement, and hedging relationships designated after June 30, 2003. Except as otherwise stated in SFAS Statement No. 149, all provisions should be applied prospectively. We do not expect the statement to have a material adverse effect on our financial condition or results of operations provided that we account for all of our loans on-balance sheet.

Results of operations for the nine months ended June 30, 2003 and 2002

  Revenue

        Total revenue for the nine months ended June 30, 2003 increased approximately $2.4 million, or 15.4%, to approximately $18.2 million from $15.8 million for the nine months ended June 30, 2002. The increase was primarily due to increases in gain on sale of loans, gain on sale of retained interests net of other than temporary decline in value and other income. These increases were partially offset by decreases in interest income on loans held for sale, interest income on interest rate swap contracts, interest income from retained interests and gain on interest rate swap contracts and securities sold, but not yet purchased.

        Interest income on loans held for sale for the nine months ended June 30, 2003 decreased by approximately $0.2 million, or 3.83%, to approximately $6.1 million from approximately $6.3 million in the nine months ended June 20, 2002. The decrease was primarily due to a decrease in the weighted average portfolio of loans held for sale, approximately $88.8 million during the nine months ended June 30, 2003 compared to approximately $89.8 million during the nine months ended June 30, 2002, and a decrease in the average interest rate on the loans, approximately 9.16% during the nine months ended June 30, 2003 compared to approximately 9.42% during the nine months ended June 30, 2002.

        Interest income on securities purchased under resale agreements for the nine months ended June 30, 2003 remained relatively unchanged from the nine months ended June 30, 2002 at approximately $0.1 million. The weighted average asset balance during the nine months ended June 30, 2003 was approximately $25.3 million as compared to approximately $8.5 million during the nine months ended June 30, 2002. While the weighted average asset balance increased, the weighted average yield on the assets decreased from approximately 1.08% during the nine months ended June 30, 2002 to approximately 0.49% during the nine months ended June 30, 2003.

        Interest income on interest rate swap contracts for the nine months ended June 30, 2003 decreased by approximately $0.8 million, or 66%, to approximately $0.4 million from approximately $1.2 million in the nine months ended June 30, 2002. The decrease was due primarily to the reduction in the weighted average level of outstanding swap contracts, approximately $22.4 million during the nine months ended June 30, 2003 from approximately $44.2 million during the nine months ended June 30, 2002. The weighted average interest rate also decreased to approximately 1.79% during the nine months ended June 30, 2003 from approximately 2.68% during the nine months ended June 30, 2002.

        Interest income from retained interests for the nine months ended June 30, 2003 decreased by approximately $0.2 million, or 15.6%, to approximately $1.0 million from approximately $1.2 million in the nine months ended June 30, 2002. The decrease was primarily due to a decrease in the weighted average retained interest asset, approximately $5.8 million during the nine months ended June 30, 2003 as compared to approximately $7.5 million during the nine months ended June 30, 2002.

        During the nine months ended June 30, 2003, we realized a gain of approximately $10.7 million upon securitization of loans held for sale compared with a gain on sale of $5.3 million in the corresponding period of 2002. The 2003 securitization garnered a higher gain on sale due primarily to a larger spread between the weighted average yield on loans securitized compared to the overall cost of funds associated with the securitization. This larger spread was realized due to a large decrease in prevailing interest rates during 2003.

        Gain on sale of retained interests net of other than temporary decline in value in the nine months ended June 30, 2003 increased by approximately $0.8 million, or 446%, to approximately $0.9 million from approximately $0.1 million in the nine months ended June 30, 2002. The increase was primarily due to lower interest rates during the nine months ended June 30, 2003 as well as an increase in the amount of retained interests sold.

        Gain on interest rate swap contracts and securities sold, but not yet purchased for the nine months ended June 30, 2003 decreased by approximately $2.9 million, or 239.2%, to a loss of approximately $1.7 million from a gain of approximately $1.2 million in the nine months ended June 30, 2002. The change was primarily due to market rate fluctuations and the composition of our hedging instruments.

        Income from loan servicing for the nine months ended June 30, 2003 increased by approximately $0.1 million, or 33.2%, to approximately $0.3 million from $0.2 million in the nine months ended June 30, 2002. The increase was primarily due to loan servicing income during the nine months ended June 30, 2003 from an additional securitization that was completed in February 2003.

        Other income for the nine months ended June 30, 2003 increased by approximately $0.1 million, or 30.3%, to approximately $0.5 million from approximately $0.4 million in the nine months ended

June 30, 2002. The increase was primarily due to an increase of fees earned on potential loan fundings that did not close.

  Expenses

        Total expenses for the nine months ended June 30, 2003 decreased by approximately $1.3 million, or 11.6%, to approximately $10.0 million from approximately $11.3 million in the nine months ended June 30, 2002. The decrease was primarily due to decreases in interest expense on borrowings, interest expense on interest rate swap contracts, salaries and benefits and advertising and promotion expenses. These decreases were partially offset by increases in interest expense on securities sold, but not yet purchased, professional fees, travel and entertainment and depreciation and amortization.

        Interest expense on borrowings for the nine months ended June 30, 2003 decreased by approximately $0.3 million, or 7.6%, to approximately $3.6 million from approximately $3.9 million in the nine months ended June 30, 2002. The decrease was primarily due to both a decrease in the weighted average interest rate on the outstanding borrowings and a decrease in the weighted average debt balance. The weighted average debt balance was approximately $94.9 million for the nine months ended June 30, 2003 as compared to approximately $97.6 million for the nine months ended June 30, 2002. The weighted average interest rate on the outstanding borrowings was approximately 3.84% during the nine months ended June 30, 2003 as compared to approximately 4.02% during the nine months ended June 30, 2002.

        Interest expense on securities sold, but not yet purchased for the nine months ended June 30, 2003 increased by approximately $0.3 million, or 92.6%, to approximately $0.7 million from approximately $0.4 million in the nine months ended June 30, 2002. The weighted average balance of outstanding contracts during the nine months ended June 30, 2003 was approximately $25.3 million as compared to approximately $8.5 million during the nine months ended June 30, 2002. While the weighted average balance of the outstanding contracts increased, the weighted average interest rate on the outstanding contracts decreased from approximately 4.45% during the nine months ended June 30, 2002 to approximately 2.86% during the nine months ended June 30, 2003.

        Interest expense on interest rate swap contracts for the nine months ended June 30, 2003 decreased by approximately $1.3 million, or 52.1%, to approximately $1.2 million from $2.5 million in the nine months ended June 30, 2002. The decrease was primarily due to reduction in the weighted average level of outstanding swap contracts, approximately $22.4 million during the nine months ended June 30, 2003 from approximately $44.2 million during the nine months ended June 30, 2002. The weighted average interest rate also decreased to approximately 5.27% during the nine months ended June 30, 2003 from approximately 5.58% during the nine months ended June 30, 2002.

        Facility fee expense for the nine months ended June 30, 2003 remained relatively unchanged from the nine months ended June 30, 2002 at approximately $0.3 million.

        Salaries and benefits expense for the nine months ended June 30, 2003 remained relatively unchanged from the nine months ended June 30, 2002 at approximately $2.5 million.

        Professional fees for the nine months ended June 30, 2003 increased by approximately $38,000, or 13.8%, to approximately $311,000 from approximately $273,000 in the nine months ended June 30, 2002. The increase was primarily due to an increase in accounting and auditing fees.

        General and administrative expenses for the nine months ended June 30, 2003 remained relatively unchanged from the nine months ended June 30, 2002 at approximately $482,000.

        Advertising and promotions for the nine months ended June 30, 2003 decreased by approximately $87,000, or 13.3%, to approximately $572,000 from approximately $659,000 in the nine months ended June 30, 2002. The decrease was primarily due to reduced expenditures in advertising.

        Travel and entertainment for the nine months ended June 30, 2003 increased by approximately $24,000, or 13.7%, to approximately $197,000 from approximately $173,000 in the nine months ended June 30, 2002. The increase was primarily due to an increase in miscellaneous expenses.

        Depreciation and amortization for the nine months ended June 30, 2003 increased by approximately $39,000, or 59.1%, to approximately $104,000 from approximately $65,000 in the nine months ended June 30, 2002. The increase was primarily due to additions made during Fiscal 2002.

  Net income

        Net income in the nine months ended June 30, 2003 increased by approximately $3.6 million, or 79.6%, to approximately $8.2 million from approximately $4.6 million in the nine months ended June 30, 2002.

Results of operations for the years ended September 30, 2002 and 2001

  Revenue

        Total revenue for the year ended September 30, 2002, or Fiscal 2002, increased approximately $5.4 million, or 45.6%, to approximately $17.3 million from $11.9 million for the year ended September 30, 2001, or Fiscal 2001. The increase was primarily due to increases in interest income on loans held for sale, interest income from retained interests, gain on sale of loans and income from loan servicing. These increases were partially offset by decreases in interest income on securities purchased under resale agreements, interest income on interest rate swap contracts, gain on sale of retained interests net of other than temporary decline in value and other income.

        Interest income on loans held for sale for Fiscal 2002 increased by approximately $1.8 million, or 26.9%, to approximately $8.5 million from approximately $6.7 million in Fiscal 2001. The increase was due to an increase in the weighted average portfolio of loans held for sale in Fiscal 2002, approximately $89.2 million in Fiscal 2002 as compared to approximately $67.0 million in Fiscal 2001, and a decrease in the weighted average interest rate on the loans, approximately 9.54% in Fiscal 2002 as compared to approximately 10.01% in Fiscal 2001.

        Interest income on securities purchased under resale agreements for Fiscal 2002 decreased by approximately $0.7 million, or 83.9%, to approximately $0.1 million from approximately $0.8 million in Fiscal 2001. The decrease was due to a decrease in the weighted average asset balance from approximately $20.5 million in Fiscal 2001 to approximately $9.0 million in Fiscal 2002. The weighted average yield on these assets also decreased from approximately 3.71% during Fiscal 2001 to approximately 1.35% during Fiscal 2002.

        Interest income on interest rate swap contracts for Fiscal 2002 decreased by approximately $0.4 million, or 24%, to approximately $1.5 million from approximately $1.9 million in Fiscal 2001. The decrease was primarily due to a decrease in the weighted average interest rate received on the outstanding swap contracts, approximately 2.46% in Fiscal 2002 as compared to approximately 4.85% during Fiscal 2001. Somewhat mitigating the reduction in interest rates was an increase in the weighted average level of outstanding swap contracts, approximately $59.1 million during the Fiscal 2002 from approximately $39.4 million during Fiscal 2001.

        Interest income from retained interests for Fiscal 2002 increased by approximately $0.3 million, or 24.7%, to approximately $1.5 million from approximately $1.2 million in Fiscal 2001. The increase was primarily due to an increase in the weighted average retained interest asset, approximately $7.4 million during Fiscal 2002, as compared to approximately $6.2 million during Fiscal 2001.

        Gain on sale of loans for Fiscal 2002 was approximately $5.0 million as compared to $0 in Fiscal 2001. The increase resulted from our securitization that we completed in Fiscal 2002 compared to Fiscal 2001, in which we did not complete a securitization.

        Gain on sale of retained interests net of other than temporary decline in value for Fiscal 2002 decreased by approximately $624,000, or 107.2%, to a loss of approximately $42,000 from a gain of approximately $582,000 in Fiscal 2001. The decrease was primarily due to greater profitability on the retained interests we sold during Fiscal 2001.

        Income from loan servicing for Fiscal 2002 increased by approximately $0.1 million, or 49.7%, to approximately $0.3 million from approximately $0.2 million in Fiscal 2001. The increase was primarily due to loan servicing income during Fiscal 2002 from an additional securitization that we completed during the first quarter of Fiscal 2002.

        Other income for Fiscal 2002 decreased by approximately $81,000, or 16%, to approximately $429,000 from approximately $510,000 in Fiscal 2001. The decrease was primarily due to a decline in other fee income.

  Expenses

        Total expenses for Fiscal 2002 decreased by approximately $3.0 million, or 14.1%, to approximately $18.6 million from approximately $21.6 million in Fiscal 2001. The decrease was primarily due to decreases in interest expense on securities sold, but not yet purchased and loss on interest rate swap and securities sold, but not yet purchased. These decreases were partially offset by increases in interest on borrowings, interest expense on interest rate swap contracts, salaries and benefits and professional fees.

        Interest expense on borrowings for Fiscal 2002 increased by approximately $0.2 million, or 4.2%, to approximately $5.4 million from approximately $5.2 million in Fiscal 2001. The increase was primarily due to an increase in the weighted average debt balance during Fiscal 2002, offset slightly by a decrease in the weighted average interest rate on the debt. The weighted average debt balance was approximately $98.4 million during Fiscal 2002 as compared to approximately $70.7 million during Fiscal 2001. The weighted average interest rate on the outstanding borrowings was approximately 5.49% during Fiscal 2002 as compared to approximately 7.34% during Fiscal 2001.

        Interest expense on securities sold, but not yet purchased for Fiscal 2002 decreased by approximately $0.7 million, or 56.6%, to approximately $0.5 million from approximately $1.2 million in Fiscal 2001. The weighted average balance of outstanding contracts during Fiscal 2002 was approximately $9.0 million as compared to approximately $20.5 million during Fiscal 2001. The weighted average interest rate on the outstanding contracts also decreased slightly from approximately 5.67% during Fiscal 2001 to approximately 5.57% during Fiscal 2002.

        Interest expense on interest rate swap contracts for Fiscal 2002 increased by approximately $0.7 million, or 31.3%, to approximately $3.2 million from approximately $2.5 million in Fiscal 2001. The increase was primarily due to the increase in the weighted average level of outstanding swap contracts, approximately $59.1 million during the Fiscal 2002 from approximately $39.4 million during Fiscal 2001. While the weighted average level of outstanding swap contracts increased, the weighted average interest rate decreased to approximately 5.45% during Fiscal 2002 from approximately 6.21% during Fiscal 2001.

        Loss on interest rate swap and securities sold, but not yet purchased for Fiscal 2002 decreased by approximately $3.6 million, or 47.2%, to approximately $4.1 million from approximately $7.7 million in Fiscal 2001. The change was primarily due to the market rate fluctuations and the composition of our hedging instruments.

        Facility fee expense for fiscal 2002 increased by $10,000, or 2.7%, to $385,000 from $375,000 in Fiscal 2001. The increase was due to the increase in the facility fee on the warehouse line of credit due to a temporary increase in the line of credit.

        Salaries and benefits expense for Fiscal 2002 increased by approximately $0.3 million, or 11.7%, to approximately $2.9 million from approximately $2.6 million in Fiscal 2001. The increase was primarily due to an increase in salaries and bonuses paid to employees.

        Professional fees for Fiscal 2002 increased by approximately $105,000, or 42.5%, to approximately $351,000 from approximately $246,000 in Fiscal 2001. The increase was primarily due to an increase in miscellaneous professional fees.

        General and administrative expenses for Fiscal 2002 decreased by approximately $63,000, or 9.7%, to approximately $585,000 from approximately $648,000 in Fiscal 2001. The decrease was primarily due to efficiencies in office related expenses.

        Advertising and promotions expense for Fiscal 2002 decreased by approximately $67,000, or 7.5%, to approximately $828,000 from approximately $895,000 in Fiscal 2001. The decrease was primarily due to efficiencies in advertising.

        Travel and entertainment for Fiscal 2002 decreased by approximately $30,000, or 12%, to approximately $221,000 from approximately $251,000 in fiscal 2001. The decrease was primarily due to a decrease in airfare expense.

        Depreciation and amortization for Fiscal 2002 increased by approximately $10,000, or 11.3%, to approximately $100,000 from approximately $90,000 in Fiscal 2001. The increase was primarily due to new additions of property and equipment in excess of disposals.

  Net loss

        Net loss in Fiscal 2002 decreased by approximately $8.4 million, or 86.6%, to approximately $1.3 million from $9.7 million in Fiscal 2001.

Results of operations for the years ended September 30, 2001 and 2000

  Revenue

        Total revenue for Fiscal 2001 decreased approximately $9.4 million, or 44.2%, to approximately $11.9 million from $21.3 million for the year ended September 30, 2000, or Fiscal 2000. The decrease was primarily due to decreases in interest income on securities purchased under resale agreements and gain on sale of loans. These decreases were partially offset by increases in interest income on interest rate swap contracts, interest income from retained interests, gain on sale of retained interests net of other than temporary decline in value and other income.

        Interest income on loans held for sale for Fiscal 2001 remained relatively unchanged from Fiscal 2000 at approximately $6.7 million. While the weighted average portfolio of loans held for sale increased, approximately $67.0 million in Fiscal 2001 as compared to approximately $55.8 million in Fiscal 2000, it was mitigated by a decline in the weighted average interest rate on the loans, approximately 10.01% in Fiscal 2001 as compared to approximately 11.96% in Fiscal 2000.

        Interest income on securities purchased under resale agreements for Fiscal 2001 decreased by approximately $1.4 million, or 64.5%, to approximately $0.7 million from approximately $2.1 million in Fiscal 2000. The decrease was primarily due to a decrease in the weighted average asset balance from approximately $34.9 million during Fiscal 2000 to approximately $20.5 million during fiscal 2001. The weighted average yield on the assets also decreased from approximately 6.13% during Fiscal 2000 to approximately 3.71% during Fiscal 2001.

        Interest income on interest rate swap contracts for Fiscal 2001 increased by approximately $1.9 million from Fiscal 2000. The increase was due to our decision not to use interest rate swap contracts during Fiscal 2000. The weighted average level of outstanding swap contracts for Fiscal 2001 was approximately $39.4 million and the weighted average interest rate was approximately 4.85%.

        Interest income from retained interests for Fiscal 2001 increased by approximately $0.5 million, or 67.4%, to approximately $1.2 million from approximately $0.7 million in Fiscal 2000. The increase was primarily due to an increase in the weighted average retained interest asset, approximately $6.2 million during Fiscal 2001 as compared to approximately $3.4 million during Fiscal 2000.

        Gain on sale of loans for Fiscal 2001 decreased approximately $11.5 million from Fiscal 2000. The decrease resulted from our securitization that was completed in Fiscal 2000 compared to Fiscal 2001, in which we did not complete a securitization.

        Gain on sale of retained interests net of other than temporary decline in value in Fiscal 2001 increased by approximately $0.6 million from Fiscal 2000. The increase was primarily due to there being no sales of retained interests during Fiscal 2000.

        Income from loan servicing for Fiscal 2001 increased by approximately $0.1 million, or 88.3%, to approximately $0.2 million from approximately $0.1 million in Fiscal 2000. The increase was primarily due to loan servicing income during Fiscal 2001 from an additional securitization that was completed during the first quarter of Fiscal 2001.

        Other income for Fiscal 2001 increased by approximately $0.3 million, or 194.9%, to approximately $0.5 million from approximately $0.2 million in Fiscal 2000. The increase was primarily due to an increase of fees earned on potential loan fundings that did not close.

  Expenses

        Total expenses for Fiscal 2001 increased by approximately $6.2 million, or 40%, to approximately $21.6 million from approximately $15.4 million in Fiscal 2000. The increase was primarily due to increases in interest expense on interest rate swap contracts, loss on interest rate swap and securities sold, but not yet purchased, salaries and benefits and general and administrative expenses. These increases were partially offset by decreases in interest on borrowings, interest expense on securities sold, but not yet purchased and advertising and promotion expenses.

        Interest expense on borrowings for Fiscal 2001 decreased by approximately $1.4 million, or 21.8%, to approximately $5.2 million from approximately $6.6 million in Fiscal 2000. The decrease was primarily due to a decrease in the weighted average interest rate on the outstanding borrowings, somewhat mitigated by an increase in the weighted average debt balance. The weighted average interest rate on the outstanding borrowings was approximately 7.34% during Fiscal 2001 as compared to approximately 11.7% during Fiscal 2000. The weighted average debt balance was approximately $70.7 million during Fiscal 2001 as compared to approximately $56.7 million during Fiscal 2000.

        Interest expense on securities sold, but not yet purchased for Fiscal 2001 decreased by approximately $1.3 million, or 53.6%, to approximately $1.2 million from approximately $2.5 million in Fiscal 2000. The weighted average balance of outstanding contracts during Fiscal 2001 was approximately $20.5 million as compared to approximately $34.9 million during Fiscal 2000. While the weighted average balance of the outstanding contracts decreased, the weighted average interest rate on the outstanding contracts also decreased from approximately 7.18% during Fiscal 2000 to approximately 5.67% during Fiscal 2001.

        Interest expense on interest rate swap contracts for Fiscal 2001 increased by approximately $2.5 million from Fiscal 2000. The increase was primarily due to our decision not to use interest rate swap contracts during Fiscal 2000. The weighted average level of outstanding swap contracts for Fiscal 2001 was approximately $39.4 million and the weighted average interest rate was approximately 6.21%.

        Loss on interest rate swap and securities sold, but not yet purchased for Fiscal 2001 increased by approximately $6.2 million, or 419.9%, to approximately $7.7 million from approximately $1.5 million in Fiscal 2000. The change was primarily due to the market rate fluctuations and the composition of our hedging instruments.

        Facility fee expense for fiscal 2001 remained relatively unchanged as compared to Fiscal 2000.

        Salaries and benefits for Fiscal 2001 increased by approximately $0.3 million, or 12.1%, to approximately $2.6 million from approximately $2.3 million in Fiscal 2000. The increase was primarily due to an increase in salaries and bonuses paid to employees.

        Professional fees for Fiscal 2001 decreased by approximately $19,000, or 7.3%, to approximately $246,000 from approximately $265,000 in Fiscal 2000. The decrease was primarily due to a decrease in miscellaneous professional fees.

        General and administrative expenses for Fiscal 2001 increased by approximately $142,000, or 28.2%, to approximately $648,000 from approximately $506,000 in Fiscal 2000. The increase was primarily due to increases in rent, telephone, dues and subscriptions and other expenses.

        Advertising and promotions for Fiscal 2001 decreased by approximately $227,000, or 20.2%, to approximately $0.9 million from approximately $1.1 million in Fiscal 2000. The decrease was primarily due to reduced expenditures in advertising.

        Travel and entertainment for Fiscal 2001 increased by approximately $90,000, or 56.4%, to approximately $251,000 from approximately $161,000 in fiscal 2000. The increase was primarily due to increases in airfare, hotel and lodging expenses.

        Depreciation and amortization for Fiscal 2001 remained relatively unchanged as compared to Fiscal 2000 at approximately $90,000.

  Net income

        Net loss in Fiscal 2001 increased by approximately $15.6 million, or 226.9%, to approximately $9.7 million from a gain of $5.9 million in Fiscal 2000.

Financial Condition, Liquidity and Capital Resources

  Cash and Cash Equivalents

        As of June 30, 2003 and September 30, 2002, we had $240,721 and $246,932, respectively, in cash and cash equivalents. We invest cash on hand in short-term liquid investments. Our goal is to maintain a low cash balance. We generally fund new loan originations using borrowings under our existing warehouse line of credit and subordinated loans, and proceeds received upon the completion of loan securitizations.

  Retained Interests in Loan Securitizations

        As of June 30, 2003 and September 30, 2002, we had retained interests in loan securitizations of $8.0 million and $7.5 million, respectively. The increase in retained interests in loan securitizations reflected the interest we retained in the Series 2003-1 Trust offset by the sale of our rated retained interest in the Series 2000-1 Trust.

        As of June 30, 2003 our retained interests consisted of the following securities with estimated fair values as indicated:

Falcon Franchise Loan Trust Certificates, Series 1999-1 Class F	$2,024,192
Falcon Franchise Loan Trust Certificates, Series 1999-1 Class G	981,346
Falcon Franchise Loan Trust Certificates, Series 2000-1 Class G	1,023,281
Falcon Auto Dealership Loan Trust Certificates, Series 2001-1 Class G	1,482,172
Falcon Auto Dealership Loan Trust Certificates, Series 2003-1 Class G	2,497,164

$8,008,155

        We estimate the fair value of the retained interest by calculating the present value of the estimated expected future cash flows received by us, using a discount rate commensurate with the risk involved. As of June 30, 2003, we have experienced only two loan delinquencies with respect to our four loan securitization pools, one of which resulted in a loss of $2.9 million, and no prepayments.

  Liquidity and Borrowings

        Liquidity.    Our short term liquidity requirements consist primarily of funds necessary to originate new loans to automotive dealers and to pay for other expenditures including interest and principal payments on our warehouse line and subordinated debt, net interest expense on our hedging activities, salaries and employee benefits, general and administrative expenses, advertising and promotions and capital expenditures.

        Our primary sources of liquidity for the nine months ended June 30, 2003 and the year ended September 30, 2002 were net proceeds from the sale of loans, borrowings from subordinated loans and borrowings from a warehouse line of credit. We have historically funded our short-term liquidity requirements from these three sources.

        We expect cash from additional borrowings on existing and future warehouse lines of credit, proceeds from the completion of additional securitizations, the proceeds of this offering and cash from operations to be adequate to support our operations for the next 12 months.

        Loan Securitization Transactions.    We sold at issuance $104.6 million of loan trust certificates through securitization transactions in 1999, $111.6 million in 2000, $122.2 million in 2001 and $123.4 million in 2003. Our securitization transactions are further described under the heading "Our Company—Our Loan Portfolio—Previous Securitizations" beginning on page 64. To finance our business, we are dependent upon completing additional loan securitizations in the future. Factors that could affect our future ability to sell loans that we originate include investor demand, credit spreads relative to other investments and the general level of interest rates relative to other types of investments. We cannot provide any assurances that we will be able to complete additional loan securitizations on favorable terms or at all.

        Borrowings.    As of June 30, 2003 and September 30, 2002, we had outstanding borrowings totaling $89.4 million and $115.8 million, respectively.

        We entered into a $150 million Revolving Warehouse Financing Agreement in January 1998 with SunAmerica Life Insurance Company, or SALIC, and ABN AMRO Bank, N.V., solely for the purpose of originating loans. The maturity date is October 27, 2003. Interest is calculated using a 30-day commercial paper rate plus 300 basis points. As of June 30, 2003 and September 30, 2002, the outstanding balance was $78.4 million and $97.3 million, respectively. The interest rate as of June 30, 2003 and September 30, 2002 was 4.21% and 4.77%, respectively. We intend to use a portion of the proceeds of this offering to repay the outstanding balance under this warehouse line of credit. We are currently in discussions with potential lenders to enter into a replacement warehouse line of credit following completion of this offering. We cannot, however, provide any assurances that we will be able to enter into a replacement warehouse line of credit on favorable terms or at all.

        We entered into a $19.3 million Amended and Restated Senior Subordinated Loan Agreement in January 1998 with Goldman Sachs Mortgage Company and SALIC. The agreement provides for a $5.0 million working capital loan, a $2.0 million hedge loan and $12.3 million for loan originations. As of June 30, 2003, there was $0.8 million outstanding used for working capital purposes, $2.0 million outstanding for hedge purposes and $6.8 million outstanding for loan originations. The interest rate on the senior subordinated loan is 12%, with 9% payable in cash and 3% payable in kind, and the loan matures on October 1, 2004. We intend to use a portion of the proceeds from this offering to repay in full the outstanding balance under this subordinated loan.

        We entered into a $0.5 million Junior Subordinated Loan Agreement in April 1999 with Falcon Auto Venture, LLC. The agreement provides for a $0.5 million working capital loan. As of June 30, 2003 the outstanding balance was $0.5 million. The interest rate on the junior subordinated loan is 12%, with 9% payable in cash and 3% payable in kind, and the loan matures on October 1, 2004. We intend to use a portion of the proceeds from this offering to repay in full the outstanding balance under this subordinated loan.

        We also have outstanding interest capitalization notes in the amount of $0.9 million that represent the 3% interest capitalization on the senior subordinated loan and the junior subordinated loan referred to above. Interest on the capitalization notes is also at a rate of 12%, with 9% payable in cash and 3% payable in kind. We intend to use a portion of the proceeds from this offering to repay in full these interest capitalization notes.

  Commitments

        As of June 30, 2003, we were obligated under noncancelable operating lease agreements for office space and computer equipment. The future minimum lease payments under these lease agreements at June 30, 2003 were:

2003	$45,324
2004	186,198
2005	196,002
2006	205,800
2007	215,598
Thereafter	1,090,254

$1,939,176

  Capital Expenditures

        We expect to upgrade our loan administration and accounting software in the next nine months at a cost of approximately $0.3 million. We do not anticipate incurring any other significant capital expenditures in the next 12 months.

Related Party Transactions

        We are involved in significant financing, risk management and other transactions, and have significant related party balances, with Goldman, Sachs & Co., an affiliate of MLQ Investors, L.P., SunAmerica Investments, Inc., SALIC, an affiliate of SunAmerica Investments, Inc., and Falcon Auto Venture, LLC both directly and indirectly through affiliates and subsidiaries of the entities, which are further described under the heading "Certain Relationships and Related Transactions" beginning on page 86. We enter into these transactions in the ordinary course of business and believe that the terms of these transactions are on market terms that could be obtained from unrelated third parties.

        The following table sets forth the related party assets and liabilities included in the respective captions on our Statement of Financial Position at June 30, 2003 and September 30, 2002. The amounts reflect the related party transactions with Goldman, Sachs & Co., except where otherwise indicated and are as follows:

	June 30, 2003	September 30, 2002
Securities purchased under resale agreements	$64,443,940	$11,262,500
Due from broker	39,730	5,630,000
Restricted cash	1,830,769	1,984,774

Total Assets	$66,314,439	$18,877,274

Borrowings ($5,237,843 and $551,673 at June 30, 2003 and $8,916,150 and $539,278 at September 30, 2002 related to SunAmerica Investments, Inc. and Falcon Auto Venture, LLC, respectively)	$11,027,359	$18,371,578
Securities sold, but not yet purchased	64,012,614	11,160,729
Accrued interest payable ($136,978 and $4,127 at June 30, 2003 and $177,045 and $4,034 at September 30, 2002 related to SunAmerica Investments, Inc. and Falcon Auto Venture, LLC, respectively)	903,678	1,186,516
Due to broker	—	663,273
Interest rate swap contracts	—	5,719,800

Total Liabilities	$75,943,651	$37,101,896

        Included in our Statement of Operations are revenues and expenses resulting from various financing, capital markets transactions and loan sales transactions. The following table sets forth the related party revenues and expenses included in the respective captions on our Statement of Operations for the nine months ended June 30, 2003 and 2002. The amounts reflect the related party transactions with Goldman, Sachs & Co., except where otherwise indicated and are as follows:

	Nine months ended June 30,
	2003	2002
Interest income on securities purchased under resale agreements	$122,973	$91,557
Interest income on interest rate swap contracts	401,969	1,182,230
Gain (loss) on sale of loans-fee expense	(1,414,936)	(1,434,274)
Gain on interest rate swap contracts	683,700	1,282,913
Loss on securities sold, but not yet purchased	(2,399,708)	(49,674)

Total Revenues	$(2,606,002)	$1,072,752

Interest expense on borrowings ($1,362,927 and $49,573 and $1,332,701 and $47,094 for the nine months ended June 30, 2003 and 2002, respectively, related to SunAmerica Investments, Inc. and Falcon Auto Venture, LLC, respectively)	$2,775,427	$2,712,496
Interest expense on securities sold, but not yet purchased	725,974	376,932
Interest expense on interest rate swap contracts	1,181,593	2,465,554
Facility fee expense ($140,625 and $144,375 for the nine months ended June 30, 2003 and 2002, respectively, related to SunAmerica Investments, Inc.)	281,250	288,750

Total Expenses	$4,964,244	$5,843,732

Quantitative and Qualitative Disclosures About Market Risk

        Market risk refers to the risk of loss from adverse changes in the level of one or more market prices, rate indices, or other market factors. We are exposed to market risk primarily from changes in interest rates and credit spreads. These two main risks are very sensitive to a variety of factors including political, economic, monetary and tax policies and other factors outside of our control. As described below, we use some derivative financial instruments to manage or hedge interest rate risks related to our loans held for sale portfolio. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit ratings and other factors.

  Interest Rate Exposure

        The primary interest rate exposure to which we are subject to relates to our fixed-rate loans held for sale portfolio, interest rate swaps and repurchase agreements, our floating rate warehouse line of credit and our retained interests in securitization pools. Any change in the general level of interest rates in the market can affect our net interest income in either a positive or negative manner. Net interest income is the difference between the income earned from interest bearing assets less the expense incurred relating to interest bearing liabilities. Fluctuations in the interest rate environment can also affect our ability to acquire new loans, the value of our loans held for sale portfolio and our ability to sell the loans held for sale and the related income associated with a sale.

        In order to protect against interest rate exposure on our loans held for sale portfolio, we enter into certain transactions, including short sales and purchases, securities resale and repurchase agreements, and interest rate swaps, to mitigate the effect that changes in interest rates and credit spreads have on the fair value of our fixed rate loan portfolio held for sale.

        We have not historically and currently do not intend to enter into hedging transactions to mitigate our interest rate exposure relating to the value of our retained interests in securitization pools. The fair value of our loans held for sale portfolio can decline during periods of rising interest rates and widening credit spreads. Generally, we enter into these transactions when the rate is locked on a pending loan. We typically short U.S. Treasuries and invest the proceeds in repurchase agreements with Goldman, Sachs & Co., with U.S. Treasury notes as the underlying securities. In swap transactions, we will generally enter into an interest rate swap contract, receiving a floating rate of interest and paying a fixed rate of interest. The term of the swap contracts is determined by duration of the loans held for sale pool. We have a contractual obligation to settle the repurchase and swap agreements with Goldman, Sachs & Co. at the current fair value on the repurchase date.

        The following tables summarize the fair values of certain of our financial instruments at September 30, 2002 and June 30, 2003:

Falcon Financial, LLC
Expected Maturity Date
September 30, 2002

	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value
Assets
Loans Held for Sale	$104,754,699	—	—	—	—	—	104,754,699	104,754,699
Average Interest Rate	9.74%						9.74%
Retained Interest in Securitization	—	—	—	—	—	7,508,193	7,508,193	7,508,193
Average Interest Rate	—	—	—	—	—	17.172%	17.172%
Interest Rate Derivatives
Interest Rate Swaps:
Variable to Fixed(1)	—	—	—	15,000,000	25,000,000	30,500,000	70,500,000	5,719,800
Average Pay Rate	—	—	—	4.687%	4.684%	5.394%	4.992%
Average Receive Rate	—	—	—	variable(2)	variable(2)	variable(2)	variable(2)
Repurchase Agreements
Repurchase Agreements	—	—	—	—	2,000,000	8,000,000	10,000,000	11,262,500
Average Receive Rate	—	—	—	—	1.250%	1.375%	1.350%
Reverse Repurchase Agreements
Reverse Repurchase Agreements	—	—	—	—	2,000,000	8,000,000	10,000,000	11,160,729
Average Pay Rate	—	—	—	—	4.375%	4.938%	4.825%
Borrowings
Warehouse line of credit—variable rate	$97,342,078	—	—	—	—	—	97,342,078	97,342,078
Average Interest Rate	variable(3)	—	—	—	—	—
Subordinated loans and interest capitalization notes—fixed rate	$18,413,703	—	—	—	—	—	18,413,703	18,413,703
Average Interest Rate	12.00%	—	—	—	—	—	12.00%

(1)
Maturities are stated based upon the notional amount of the interest rate swap contract.

(2)
Interest rates received by us are reset to estimated market rate every three months.

(3)
Interest rates are based on the 30 day commercial paper rate plus 300 basis points.

 Falcon Financial, LLC
Expected Maturity Date
June 30, 2003

	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value
Assets
Loans Held for Sale	$84,765,996	—	—	—	—	—	84,765,996	84,765,996
Average Interest Rate	8.85%						8.85%
Retained Interest in Securitization	—	—	—	—	—	8,008,155	8,008,155	8,008,155
Average Interest Rate	—	—	—	—	—	21.251%	21.251%
Repurchase Agreements
Repurchase Agreements	—	—	—	—	—	60,500,000	60,500,000	64,443,940
Average Receive Rate	—	—	—	—	—	0.540%	0.540%
Reverse Repurchase Agreements
Reverse Repurchase Agreements	—	—	—	—	—	60,500,000	60,500,000	64,012,614
Average Pay Rate	—	—	—	—	—	3.317%	3.317%
Borrowings
Warehouse line of credit—variable rate	$136,565,020	—	—	—	—	—	136,565,020	136,565,020
Average Interest Rate	variable(1)	—	—	—	—	—
Subordinated loans and interest capitalization notes—fixed rate	$18,878,783	—	—	—	—	—	18,878,783	18,878,783
Average Interest Rate	12.00%	—	—	—	—	—	12.00%

(1)
Interest rates are based on the 30 day commercial paper rate plus 300 basis points.

        We determined the fair values included in the tables above based upon the best evidence available for each type of financial instrument, as discussed above in "—Critical Accounting Policies and Management Estimates—Derivative Instruments and Hedging Activities" on page 39. For example, for interest rate swap contracts, the fair values are based on securities dealers' estimated prices. For securities purchased under resale agreements, the fair values are based on market prices or securities dealers' estimated prices. For securities sold, but not yet purchased, the fair values are based on the quoted market prices of the underlying securities.

OUR COMPANY

Overview

        We are a fully integrated, self-advised specialty finance company focused solely on the business of originating and servicing loans to automotive dealers in the United States. We have also provided loans to select motorcycle dealers on a limited basis. Upon completion of this offering, we intend to elect to be taxed as a REIT for federal income tax purposes and will become the successor to Falcon Financial, LLC, which was organized in Delaware in May 1997.

        Falcon Financial was formed to address the specialized capital needs of the automotive retailing industry. In addition to financing for new and used automobile inventories, many automotive dealerships require capital for a variety of other purposes, including the acquisition of other dealerships, the acquisition of dealership real estate, facility expansion and renovations, partner buyouts and refinancing of existing debt. Other than the captive finance companies of automobile manufacturers, we believe we are the only dedicated provider of long-term debt financing to automotive dealers in the United States.

        We provide loans to automotive dealers based on their cash flow, collateralized in part by their real estate assets and in part by their business assets, including automobile parts and equipment and intangible property but not the dealership's automobile inventory, and certain other personal property. To date, our product offering has been limited to long-term, fixed-rate loans generally under $15 million. Following this offering, we intend to expand our loan product offerings and expect that we will be able to significantly expand our loan originations volume. Through our extensive advertising efforts, active participation in industry-related events such as conferences and conventions, and our extensive calling program by our regionally located marketing representatives, we believe that we have established a credible and recognizable brand image among automotive dealers.

        Since the closing of our first loan in February 1998 through June 30, 2003, we have originated 105 loans totaling over $618 million in aggregate initial principal amount. For the nine months ended June 30, 2003, we originated 15 loans totaling $125.9 million in aggregate initial principal amount and, as of June 30, 2003, our portfolio consisted of 12 loans with an aggregate outstanding principal balance of $85.2 million, and we had $30.0 million in outstanding loan commitments. Our portfolio of 12 loans as of June 30, 2003 had an average principal amount outstanding of $7.1 million, a weighted-average remaining term of 177.6 months and a weighted-average interest rate of 8.85%. We believe that our strong credit performance has resulted from our disciplined and thorough underwriting of each loan. We have experienced only two loan delinquencies since our inception, one of which to date has resulted in a loss of principal of $2.9 million.

        After this offering, we expect to fund our business with a new warehouse credit line, securitization transactions and equity. Historically, our securitizations have been structured as off-balance sheet transactions, and therefore we have recorded gain on sale in connection with each securitization. Following completion of this offering, we expect to structure our securitizations as on-balance sheet secured financings, and therefore do not expect to record any gain on sale in connection with future securitizations.

        We have successfully securitized four pools of our loans in 1999, 2000, 2001 and 2003 totaling $519.1 million in aggregate principal amount at the date of securitization, and we continue to provide primary servicing for all of our securitized loans. All of our securitizations received ratings from two nationally recognized statistical ratings organizations. We have experienced only one rating downgrade, which was on the bonds issued in our 2003 securitization. We believe that this successful securitization track record enhances our ability to access the bond market for long-term non-recourse financing. Securitization is a highly effective source of funding because it allows us to match the maturity of our loan assets with the maturity of our debt.

Market Opportunity

  The Automobile Retailing Environment

        Automotive retailing, with 2002 industry sales of approximately $817 billion, is the largest consumer retail sector in the United States. There were over 21,700 automotive dealers in the United States as of December 31, 2002. Automotive dealers accounted for all of the $405 billion of 2002 new vehicle sales, approximately 76% of the $257 billion of 2002 used vehicle sales and approximately 52% of the $155 billion of 2002 parts and service sales.

        Dealerships typically are comprised of several business segments that perform differently in varying economic environments, including new vehicle sales, used vehicle sales, and parts and service. The parts and service operations of a dealership tend to be significantly more profitable with an average gross margin of 57.3% in 2002 than either used vehicle sales, which had an average gross margin of 11.1% in 2002 or new vehicle sales, which had an average gross margin of 5.9% in 2002. Accounting for an average of 50.2% of total gross profits in 2002, parts and service revenues can cover a significant portion of a dealership's fixed overhead expenses. We believe that the parts and service revenue stream tends to be counter-cyclical as consumers are more likely to repair older vehicles than replace them during times of economic hardship.

        Automotive dealers historically have demonstrated profitability and stability. Average net profit margins for automotive dealers in the United States during the past 32 years have been positive, ranging from 0.6% to 2.5% of total sales, as indicated in the chart below. This consistent level of profitability among automotive dealers demonstrates why we believe in the strong creditworthiness of the sector.

Source: NADA Industry Analysis Division

        In contrast to dealers, automotive manufacturers have experienced intense competition, overcapacity and fluctuating levels of sales. In response to fluctuations in demand and supply, manufacturers typically have provided assistance to dealers through incentives to stimulate demand and ameliorate overcapacity which has contributed, among other things, to a stable profit environment for automotive dealerships, as described above. Manufacturers, however, are constrained by their high fixed-cost structure, and consequently have experienced significant volatility in net profit margin, as indicated in the chart below.

Source: NADA Industry Analysis Division, Annual Reports and SEC filings of Ford Motor Company, General Motors Corporation and DaimlerChrysler AG/Chrysler Corporation.

        The relationship between automotive dealers and manufacturers is typically governed by a written sales and service agreement, which specifies the locations at which the dealer has the right and the obligation to sell motor vehicles and related parts and products and to perform specified approved services. Although manufacturers do not guarantee exclusivity within specified territories, automotive dealers may challenge manufacturers' attempts to establish new franchises in the dealers' markets, and state regulators may deny applications to establish new dealerships for a number of reasons, including a determination that the manufacturer is adequately represented in the market. A sales and service agreement may impose requirements on the dealer concerning such matters as the appearance and configuration of showrooms, the amount and type of facilities and equipment for servicing vehicles, the maintenance of inventories of vehicles and parts, the maintenance of minimum net working capital and the training of personnel. In addition to closely monitoring compliance with these requirements, manufacturers require the dealers to submit a financial statement of operations on a monthly basis, which we also receive in our servicing department each month. Sales and service agreements typically require the manufacturer's prior approval of changes in management or transfers of ownership of the dealership, which the manufacturer may not withhold unreasonably. Most sales and service agreements expire after a specified period of time, ranging from one to five years and are renewed in the ordinary course of business. Sales and service agreements also typically provide for early termination or non-renewal by the manufacturer under specified circumstances such as change of management or ownership without manufacturer approval, insolvency or bankruptcy of the dealership, death or incapacity of the dealership manager, conviction of a dealership manager or owner of certain crimes, misrepresentation of certain information by the dealership or owner to the manufacturer, failure to adequately operate the dealership, failure to maintain any license, permit or authorization required for the conduct of business, or material breach of other provisions of the sales and service agreement. The dealership is typically entitled to terminate the sales and service agreement at any time without cause, although many states' laws limit the ability of manufacturers to terminate or fail to renew franchises.

  Dealership Consolidation

        Automotive dealerships were originally established by automobile manufacturers for the distribution of new vehicles. In return for granting dealers distribution rights within specified territories, manufacturers exerted significant influence over their dealers by limiting the transferability of ownership in dealerships, designating the dealership's location, and managing the supply and composition of the dealership's inventory. These arrangements resulted in the proliferation of small, single-owner operations that, at their peak in the late 1940s, totaled almost 50,000. As a result of competitive, economic and political pressures during the 1970s and 1980s, significant changes and consolidation occurred in the automotive retail industry. One of the most significant changes was the increased penetration by foreign manufacturers and the resulting loss of market share by domestic manufacturers. The number of automotive dealerships has declined from approximately 24,700 as of January 1, 1983 to approximately 21,700 as of January 1, 2003. Consolidation has also helped to increase the average number of cars sold per dealership. In 1983 there were 8,600 dealerships with sales levels of less than 150 new vehicles per year, while at the end of 2002 there were only 2,390 such stores. In contrast, 6,952 dealerships now sell more than 750 new vehicles per year; in 1983 only 3,500 dealerships of that size existed, as shown in the chart below.

        Although significant consolidation has taken place since the automotive retailing industry's inception, the industry today remains highly fragmented, with the largest 100 automotive dealers generating less than 10% of total sales revenues in 2002 and controlling less than 8% of all automotive dealerships. We believe that further consolidation is likely to occur in the future due to increased capital requirements of dealerships, the limited number of viable alternative exit strategies for dealership owners and the desire of certain manufacturers to strengthen their brand identity by consolidating their dealerships. We also believe that an opportunity exists for dealership groups with access to capital and experience in identifying, acquiring and professionally managing dealerships, to acquire additional dealerships.

  Capital Needs of Automotive Dealers

        Automotive dealers historically have had limited access to capital. Typically, dealer inventory of new and used automobiles has been financed by the captive finance companies of the automobile manufacturers and local and national banks through floor plan financing. Outstanding borrowings under this type of credit fluctuate up and down with the sale of new and used cars and are secured by the new and used car inventory. These same financial intermediaries provide credit to finance dealership real estate as well as modest working capital lines of credit. Generally, the floor plan financing, real estate financing and working capital facilities are variable-rate and are personally guaranteed by the dealer.

        In addition to floor plan financing, automotive dealers may seek capital to:

  •
  acquire additional dealerships to take advantage of consolidation opportunities that will enhance their competitive stature and ability to achieve economies of scale;

  •
  improve existing facilities to meet manufacturer requirements;

  •
  expand square footage of the showroom or service area in order to increase sales;

  •
  acquire dealership real estate;

  •
  refinance existing indebtedness to more appropriately match assets and liabilities or consolidate loans; and

  •
  buy out partners, usually pursuant to some type of succession planning since many owners who were granted franchises in the 1950s and 1960s are now approaching retirement age and seeking exit opportunities.

        Our experience indicates that the key factors in successfully lending to automotive dealers include providing a differentiated loan product with loan amounts based on cash flow as well as providing a full range of traditional real estate mortgage loans based on a dealership's real estate value, and maintaining a highly-specialized lending group with the underwriting knowledge of automotive dealer creditworthiness and capital needs.

Our Competitive Advantage

        While the captive finance companies of the automobile manufacturers and local and national banks traditionally have focused on providing floor plan financing, we are dedicated to serving all dealership financing needs other than floor plan financing. Our approach to dealership lending and determining loan amount is unique because we recognize and lend to automotive dealers based upon cash flow, with the loan being secured by real estate and business asset value. We believe we are able to more successfully meet automotive dealers' financing needs in terms of loan amount than other lenders based on this approach. For example, our cash flow-based loans enable qualified dealers to complete acquisitions of other dealerships that otherwise could not be completed without securing substantial new equity commitments from new partners or other sources. We believe the needs of automotive dealers in connection with these types of consolidation opportunities have been unmet by captive finance companies of the automobile manufacturers and local and national banks. In addition, banks typically offer only short-terms loans, while we offer long-term as well as short-term loans, which we believe is a distinct advantage.

        We believe we are able to execute our approach successfully as a result of five core strengths:

  •
  Management Experience. Our senior management executives have an average of approximately 25 years of finance and lending experience. Vernon B. Schwartz, our chief executive officer, and David A. Karp, our president, co-founded our company in 1997. Previously, Mr. Schwartz was chief executive officer of Reichmann International, the advisor to Quantum Realty Partners, an offshore real estate investment fund and chairman, president and chief executive officer of Catellus Development Corporation, a publicly-owned California development corporation. Mr. Karp has prior experience as senior vice president of Reichmann International and principal of The Yarmouth Group, an institutional real estate investment advisor. In addition, our underwriting department averages approximately 14 years of financial analysis and credit experience. We believe the quality, experience and teamwork of our senior management team and underwriting group will be important factors in implementing our business and growth strategy.

  •
  Knowledge of Automotive Dealer Creditworthiness and Capital Needs. Since our inception, we have developed an extensive database to identify the profile of creditworthy automotive dealers. Our focus on and expertise in the automotive dealership industry enables us to effectively assess credit risk and offer our unique loan product to qualified automotive dealers.

  •
  Differentiated Loan Product. We offer long-term, fixed-rate loans to qualified automotive dealers seeking to maximize loan proceeds. Because most lenders are willing to lend only up to 75% to 80% of the value of a dealership's real estate and are not prepared to lend based on cash flow, our loan product offers an important alternative not otherwise available to automotive dealers seeking to expand or improve their dealership holdings or ownership stake in an existing business. In addition, many of our competitors offer only short-term loan products, while we intend to offer short-term and long-term as well as fixed-rate and variable-rate loan products, which we believe will be a distinct advantage.

  •
  Credit Expertise. Our underwriting department conducts extensive due diligence and quantitative and qualitative analysis of all dealers seeking a loan and any of their dealerships that will be used as collateral. Our analysis of a dealership's financial performance, strength of management, location and brand enables us to effectively evaluate prospective loan transactions and mitigate credit risk. Every loan we make must be unanimously approved by our credit committee, which consists of our chief executive officer, our president and our chief credit officer.

  •
  Ability to Securitize. We have completed four securitizations since our inception. To accomplish this we have established a credible relationship with various nationally recognized statistical ratings organizations and bond investors, which we believe will facilitate our ability to execute additional securitizations as a continued source of funds in the future. In order to ensure successful securitization of a pool of loans, we monitor a number of characteristics of each loan pool, including the diversity of brands, location, loan to value, fixed charge coverage and borrower concentration represented by the dealerships. Securitization is a highly effective source of funding because it allows us to match the maturities of our loan assets with the maturities of our debt.

  Target Market

        Our target market for loan originations consists of approximately 13,000 automotive dealerships out of a total of approximately 21,700 dealerships in the United States that sell at least 400 new vehicles per year or have revenues exceeding the national average for automotive dealers. We assess our target market in terms of size, brand strength and location. Brand strength helps us predict success over the long term, while geographic considerations help to provide appropriate dealer diversification. These variables provide a preliminary benchmark in identifying the target market and automotive dealer prior to the more detailed underwriting process that follows once an application is received from a dealer.

        The value of a dealership is critically dependent upon the strength of the brand of vehicles it sells. Brand strength is a function of the financial strength of the manufacturer of that brand, its market penetration, the demand characteristics of each market, the franchise assessment, brand sales per outlet and market share. We provide financing only to automotive dealers of generally recognized brands that have been approved by our credit committee. We have developed a proprietary brand scoring matrix that ranks each automobile brand based on the above criteria.

        In order to achieve the necessary geographic diversification, we have established no geographic boundaries within the United States for our target market. Nevertheless, we focus efforts on those states that have the highest average sales per dealership and we generally avoid rural areas.

Our Business and Growth Strategy

        Our business and growth strategy consists of the following six elements:

  •
  Leverage existing dealer relationships and target larger automotive dealers with significant capital needs. Although some of our existing customers may have additional demand, to date we have limited the amount of a loan secured by any one dealership to $20 million and the total amount loaned to any one automotive dealership group to $30 million in order to mitigate credit risk. After this offering, consistent with our expanded capital base, we currently plan to increase the total loan amount available per dealership to $40 million and per automotive dealership group to $60 million. We believe this will increase our dollar volume of loan originations.

  •
  Offer variable-rate loans as well as fixed-rate loans based on cash flow collateralized by real estate assets and business assets to existing and new customers. Some automotive dealers who seek loans may find a variable-rate product to be more attractive than a fixed-rate product because of the current low level of interest rates. In addition, because floor plan financing is typically variable-rate, many automotive dealers have traditionally sought and are more familiar with the pricing for this type of loan product, which we plan to introduce following this offering. We expect that by offering a choice of variable-rate and fixed-rate loans, our origination volume will increase.

  •
  Introduce a full range of traditional, real estate loan products to increase our customer base. In addition to our current offering of 15 to 20-year fixed-rate loans, we plan to attract new customers who seek traditional real estate mortgage loans. We also plan to seek marketing alliances with providers of floor plan financing to further expand our customer base.

  •
  Continue to finance loans in securitization transactions and selectively retain interests in future securitizations. Since our inception, we have financed loans totaling approximately $519.1 million in aggregate initial balance in four securitization transactions, which are described below under the heading "Our Loan Portfolio—Previous Securitizations." As of June 30, 2003, our portfolio consisted of $85.2 million of loans to be financed in future securitization transactions and retained interests in the unrated bonds included in our four prior securitization transactions. Following completion of this offering, we expect to continue to finance loans we originate in securitization transactions and selectively retain interests in rated bonds and unrated bonds.

  •
  Focus our advertising and marketing program to highlight our expanded product offerings. Our primary approach to communicating with our target market is through advertising, direct mail, our marketing representatives and the Internet. To this end, we engage in significant ongoing advertising and direct mail campaigns to maintain name and program recognition. Our primary advertising medium is Automotive News, the most broadly read weekly publication in the automotive industry. In addition, we participate in industry organizations such as National Automobile Dealers Association and JD Power and Associates. Following this offering, the primary focus of our advertising efforts will be to highlight the expanded range of products that we intend to offer.

  •
  Provide a continued high level of customer service throughout the term of the loan by continuing to service the loan directly. We act as primary servicer of the loans in each of our loan securitizations. As primary servicer, we are responsible for certain aspects of servicing and administering each of the loans included in the securitizations, which enables us to develop and maintain relationships with each of the automotive dealers to whom we originate loans. We expect to continue to act as primary servicer for loans included in future securitizations.

Our Loan Products

        Following completion of this offering, we currently expect to provide our target market with the following loan products while operating our business so as to remain qualified as a REIT under the Internal Revenue Code:

  •
  Fixed-rate cash flow-based loans secured in part by real estate assets and in part by business assets with terms generally ranging from five to twenty years;

  •
  Variable-rate cash flow-based loans secured in part by real estate assets and in part by business assets with terms generally ranging from five to ten years;

  •
  Fixed-rate real estate mortgage loans secured by real estate with terms generally ranging from five to ten years; and

  •
  Variable-rate real estate mortgage loans secured by real estate with terms generally ranging from five to ten years.

        Each of these loan products addresses different needs of automotive dealers that, based upon our experience, continue to remain unmet by existing providers either in terms of loan term, loan amount or rate structure. To date, we have offered only our fixed-rate cash flow-based loan product. By expanding our product offering as described above, we expect to address a multitude of additional needs and dealer preferences. In each case, we expect to provide loans that are short, medium or long term and partially or totally secured by real estate. In addition to the loan products described above, we may introduce additional products from time to time to capitalize on additional origination opportunities.

Our Loan Portfolio

        Since our inception, we have originated an aggregate of 105 loans to automotive dealers with an aggregate initial principal amount of approximately $618 million. After originating a sufficient number of loans to develop a pool available for securitization, our approach has been to subsequently finance the loans we originate in a securitization transaction. Through June 30, 2003, we have completed four securitization transactions with an average of 23 loans having an average aggregate initial principal amount of $129.8 million included in each securitization. Historically, we have structured our securitizations as off-balance sheet transactions and therefore have recorded gain on sale in connection with each securitization. Following this offering, we expect to structure our securitizations as on-balance sheet secured financings, and therefore do not expect to record any gain on sale in connection with future securitizations. Following this offering, we may seek to aggregate larger loan pools for securitization in order to obtain more favorable terms.

  Loan Portfolio as of June 30, 2003

        Our loan portfolio as of June 30, 2003 consisted of a pool of 12 fixed-rate, monthly pay loans. The loans had an aggregate balance as of June 30, 2003 of $85.2 million. All but one of the loans in our portfolio as of June 30, 2003 is fully amortizing and the remaining loan is a balloon loan. All of the loans were current in payment as of June 30, 2003. The loans are secured by (1) one or more first mortgages on fee simple or leasehold interests in real properties located in the United States or its territories and possessions used in connection with the operation of a new and used automobile dealership or motorcycle dealership, (2) security interests in business assets, including automobile parts and equipment and intangible property but not the dealership's automobile inventory, and specified other personal property, and (3) specified additional collateral. We originated the loans described below between January and June 2003. We have underwritten each of the loans in accordance with our guidelines that are described in "—Policy With Respect to Certain Activities—Loan Approval Policies" found on page 67.

Borrower(1)	Brand(s)	Original Principal Balance	Interest Rate	Term/ Amortization (in months)	Principal Balance as of June 30, 2003	Original Fixed Charge Coverage Ratio (2)	Loan to Enterprise Value (3)	Loan to Realty Value(4)
Team Land II, LLC Oxnard, CA	Nissan	$6,500,000	9.24%	96/173	6,426,053	1.56x	53.60%	120.34%
Telluride Enterprises, LLC Palm Bay/Melbourne, FL	Chevrolet	$18,500,000	8.84%	180/180	18,402,059	1.58x	55.06%	94.37%
RCP Holdings, LLC/RCP Properties, LLC Columbia, SC	Ford	$10,500,000	8.86%	180/180	10,444,514	1.54x	60.57%	123.97%
S C Real Estate Holdings, LLC Spokane, WA	Chrysler	$3,450,000	9.26%	180/180	3,432,431	2.00x	53.88%	158.91%
Route 11 LLC/SJMJ LLC(5) Syracuse, NY	Dodge Chrysler Jeep	$9,000,000	9.12%	180/180	8,953,568	1.68x	49.65%	99.01%
Quinlan Enterprises, LLC Knoxville, TN	Dodge	$9,000,000	8.87%	240/240	8,973,185	1.90x	71.11%	200.52%
Kaspar Drive, LLC Flagstaff, AZ	Toyota	$3,100,000	9.31%	180/180	3,092,573	1.61x	61.42%	144.85%
Dickson City Realty LLC/ Middletown Vehicle Realty, LLC Middletown, NY Scranton, PA	Hyundai Pontiac Buick, GMC	$5,700,000	9.32%	180/180	5,686,358	2.21x	69.09%	147.31%
CT Real Estate Investments, Inc. St. Croix, USVI	Toyota Chrysler Dodge Jeep	$2,500,000	8.896%	180/180	2,500,000	2.04x	45.65%	121.01%
United Group, LLC Passaic, NJ Clifton, NJ	Honda	$10,000,000	8.14%	180/180	10,000,000	1.50x	53.75%	89.89%
A-Man(K), Inc. Lima, OH	Ford	7,300,000	8.40%	180/180	7,300,000	1.51x	64.15%	112.48%
Total portfolio/Weighted average(6)		$85,550,000	8.85%		$85,210,741	1.68x	58.22%	121.39%

(1)
The borrower is typically a special purpose entity established by the dealer, which guarantees the loan.

(2)
Fixed charge coverage ratio, FCCR, represents the ratio of the dealer's cash flow for the twelve months period prior to the loan origination date, based upon financial statements provided by the dealer as adjusted by us, divided by pro forma fixed charges for such period.

(3)
Loan to Enterprise Value is the ratio of the principal of the loan as of June 30, 2003 to the value of all of the collateral that secures the loan, including real estate and business assets of the dealership.

(4)
Loan to Realty Value is the ratio of the principal of the loan as of June 30, 2003 to the appraised value of the real estate that secures the loan.

(5)
Represents two loans that are cross-defaulted and cross-guaranteed.

(6)
Weighted averages are based upon the principal balance of the loan as of June 30, 2003.

  Certain Terms and Conditions of Our Loans as of June 30, 2003

        Due Dates.    All of our loans provide for scheduled payments of principal and/or interest to be due on the first day of each month in arrears.

        Loan Rates; Calculations of Interest.    All of the loans bear interest at a rate per annum that is fixed for the remaining term of each loan. As of June 30, 2003, the loan rates range from 8.14% to 9.32% per annum and the weighted average loan rate of the loans is 8.85% per annum. All of the loans accrue interest on an Actual/360 Basis.

        Amortization of Principal.    All of the loans except one are fully amortizing, and the remaining loan is a balloon loan. As of June 30, 2003, the weighted average remaining term to stated maturity of the loans was 177.6 months. The original amortization schedule of the loans ranges from 96 to 240 months. None of our loans permit negative amortization or the deferral of accrued interest.

        Prepayment and Defeasance Provisions.    All of the loans prohibit principal prepayments, in whole or in part, prior to a specified date followed by a specified period during which any principal prepayment is required to be accompanied by a prepayment charge or yield maintenance charge. In addition, some of the loans for which prepayment charges and yield maintenance charges are payable have terms that provide for the payment of such prepayment charges or yield maintenance charges in connection with some involuntary prepayments of principal.

        Our loans provide for a right of defeasance on any payment date under the note, upon sixty days prior written notice. Specified requirements set forth in the loan documents must be satisfied including the requirement that no event of default under the loan then exists. The defeasance collateral must be direct, non-callable and non-redeemable obligations of the United States for the payment of which its full faith and credit is pledged.

        Covenants.    In general, each of the borrowers, which typically are bankruptcy remote, special purpose entities which own the dealership real estate, and the related guarantors, which typically are the dealership operating entities, is required to comply with, among others, the following loan covenants:

  •
  Each borrower and its related guarantor, on a consolidated basis, must maintain a minimum fixed charge coverage ratio.

  •
  Each guarantor must maintain a minimum adjusted net worth throughout the life of the loan.

  •
  The borrower and guarantor for each loan must maintain, or cause to be maintained, such insurance against risks as may be required by any automobile manufacturer and/or by us, including insurance against fire and business interruption. In most cases, the borrower and/or guarantor also is required to provide key man life insurance on certain persons in such amounts as we may require.

  •
  The borrower or guarantor is required to remain in good standing under its sales and service agreement with the related automobile manufacturers and not to amend or modify such agreement without our consent. Some dealers have sales and service agreements with terms that are shorter than the terms to maturity of the related loans. In each of those cases, the related borrower and guarantor are required under the terms of our loan to renew the terms of such sales and service agreement. However, upon the satisfaction of specified conditions, including approval by us of the new automobile manufacturer or new agreement, the borrower or guarantor may substitute a new sales and service agreement for the old sales and service agreement during the term of the loan.

        Guarantees.    Our loans generally have the benefit of two or more continuing guarantees. The borrower is typically a special purpose entity established by the dealer. The first guarantee is given by the entity that operates the related dealership and is an absolute and unconditional guarantee of the borrower's obligations under the note. This full guarantee is secured by a security interest in the personalty of the guarantor. This personalty excludes motor vehicles and certain other personal property, and the related security interest does not constitute a first priority lien on such personalty in most cases. In addition, the guarantors may have indebtedness other than the related loans, and the personalty securing the loan may be subject to some other permitted encumbrances. The second guarantee generally given in connection with each of the loans is given by individuals designated by us and involved with the dealerships. These guarantees are absolute in some cases and limited in other cases. However, we typically cannot enforce the second guarantee until the occurrence of specified "trigger events" such as fraud, intentional damage to the collateral, intentional acts that impair our perfection in the collateral, the voluntary imposition of non-permitted encumbrances on the collateral, a voluntary act of bankruptcy, dissolution or insolvency by the borrower or a guarantor, and the unauthorized relocation of the dealership or the competition by an affiliate that violates a restricted "radius" within which no competition from an affiliate is permitted.

        Cross-Default and Cross-Collateralization.    To the extent that any loan is evidenced by more than one note or secured by more than one mortgaged property, the related notes are cross-collateralized by the related mortgaged properties and are cross-defaulted to each other.

  Previous Securitizations

        We sold at issuance $104.6 million of loan trust certificates through securitization transactions in 1999, $111.6 million in 2000, $122.2 million in 2001 and $123.4 million in 2003. The certificates represent beneficial interests in one or more trust funds established by our special purpose bankruptcy remote subsidiary. The trust fund assets consist primarily of bonds issued by a trust established by the special purpose subsidiary. The bonds are generally secured by loans secured by interests in real estate used in the operation of automotive dealerships and also secured by a lien on the business assets other than automobile inventory and certain other personal property of those dealerships.

        1999.    The assets of the 1999 trust estate consist primarily of 20 fixed-rate, monthly pay loans with an aggregate initial principal balance of approximately $115.0 million. The loan rates range from 8.56% to 11.93% and the loans had a weighted average rate of 10.03% as of the date of securitization. As of the date of securitization, the loans had a weighted average fixed charge coverage ratio, or FCCR, of 1.69x based upon the FCCR of the loans as of origination. FCCR represents the ratio of the dealer's earnings before interest, taxes, depreciation and amortization as adjusted by us for the twelve months prior to the loan origination date divided by pro forma fixed charges for that period. The loans had a weighted average loan to enterprise value, which is the ratio of the principal of the loan as of the date of securitization to the value of all of the collateral that secures the loan, including real assets and business assets of the dealership, of 56.30%. The loans had a weighted average loan to realty value, which is the ratio of the principal of the loan as of the date of securitization to the replacement cost value of the real estate that secures the loan, of 155.02%. Grantor trust certificates were issued in seven classes with credit ratings ranging from Baa2 (Moody's Investors Service) or BB (Fitch, formerly known as Duff & Phelps) to Aaa (Moody's) or AAA (Fitch). We initially retained one class of unrated certificates with an initial face value of $3.5 million and another class of unrated certificates with an initial face value of $6.9 million and later sold 49% of the most junior unrated retained interest. There have been no downgrades of any certificates in this securitization.

        2000.    The 2000 trust estate consists of 24 fixed-rate, monthly pay loans with an aggregate initial principal balance of approximately $122.6 million. The loan rates range from 10.23% to 11.51% and the loans had a weighted average rate of 10.73% as of the date of securitization. The loans had a weighted average FCCR of 1.70x, a weighted average loan to enterprise value of 54.02% and a weighted average loan to realty value of 140.16% (excluding loans not secured by real estate), as of the date of securitization. Grantor trust certificates were issued in seven classes with credit ratings ranging from Ba2 (Moody's) or BB- (Fitch) to Aaa (Moody's) or AAA (Fitch). We initially retained rated certificates with an initial face value of $3.7 million and unrated certificates with an initial face value of $7.4 million and later sold 49% of the unrated retained interest and 100% of the rated retained interest. There have been no downgrades of any certificates in this securitization.

        2001.    The 2001 trust estate consists of 26 fixed-rate, monthly pay loans and one participation interest in such a loan with an aggregate principal balance of approximately $140.8 million. The loan rates range from 9.23% to 11.38% and the loans had a weighted average rate of 9.92% as of the date of securitization. The loans had a weighted average FCCR of 1.77x, a weighted average loan to enterprise value of 57.55% and a weighted average loan to realty value of 155.25% (excluding loans not secured by real estate), as of the date of securitization. Grantor trust certificates were issued in seven classes with credit ratings ranging from Ba2 (Moody's) or BB (Fitch) to Aaa (Moody's) or AAA (Fitch). We initially retained rated certificates with an initial face value of $5.6 million and unrated certificates with an initial face value of $12.6 million and later sold 49% of the unrated retained interest and 100% of the rated retained interest. There have been no downgrades of any certificates in this securitization.

        2003.    The 2003 trust estate consists of 21 fixed-rate, monthly pay loans, one participation interest in such a loan and three balloon payment loans with an aggregate principal balance of approximately $141.1 million. The loan rates range from 8.875% to 10.480% and the loans had a weighted average rate of 9.643% as of the date of securitization. The loans had a weighted average FCCR of 2.03x, a weighted average loan to enterprise value of 60.18% and a weighted average loan to realty value of 151.87% (excluding loans not secured by real estate), as of the date of securitization. Grantor trust certificates were issued in eight classes with credit ratings ranging from B3 (Moody's) or B (Fitch) to Aaa (Moody's) or AAA (Fitch). We initially retained rated certificates with an initial face value of $6.3 million and unrated certificates with an initial face value of $11.3 million and later sold 100% of the rated retained interest. Moody's recently downgraded the Class A-1 and A-2 certificates in our 2003 securitization from Aaa to Aa1, the Class B certificates from Aa2 to Aa3, the Class C certificates from A2 to A3, the Class D certificates from Baa2 to Baa3, the Class E certificates from Ba2 to Ba3, and the Class F certificates from B3 to Caa2. Fitch has not downgraded any of these certificates.

        Moody's Ratings.    The following explains the ratings provided by Moody's. The credit ratings of the retained certificates described above do not represent a rating of the securities offered in this prospectus.

    AAA: Certificates rated "Aaa" are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

    AA: Certificates rated "Aa" are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade certificates. They are rated lower than the best certificates because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present that make the long-term risk appear somewhat larger than the Aaa securities.

    A: Certificates rated "A" possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

    BAA: Certificates rated "Baa" are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such certificates lack outstanding investment characteristics and in fact have speculative characteristics as well.

    BA: Certificates rated "Ba" are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes certificates in this class.

    B: Certificates rated "B" generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

Moody's applies numerical modifiers 1, 2, and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranging; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

        Fitch Ratings.    The following explains the ratings provided by Fitch.

    AAA. Highest credit quality. "AAA"" ratings denote the lowest expectation of credit risk. They are assigned only in case of exceptionally strong capacity for timely payment of financial commitments. This capacity is highly unlikely to be adversely affected by foreseeable events.

    AA. Very high credit quality. "AA" ratings denote a very low expectation of credit risk. They indicate very strong capacity for timely payment of financial commitments. This capacity is not significantly vulnerable to foreseeable events.

    A. High credit quality. "A" ratings denote a low expectation of credit risk. The capacity for timely payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to changes in circumstances or in economic conditions than is the case for higher ratings.

    BBB. Good credit quality. "BBB" ratings indicate that there is currently a low expectation of credit risk. The capacity for timely payment of financial commitments is considered adequate, but adverse changes in circumstances and in economic conditions are more likely to impair this capacity. This is the lowest investment-grade category.

    BB. Speculative. "BB" ratings indicate that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment grade.

    B. Highly speculative. "B" ratings indicate that significant credit risk is present, but a limited margin of safety remains. Financial commitments are currently being met; however, capacity for continued payment is contingent upon a sustained, favorable business and economic environment.

Our Lending Process

        We have created an integrated approach to our loan origination and underwriting approval process that effectively combines the skills of our professionals with our proprietary information systems. As a result, we have developed a reputation for timely responses to prospective customers, efficient underwriting and approval processes and prompt closings.

        To generate loan origination opportunities, we actively market our business through our network of regional marketing representatives, our extensive advertising campaign, targeted direct mail efforts, participation in industry conferences attended by prospective customers and the Internet. When the need for capital arises, an automotive dealer will typically make contact with us through our national telephone call center. In response to a call, we will immediately assign a nearby regional market representative to follow up with the dealer and request, among other things, financial information on the dealership(s) in connection with the proposed transaction.

        After receiving financial and other information from the dealer, our underwriting officer enters the basic transaction data into our proprietary database. Utilizing our proprietary scoring and loan sizing model, our underwriting department makes a preliminary determination whether to proceed with the prospective dealer. If our underwriting department determines that the potential transaction meets our initial credit standards, then it prepares a formal proposal letter. If the dealer accepts the terms of the financing as outlined in the proposal letter, we typically require that the prospective customer remit a good faith deposit to cover a portion of our direct out-of-pocket expenses as well as the due diligence and other expenses that we incur in connection with the proposed transaction. Once we receive this deposit, we begin the formal loan underwriting and third party due diligence process. Our underwriting department undertakes this process in accordance with our underwriting procedures and evaluation criteria, as described in "—Policy With Respect to Certain Activities—Underwriting" beginning on page 68. Generally within 30 days of receipt of the deposit and acceptance of the proposal letter by the dealer, a formal and detailed loan submission memorandum describing and analyzing the proposed transaction is circulated to the members of our credit committee. If our credit committee approves the proposed loan, we will issue a commitment letter. If the dealer accepts the terms and conditions as set forth in the commitment letter, we begin the loan documentation process. The legal aspects of our loan closings are typically outsourced to outside counsel who document and close the loans under the supervision of our in-house personnel. The legal costs we incur in documenting and closing our loan transactions are charged to our customers. From start to finish, our loan origination, underwriting and approval process generally takes between 45 to 60 days.

Loan Servicing

        We also act as primary servicer and special servicer of the loans in each of the loan securitizations. As primary servicer, we collect a monthly manufacturers statement and semi-annual financial statement and compliance certificates from each borrower and notify the master servicer of any default revealed by such review. We receive a monthly primary servicing fee based on a percentage of the outstanding principal amount of each loan. As special servicer, we are responsible for servicing and administering loans as to which certain defaults occur and receive fees based on the principal amount of loans during the time that we service such loans as special servicer. We also receive fees for loans that cease to be in default and in connection with the payout of any liquidation or insurance proceeds on loans that we serve as special servicer.

Policy With Respect to Certain Activities

        Our board of trustees has adopted policies with respect to certain activities, including the origination of loans, as discussed below. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. Any change to any of these policies would be made by our board, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then only if, in the exercise of their business judgment, they believe it is advisable to do so in our and our shareholders' best interests.

  Loan Approval Policies

        The unanimous approval of our credit committee is required before we make a loan. The three members of our credit committee are our chief executive officer, our president and our chief credit officer. The credit committee meets frequently on an as-needed basis to evaluate potential loans. Our board of trustees must approve loans in excess of $35 million.

        We originate loans in accordance with our underwriting guidelines and standards, subject to limited exceptions, the scope of which is approved by our board. Pursuant to these underwriting standards, we conduct extensive due diligence and quantitative and qualitative analysis of all prospective customers seeking a loan and any of their dealerships that will be used as collateral. This analysis is specifically tailored to the automotive retailing sector to determine the ability of a dealer to meet its obligations under the proposed loan and to maintain the ongoing viability and value of the dealership.

        After this offering, we plan to expand our offering of loan products to include variable-rate cash flow-based loans and fixed-rate and variable-rate real estate mortgage loans as described more fully above under the heading "Our Loan Products." Some of these loans, among other differences, may have loan amounts based upon only real estate value rather than business asset value and cash flow coverage and may have shorter terms than the loans we currently offer. Accordingly, in our evaluation of these new loan products we may emphasize different criteria than we currently emphasize. We may also utilize different underwriting procedures, in each case as will be determined by our board of trustees without a vote of our shareholders. Any proposed changes to our underwriting guidelines must be approved by our board of trustees and must be in accordance with the terms and conditions of our warehouse credit line.

  Underwriting

        Below is a summary of our existing underwriting procedures and evaluation criteria.

        Due Diligence.    Once a prospective loan transaction has been identified, we perform comprehensive due diligence to assess the credit risks of the proposed transaction. As part of this process, our underwriting department works with our other internal departments and outside third party vendors to prepare a detailed memorandum which typically includes, among other things, the following information, which is then used by our underwriting department, our chief credit officer and our credit committee to ascertain and evaluate the credit risks of a loan:

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  a description of the transaction, loan structure, and sources/uses of proceeds;

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  background of the legal borrowing entity and its management, the dealership ownership structure and the sales and service agreement(s) for the dealership;

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  location of the dealer, demographic information, target market, competition and productivity within designated "area of responsibility";

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  operator and management experience;

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  financial review and trend analysis;

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  fixed charge coverage analysis;

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  dealer's performance using our proprietary "Falcon Loan Sizing and Scoring Matrices," which provide credit scoring based on industry-specific growth, profitability, liquidity and leverage benchmarks and extrapolate recommended loan size based on financial performance and an internally developed collateral valuation;

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  credit history;

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  a review of the financial condition of primary owners;

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  descriptions of the collateral locations;

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  estimated collateral value based on our preliminary valuation of the dealer, analysis and derivation of the dealership's tangible net worth, and review of all surviving third party leases, if any; and

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  financial spreads and ratio analysis.

        In addition, all credit decisions are subject to our receipt of acceptable third party due diligence reports, which generally include a site and location analysis, environmental site assessment, accountant agreed upon procedures, collateral appraisal and background investigation, as described below.

        Quantitative Analysis.    We conduct extensive quantitative analysis of prospective loan transactions, including examining revenue trends, profitability, capitalization and fixed charge coverage for the dealer. This enables us to determine the financial capabilities of the dealer, the manner in which the dealership has been operated and the ability of the dealership to support the repayment of the prospective loan. Our financial analysis of a dealer covers a detailed three-year performance assessment. Our historic and pro forma cash flow analysis measures the ability of the dealer to service total debt and all other fixed obligations. The primary determinant for this measure is the fixed charge coverage ratio, or FCCR, which represents the ratio of the dealer's cash flow for the twelve months prior to the loan origination date divided by pro forma fixed charges for such period.

        Qualitative Analysis.    Through our staff of underwriters and third party diligence vendors, we also evaluate and consider a number of qualitative factors in making our credit decisions, including the following:

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  Strength of Management. We assess the dealer's management ability and credit strength, generally considering:

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  years of experience of the dealership's owners;

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  the dealer's financial performance versus industry averages;

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  the tenure, turnover and experience of the management team;

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  the ability of the dealer to enhance unit sales and revenues as well as control expenses;

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  the quality and sophistication of the dealer's management and financial controls and back-office financial management systems;

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  the appearance of the dealership's location;

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  the dealer's short-term and intermediate strategic business plan; and

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  the dealer's responses to inquiries during the underwriting and supplemental due diligence process.

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  The Dealer's Willingness to Pay Creditors. We analyze how the dealer has historically paid its obligations. We verify timeliness of the dealer's payments to lenders providing inventory financing, leasing companies and any other creditors.

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  Credit and Background Investigations. We obtain credit and personal background information on all prospective customers and their controlling principals, including credit reports by nationally recognized credit reporting agencies, a public records search to determine the existence of liens, judgments, bankruptcy filings or other court actions that may adversely impact the financial condition of the dealer, state and Federal court records within the dealer's jurisdiction, Security and Exchange Commission and Commodities Futures Trading Commission violations, Lexis/Nexis database searches and UCC filings.

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  Location and Site Quality Review. We examine the quality of a dealership's physical location and the competitive characteristics of the site in assessing the ability of the dealership to maintain its financial performance, as well as the ability to secure replacement operators in a default scenario. In assessing location and site quality, we prepare a report, consisting of:

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  general information including unit property location with address, year built, number of service bays and parking spots, and any major renovations;

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  physical characteristics such as visibility, attractiveness, quality of construction, property condition and overall physical plant review;

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  location considerations, such as time distance from potential customers, access, highway medians, traffic signals, traffic counts, ingress and egress;

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    identification of general trend and directions of growth, decay and renewal, including the life cycle of the commercial district in which the site is located (i.e., growth, stability, decline and revitalization);

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    identification of socioeconomic characteristics of the area's population;

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    availability of land for expansion; and

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    character and location of existing or anticipated competition.

        Approved Brands.    We believe that strong automobile brands equate to a higher likelihood of individual automotive dealer success. This in turn, we believe, mitigates the lending risk associated with providing a loan to the dealer. As such, before we develop a lending program for dealers of any brand of motor vehicles, we conduct a detailed "Concept Review" of the related manufacturer's makes and models, as described below.

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  Concept Reviews. Our approval of a brand is based on the brand's ranking within our proprietary Brand Scoring Matrix, as described below, and the results of a thorough due diligence of the brand. This information is presented to our credit committee in the form of a Concept Review. The Concept Review generally includes regional and national trends in revenues and operating cash flow, customer and consumer profiles, brand overview, major automotive dealer participant profiles and brand competition. Our underwriting department monitors all brands and conducts a periodic brand Concept Review to determine the current market share of the brand, product development trends and the financial support offered to the automotive dealers of that brand.

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  Brand Scoring Matrix. An automotive dealership derives its business value from the one or more brands it controls. The value of a dealership is dependent, in part, on brand strength and, therefore, brand strength is a critical element in our underwriting process. Our proprietary Brand Scoring Matrix ranks each automobile brand based on certain brand criteria. It evaluates the relative importance of these criteria and generates an overall score for the brand. Data used in the scoring matrix is gathered from nationally recognized statistical ratings organizations, trade groups and industry publications. Our proprietary Brand Scoring Matrix ranks each automobile brand based upon the following criteria:

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  Financial Strength. The financial strength of the manufacturer is considered on the basis of the S&P ratings assigned to the company's long-term corporate debt. Financial strength is a measure of a manufacturer's ability to support its brand and dealer network and consistently innovate to be competitive.

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  Market Share and Market Penetration. The absolute level of market share achieved by a brand within its segment (domestic, foreign high line and foreign non-high line) is considered as an indicator of the brand's overall market strength and ability to withstand competition. In addition, each brand is considered on the basis of its increase or decrease in market share within its segment over the preceding five-year period, which measures the effectiveness of manufacturer and customer loyalty.

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  Brand Assessment. We also rely upon J.D. Power and Associates' Franchise Assessment, which ranks brands on the basis of four sets of criteria:

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  placement on J.D. Power and Associates surveys regarding customer satisfaction, quality, appeal and overall brand image;

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  dealer attitude, based on a dealer attitude study;

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  new vehicle profit per dealership; and

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  marketing incentives as spent by the manufacturer.

            In addition to being a gauge of value, we believe this score measures the liquidity of a franchise.

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    Unit Sales Per Outlet. The number of new units sold per outlet is an indicator of the level of dealer saturation. The change in the number of new units sold per outlet over a five-year horizon provides a trend line toward either too few dealers or too many dealers within a brand.

        We provide financing only to dealers of approved brands. Each approved brand is supported by a thorough due diligence of the brand and its franchise system. The results of the brand due diligence are compiled into a "Brand Book" maintained and updated for each approved brand. The Brand Books are maintained and generally updated regularly by our underwriting department with information from a number of key industry sources.

        Accountant Agreed Upon Procedures.    To assist in the evaluation of a dealer's management and systems, we retain an accounting firm that specializes in the automotive retailing industry to conduct certain agreed upon procedures for each dealer applicant. The accounting firm provides the dealer with an industry specific internal control questionnaire developed by the accounting firm and us. The accounting firm facilitates completion of the questionnaire generally by meeting on-site with the dealer and its financial managers. The accounting firm also performs compliance testing on selected internal control procedures of the dealer.

        Environmental Due Diligence.    We obtain an environmental assessment for all real estate serving as collateral for a loan. We require the environmental assessment, which is completed by a third-party environmental consultant, to contain a Phase I report to provide us with an assessment concerning environmental conditions identified in the report as they existed on the property. We require the Phase I reports to be completed utilizing generally accepted Phase I industry standards in accordance with the American Society for Testing and Materials Standard E 1527-97 and our scope of work. Our scope of work includes an evaluation of:

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  the property history and/or historic uses that would suggest an impact to the environmental integrity of the property;

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  physical characteristics of the property identified through review of ascertainable standard historical sources;

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  current property conditions including compliance with appropriate regulations;

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  the potential existence of asbestos;

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  information contained in governmental informational systems within specific search distances from the project; and

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  adjacent properties to identify high risk neighbors.

        If the Phase I report suggests that it is appropriate to undertake further investigation, we will undertake a Phase II investigation. If the Phase II investigation identifies an environmental problem, then we require the dealer either to remediate the problem prior to closing a loan or within a time frame acceptable to us following closing of the loan. In the case of post-closing remediation, we will hold back from the loan proceeds and place into escrow an amount necessary to complete the work pursuant to the Phase II protocol, plus a contingency amount.

        Other than our policies with respect to loan originations discussed above, we do not have a policy limiting our ability to make loans to other persons.

  Financing Policies

        As disclosed elsewhere in this prospectus, we have incurred debt since our formation in order to fund our operations and loan originations. We entered into a $150 million Revolving Warehouse Financing Agreement in January 1998 with SunAmerica Life Insurance Company and ABN AMRO Bank, N.V. solely for the purpose of originating loans. The maturity date is October 27, 2003. Interest is calculated using a 30-day commercial paper rate plus 300 basis points. We plan to repay $            of the outstanding balance of $78.4 million as of June 30, 2003 with the proceeds of this offering. In addition, we entered into a $19.3 million Senior Subordinated Loan Agreement in January 1998 with Goldman Sachs Mortgage Company and SunAmerica Life Insurance Company. This agreement provides for a $5.0 million working capital loan, $2.0 million hedge loan and $12.3 million for loan originations. The interest rate is 12%, with 9% payable in cash and 3% accrued and capitalized, and the loan matures on October 1, 2004. The balance under the Senior Subordinated Loan Agreement as of June 30, 2003 was $9.6 million. In April 1999, we entered into a $0.5 million Junior Subordinated Loan Agreement with Falcon Auto Venture LLC, an entity controlled by our chief executive officer, our president and a former executive officer of our company. The interest rate is 12%, with 9% payable in cash and 3% accrued and capitalized, and the loan matures on October 1, 2004. The balance under the Junior Subordinated Loan Agreement as of June 30, 2003 was $0.5 million. We plan to repay in full the outstanding balance under the Senior Subordinated Loan Agreement and the outstanding balance under the Junior Subordinated Loan Agreement with the proceeds of this offering.

        Our board will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the principal amount of loans to be originated with debt financing, the estimated value of our loan portfolio upon refinancing, and the ability of our loan portfolio and our company as a whole to generate cash flow to cover expected debt service.

        Generally speaking, although we may incur any of the forms of indebtedness described below, we intend to focus primarily on financing future growth through the one or more warehouse credit facilities and through the financing of loans we originate in future securitization transactions. We may also incur debt in the form of public or privately traded debt instruments, financing from banks, institutional investors or other lenders, any of which may be unsecured or may be secured by our loan portfolio. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular mortgage to which the indebtedness relates. We may use the proceeds from any borrowings for originating loans, working capital, to refinance existing indebtedness or to finance acquisitions or expansion. We may also incur indebtedness for other purposes when, in the opinion of our board, it is advisable to do so. In addition, we may need to borrow to meet the taxable income distribution requirements under the Internal Revenue Code if we do not have sufficient cash available to meet those distribution requirements.

  Hedging Activities

        In connection with the underwriting of our loans, we enter into hedging transactions to mitigate the effect of changes in interest rates, changes in credit spreads and other market conditions. These transactions include short sales and purchases, securities resale and repurchase agreements and interest rate swaps. We generally short U.S. Treasury securities and invest the proceeds in repurchase agreements with U.S. Treasury notes as the underlying securities. In swap transactions, we generally enter into an interest rate swap contract, receiving a floating rate of interest and paying a fixed rate of interest. We intend to continue to use these and other hedging strategies in the future. These instruments may be used to hedge as much of the interest rate risk as our management determines in the best interests of our shareholders, given the cost of such hedges and the need to maintain our status as a REIT. Our management may elect to have us bear a level of interest rate risk that could otherwise be hedged when our management believes, based on all relevant facts, that bearing such risks is advisable. We engage in hedging for the sole purpose of protecting against interest rate risk and not for the purpose of speculating on changes in interest rates. For further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk" beginning on page 51.

  Equity Capital Policies

        Our board has the authority, without further shareholder approval, to issue additional authorized common shares and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate. Existing shareholders have no preemptive rights to common shares or other shares of capital stock issued in any offering, and any offering might cause dilution to a shareholder's investment in us. Although we have no current plans to do so, we may in the future issue common shares to fund additional originations, in connection with acquisitions or for other general corporate purposes. We do not currently propose to offer common shares or other securities in exchange for property.

        Our board has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

  Reporting Policies

        Generally speaking, since our formation, we have provided periodic financial reports to our equity investors. After this offering, we will become subject to the full information reporting requirements of the Securities Exchange Act of 1934, as amended. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including certified financial statements, with the Securities and Exchange Commission.

Investment Policies

        The following is a discussion of our investment policies. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. Any change to any of these policies would be made by our board, however, only after a review and analysis of that change, in light of then existing business and other circumstances, and then, only if, in the exercise of their business judgment, they believe it is advisable to do so in our and our shareholders' best interest. We cannot assure you that our investment objectives will be attained.

  Investments in Real Estate Mortgages

        In connection with the business of securitizing portfolios of mortgage loans that we originate, we generally invest in those portfolios of mortgage loans by retaining a portion of the bonds or other securities issued as consideration in the securitization transaction. Those bonds are generally secured by pools of mortgage loans to automotive dealers, and our interest in the pool of mortgage loans may be subordinate to that of the holders of other bonds issued as part of the securitization transaction. As discussed above under "—Our Loan Portfolio—Certain Terms and Conditions of Our Loans as of June 30, 2003" beginning on page 62, these loans are typically guaranteed. We may retain rated or non-rated certificates. Following completion of this offering, we expect to structure our securitizations as on-balance sheet secured financings and therefore each of the loans included in the securitized portfolio will be reflected on the balance sheet. We also may purchase a portion of the bonds issued in our prior securitizations. The amount of our investment in any securitization transaction we undertake and the yield and credit characteristics of any bonds we receive will depend on the pricing terms for such bonds and the amount of capital available to us to make such investments. Thus, our investments in mortgage loans other than future loans that we originate will be limited to select purchases of bonds issued in our prior securitizations.

        We also act as the primary servicer and special servicer of the loans in each of the loan pools that we securitize, as described above under "—Our Loan Portfolio—Previous Securitizations" beginning on page 64.

  Investments in Real Estate or Interests in Real Estate

        We have not, prior to this offering, engaged in any investments in real estate or interests in real estate, nor do we intend to engage in this activity in the future.

  Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities; Investments in Other Securities

        We have not, prior to this offering, engaged in any investment activities in other entities, nor do we intend to engage in these activities in the future. In the future, subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in common stock and other securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purposes of exercising control over such entities.

        We do not intend to invest in the securities of other issuers for the purpose of exercising control, to underwrite securities of other issuers, or to engage in the purchase and sale (or turnover) of investments.

  Conflict of Interest Policy

        In connection with our adoption of a code of ethics, we will adopt policies to reduce or eliminate potential conflicts of interest. In addition, our board of trustees is subject to certain provisions of Maryland law that are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will be successful in eliminating the influence of these conflicts.

        We will adopt a policy that, without the approval of a majority of the disinterested trustees, we will not:

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  acquire from or sell to any of our trustees, officers or employees, or any entity in which any of our trustees, officers or employees is employed or has an interest of more than 5%, any assets or other property;

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  make any loan to or borrow from any of our trustees, officers or employees, or any entity in which any of our trustees, officers or employees is employed or has an interest of more than 5%; or

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  engage in any other transaction with any of our trustees, officers or employees, or any entity in which any of our trustees, officers or employees is employed or has an interest of more than 5%.

        Under Maryland law, a contract or other transaction between us and any of our trustees and any other entity in which that trustee is also a trustee or director or has a material financial interest is not void or voidable solely on the grounds of the common trusteeship or directorship or interest, the fact that the trustee was present at the meeting at which the contract or transaction is approved or the fact that the trustee's vote was counted in favor of the contract or transaction, if:

  •
  the fact of the common trusteeship or directorship or interest is disclosed to our board or a committee of our board, and our board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested trustees, even if the disinterested trustees constitute less than a quorum;

  •
  the fact of the common trusteeship or directorship or interest is disclosed to our shareholders entitled to vote, and the contract or transaction is approved by a majority of the votes cast by the shareholders entitled to vote, other than votes of shares owned of record or beneficially by the interested trustee, corporation, firm or other entity; or

  •
  the contract or transaction is fair and reasonable to us.

Marketing

        We originate loans to automotive dealers through our marketing representatives and the Internet. Our marketing representatives are organized into geographic areas and as of June 30, 2003, we had six marketing representatives serving the U.S. market. In the next twelve months, we intend to increase the size of our marketing force to enhance our marketing program. Marketing representatives' compensation is comprised of base components and an incentive component based on loans originated. The incentive component is designed to be the main driver of the marketing representatives' compensation.

        We market our product primarily through direct mailing and advertising in trade publications. We expect to focus our marketing efforts on promoting our new products, including variable-rate cash flow-based loans and traditional fixed-rate real estate mortgage loans.

Competition

        We believe that competition for the origination of loans to automotive dealers is highly fragmented. We face competition from banks and/or the captive finance companies. We believe the principal competitive factors in originating loans to automotive dealers are the available loan amount, price, personal recourse, the availability of a full range of loan products, relationships with dealers and name recognition and reputation within the industry.

        We have encountered limited competition to date in providing our fixed-rate cash flow-based loans to automotive dealers where loan amount is the key factor. As we expand our product offerings to include traditional real estate mortgage loans, we expect to compete more directly with banks as well as the finance affiliates of automobile manufacturers. Many of these competitors may have substantially greater financial, technical, marketing and distribution resources than we do. Several of these competitors also may have greater name recognition and more established relationships with our target customers.

Employees

        As of August 31, 2003, we had a total of 26 employees. Our employees consist of two senior officers, seven marketing representatives and seventeen underwriting, compliance, accounting and other employees. We believe that our relations with our employees are good. None of our employees are unionized.

Offices

        We have leased our corporate office headquarters at 15 Commerce Road, Stamford, CT 06902 since 2002. The current lease for our office headquarters expires on April 30, 2012.

Legal Proceedings

        From time to time, we are involved in various legal matters and proceedings concerning matters arising in the ordinary course of business. We currently believe that any ultimate liability arising out of those matters and proceedings will not have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Executive Officers and Trustees

        Upon completion of this offering, our board of trustees will consist of seven trustees, including the trustee nominees named below, each of whom has been nominated for election and consented to serve. Our trustees will serve one-year terms and thus be subject to election annually. Our executive officers and trustees, their ages and positions as of June 30, 2003, are as follows:

Name	Age	Title
Vernon B. Schwartz	53	Chief executive officer and chairman
David A. Karp	44	President and trustee
Joseph L. Kirk, Jr.	37	Senior vice president and chief credit officer
Ralph L. Miller	38	Senior vice president and national marketing director
John E. Warch	46	Senior vice president and controller
James K. Hunt	51	Trustee
Maryann N. Keller	59	Trustee nominee
Donald W. Grigley	62	Trustee nominee
		Trustee nominee
		Trustee nominee

        Vernon B. Schwartz, a co-founder of our company, is our chief executive officer and chairman of our board of trustees. From our inception in 1997 until our reorganization as a Maryland REIT, Mr. Schwartz has been our chief executive officer and has served as a member of our board of managers. In addition, Mr. Schwartz has been an equity owner of Falcon Auto Venture, LLC, a senior managing member of our predecessor that will be dissolved after the closing of this offering, since its inception in 1997. Prior to 1997, Mr. Schwartz was chief executive officer of Reichmann International, the advisor to Quantum Realty Partners, an offshore real estate investment fund, and chairman, president and chief executive officer of Catellus Development Corporation, a publicly-owned California development corporation.

        David A. Karp, a co-founder of our company, is our president and a trustee. From our inception in 1997 until our reorganization as a Maryland REIT, Mr. Karp has served as a member of our board of managers. Since August 2000, Mr. Karp has served as our president. From 1997 to August 2000, Mr. Karp served as our chief operating and financial officer. In addition, Mr. Karp has been an equity owner of Falcon Auto Venture, LLC, a senior managing member of our predecessor that will be dissolved after the closing of this offering, since its inception in 1997. Mr. Karp has prior experience as senior vice president of Reichmann International, the advisor to Quantum Realty Partners, an offshore real estate investment fund, and principal of The Yarmouth Group, an institutional real estate investment advisor.

        Joseph L. Kirk, Jr. has been our senior vice president and chief credit officer since 2000. Mr. Kirk joined our company in 1998 as a loan underwriter. Prior to joining our company, Mr. Kirk was a vice president and commercial credit department manager with Webster Bank since 1994. From 1989 to 1994, Mr. Kirk held various credit analysis positions for Shawmut Bank.

        Ralph L. Miller has been our senior vice president and national marketing director since 2002. Mr. Miller joined our company in 2000 as a senior marketing representative responsible for automotive dealership loan originations in the eastern United States. From 1999 to 2000, Mr. Miller was a vice president in marketing for Enterprise Mortgage Acceptance Company, a specialty finance company making franchise loans in various sectors. From 1996 to 1999, Mr. Miller was president of Vista Capital Funding, Inc., a mortgage banking firm.

        John E. Warch has been our senior vice president and controller since July 2003. Prior to joining our company, Mr. Warch was a senior vice president of finance of Icon Capital Corp. From 1998 to 2001, Mr. Warch was senior vice president and controller of Fintek, Inc.

        James K. Hunt is one of our trustees. From our inception in 1997 until our reorganization as a Maryland REIT, Mr. Hunt has served as a member of our board of managers. Since October 2001, Mr. Hunt has been a founding managing partner for Bison Capital Management, LLC, a private equity firm. From 1990 through 2000, Mr. Hunt was an executive vice president for SunAmerica Investments, Inc., a managing member of Falcon Financial, LLC. Mr. Hunt also serves on the board of directors of Mobile Storage Group, a multi-national on-site storage provider; Financial Pacific Company, an equipment leasing company; Primus Financial Products, LLC, a credit derivatives operating company and provider of investment-grade credit default swaps; and CLS Transportation Inc., a provider of jet charter and limousine services.

        Maryann N. Keller is one of our trustee nominees. Ms. Keller has agreed to serve as a trustee immediately after the closing of this offering. Since November 2000, Ms. Keller has worked as an automotive industry consultant for her own company, Maryann Keller Associates. From July 1999 to November 2000, Ms. Keller served as the President of the Automotive Services unit of Priceline.com. She joined Priceline.com from Furman Selz, where she served as a managing director and auto industry analyst from 1986 to 1999. Ms. Keller serves on the board of directors of Sonic Automotive, one of the largest automotive retailers in the United States, and Dollar Thrifty Automotive Group, the parent company of two automobile rental agencies, Dollar Rent A Car and Thrifty Car Rental.

        Donald W. Grigley is one of our trustee nominees. Mr. Grigley has agreed to serve as a trustee immediately after the closing of this offering. Since 1997, Mr. Grigley has worked as an independent real estate and financial consultant. Mr. Grigley previously served with Shawmut National Corporation from 1964 to 1996, including as an executive vice president for Shawmut Mortgage Company from 1992 to 1996, as senior vice president and division manager in the consumer lending division and as a member of the Credit Policy Committee from 1974 to 1996.

Committees of the Board of Trustees

  Audit Committee

        Upon completion of this offering, our audit committee will consist of three independent trustees, one of whom will serve as the chairperson and will be an audit committee financial expert, as defined in applicable SEC and Nasdaq National Market regulations. Prior to completion of this offering, we expect to adopt an audit committee charter, which will define the audit committee's primary duties to be to:

  •
  serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the creation and performance, generally of our internal audit function;

  •
  oversee the compliance of our internal audit function with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

  •
  oversee the audit and other services of our outside auditors and be directly responsible for the appointment, independence, qualifications, compensation and oversight of the outside auditors, who will report directly to the audit committee;

  •
  provide an open means of communication among our outside auditors, accountants, financial and senior management, our internal auditing department, our corporate compliance department and our board;

  •
  resolve any disagreements between our management and the outside auditors regarding our financial reporting; and

  •
  preparing the audit committee report for inclusion in our proxy statement for our 2004 annual meeting.

        Our audit committee charter will also mandate that our audit committee approve all audit, audit-related, tax and other services conducted by our independent accountants.

  Compensation Committee

        Upon completion of this offering, our compensation committee will consist of three independent trustees. Prior to completion of this offering, we expect to adopt a compensation committee charter, which will define the compensation committee's primary duties to be to:

  •
  establish guidelines and standards for determining the compensation of our executive officers;

  •
  review our executive compensation policies and plans;

  •
  recommend to our board of trustees compensation for our executive officers;

  •
  administer and implement our equity incentive plan;

  •
  determine the number of shares underlying, and the terms of, restricted common share awards to be granted to our trustees, executive officers and other employees pursuant to these plans; and

  •
  prepare a report on executive compensation for inclusion in our proxy statement for our 2004 annual meeting.

  Nominating and Corporate Governance Committee

        Upon completion of this offering, we expect that our nominating and corporate governance committee will consist of three independent trustees. The primary functions of the nominating and corporate governance committee will be to:

  •
  identify individuals qualified to become members of our board of trustees and recommend trustee candidates for election or re-election to our board;

  •
  consider and make recommendations to our board regarding board size and composition, committee composition and structure and procedures affecting trustees; and

  •
  monitor our corporate governance principles and practices, our human resource practices and our fulfillment of obligations of fairness in internal and external matters.

Compensation of Trustees

        The members of our board of trustees who are also our employees do not receive any additional compensation for their services on our board. Each of our non-employee, non-affiliate trustees is eligible to receive restricted common shares and/or option grants under our equity incentive plan. We pay our non-employee trustees $1,500 per meeting and we reimburse their reasonable travel expenses incurred in connection with their attendance at board meetings.

Compensation Committee Interlocks and Insider Participation

        Prior to our reorganization as a real estate investment trust before closing of this offering, all compensation decisions were made by our board of managers. During the last completed fiscal year, two of the members of our board of managers, Messrs. Schwartz and Karp, were officers or employees of our company but did not participate in board deliberations concerning their compensation. During that period, none of the members of our board, nor any of our executive officers, served as a member of the governing body or compensation committee of any entity that had one or more executive officers serving as a member of our board.

        Upon completion of this offering, the members of the compensation committee of the board of trustees will be independent trustees. None of these trustees, nor any of our executive officers, will serve as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our board.

Executive Compensation

        The table below sets forth, for the fiscal year ended September 30, 2002, the cash compensation earned by our chief executive officer, our president and each of our three other most highly paid officers, collectively referred to as the named executives.

Summary Compensation Table

			Long-Term Compensation Awards
	Annual Compensation
Name and Principal Position			Securities Underlying Options	All Other Compensation
	Salary	Bonus
Vernon B. Schwartz Chief executive officer	$225,000	$200,000	—	$4,000
David A. Karp President	225,000	200,000	—	4,000
Joseph L. Kirk, Jr. Senior vice president and chief credit officer	112,500	16,000	—	2,633
Ralph L. Miller Senior vice president and national marketing director	100,000	143,138	—	4,000
John E. Warch(1) Senior vice president and controller	—	—	—	—
Robert Kaufold(2) Senior vice president and chief financial officer	125,000	17,750	—	2,963

(1)
Mr. Warch became our senior vice president and controller in July 2003. Mr. Warch's salary is $170,000 and he is eligible to receive a minimum bonus of $30,000.

(2)
Robert Kaufold left our company on June 20, 2003.

Option Grants and Holdings

        No options to purchase membership interests in our predecessor, Falcon Financial, LLC, were granted to any of the named executives during the fiscal year ended September 30, 2002 or during the nine-month period ended June 30, 2003. Prior to completion of our reorganization as a Maryland REIT, all outstanding options to purchase membership interests in Falcon Financial, LLC will be terminated. We will grant restricted common shares to each of the option holders, including the named executives identified below, under our 2003 Equity Incentive Plan immediately prior to the completion of this offering as set forth in the table below. Upon their grant, the restricted common shares will have voting and dividend rights. However, the restricted common shares will be subject to forfeiture restrictions, which will terminate ratably over a three-year period from the date of grant.

Name	Outstanding Options as of September 30, 2002(1)	Restricted Shares(2)
Vernon B. Schwartz	—	—
David A. Karp	—	—
Joseph L. Kirk, Jr.
Ralph L. Miller
John E. Warch	—	—

(1)
Represents shares underlying options to purchase membership interests in Falcon Financial, LLC as if our reorganization as a Maryland REIT had occurred on September 30, 2002.

(2)
To be granted upon the closing of this offering.

Special Restricted Share Grants

        Upon the closing of this offering, we will grant restricted common shares to the named executives, as set forth in the table below. The terms and conditions of the restricted common shares will be as described above under "—Option Grants and Holdings."

Name	Special Restricted Shares
Vernon B. Schwartz
David A. Karp
Joseph L. Kirk. Jr.
Ralph L. Miller
John E. Warch

Employment Agreements

  David A. Karp and Vernon B. Schwartz

        We have entered into employment agreements with David A. Karp and Vernon B. Schwartz to be effective October     , 2003, under which Mr. Karp serves as our president and trustee and Mr. Schwartz serves as our chief executive officer and chairman. The agreements are substantially identical. The initial term of each employment agreement ends on December 31, 2006, subject to additional one year renewals commencing on January 1, 2004, unless earlier terminated. Each executive's initial annual base salary under his employment agreement is $              . The annual base salary is subject to increase, but not decrease, by the board of trustees. Each executive is eligible for an annual bonus of between    % of his base salary and      % of his base salary, with a target bonus of        % of his base salary. Each employment agreement also provides that the executive will be granted under our equity incentive plan restricted shares with a value of $                in connection with our initial public offering. The restricted shares will vest as to one third of the shares on each of the first three anniversaries of the grant date. Each executive is entitled to executive life and disability insurance.

        Each executive's employment may be terminated by us in the case of his death, disability, for cause as defined in the employment agreement or without cause. A termination without cause shall be upon sixty days' notice by us. Each executive may terminate his employment for good reason, if his health should become impaired or at any time upon sixty days' notice. Good reason for the purpose of the employment agreement means, without the executive's consent, a failure by us to comply with any material provision of the employment agreement, the assignment to the executive of any material duties inconsistent with the executive's position with the company or a substantial adverse alteration in the nature or status of the executive's responsibilities, failure to reelect the executive as a trustee or removal of the executive from his position as a trustee by the board, other than for cause, a material reduction in employee benefits other than a reduction generally applicable to all of our employees, relocation of our principal place of business outside a twenty five (25) mile radius of our current headquarters, or any purported termination of the executive's employment which is not effected pursuant to the terms of the employment agreement.

        If we terminate the executive's employment without cause, or the executive terminates his employment for good reason, the executive would be entitled to a pro-rata portion of his annual bonus at target level and a severance payment equal to three times the sum of his base salary plus the greater of his highest annual bonus earned in the last three fiscal years or his target annual bonus for the current year. All restricted shares, share options and other equity awards also would become fully vested as of the date of his termination.

        If the executive's employment is terminated by us because of disability, he is entitled to the payment of any unpaid portion of his salary, bonus, benefits and a pro-rata portion of his annual target bonus. Upon the executive's death, his heirs would be entitled to receive the unpaid portion of his salary, bonus and benefits and an amount equal to one year of base salary and target annual bonus. Upon his termination of employment due to death or disability, all restricted shares, share options and other equity awards would become fully vested.

        In the case of a termination of the executive's employment by us without cause, by the executive for good reason or due to his disability, we will pay the full cost of his health insurance benefits under our health insurance plan in which he was enrolled immediately prior to termination for a period of eighteen months.

        Each executive's employment agreement provides that he is subject to a non-competition and non-solicitation agreement during his employment and for a period of eighteen months following termination of employment. The employment agreement also provides that if benefits paid pursuant thereto are determined to be subject to an excise or similar tax, we will provide the executive with such additional compensation as is necessary to place him in the same after-tax position as he would have been had such tax not been paid or incurred.

  Joseph L. Kirk, Jr.

        We have also entered into an employment agreement with Joseph L. Kirk, Jr., to be effective October     , 2003, under which Mr. Kirk serves as our senior vice president and chief credit officer. The initial term of the employment agreement is for two years, subject to additional one year renewals. Mr. Kirk's initial annual base salary under his employment agreement is $              . The annual base salary is subject to increase, but not decrease, by the board of trustees. Mr. Kirk is eligible for an annual bonus of between     % of his base salary and    % of his base salary, with a target bonus of    % of his base salary.

        Mr. Kirk's employment may be terminated by us in the case of his death, disability, for cause as defined in the employment agreement or without cause. A termination without cause shall be upon sixty days' notice by us. Mr. Kirk may terminate his employment for good reason, if his health should become impaired or at any time upon sixty days' notice. Good reason for the purpose of the employment agreement means, without Mr. Kirk's consent, a failure by us to comply with any material provision of the employment agreement, the assignment to Mr. Kirk of any material duties inconsistent with Mr. Kirk's position with the company or a substantial adverse alteration in the nature or status of Mr. Kirk's responsibilities, a material reduction in employee benefits other than a reduction generally applicable to all of our employees, relocation of our principal place of business outside a twenty five (25) mile radius of our current headquarters, or any purported termination of Mr. Kirk's employment which is not effected pursuant to the terms of the employment agreement.

        If we terminate Mr. Kirk's employment without cause, or he terminates his employment for good reason, he would be entitled to a pro-rata portion of his annual bonus at target level and a severance payment equal to two times the sum of his base salary plus the greater of his highest annual bonus earned in the last three fiscal years or his target annual bonus for the current year. All restricted shares, share options and other equity awards also would become fully vested as of the date of his termination.

        If Mr. Kirk's employment is terminated by us because of disability, he is entitled to the payment of any unpaid portion of his salary, bonus, benefits and a pro-rata portion of his annual target bonus. Upon Mr. Kirk's death, his heirs would be entitled to receive the unpaid portion of his salary, bonus and benefits and an amount equal to one half of his base salary and one half of his target annual bonus. Upon his termination of employment due to death or disability, all restricted shares, share options and other equity awards would become fully vested.

        In the case of a termination of Mr. Kirk's employment by us without cause, by Mr. Kirk for good reason or due to his disability, we will pay the full cost of his health insurance benefits under our health insurance plan in which he was enrolled immediately prior to termination for a period of twelve months.

        The employment agreement also provides that if benefits paid pursuant thereto are determined to be subject to an excise or similar tax, we will provide Mr. Kirk with such additional compensation as is necessary to place him in the same after-tax position as he would have been had such tax not been paid or incurred.

Equity and Benefit Plans

        In connection with our reorganization as a real estate investment trust, we intend to adopt a new equity incentive plan immediately before the closing of this offering. All outstanding options under Falcon Financial, LLC's existing option plan will be terminated, and we will grant restricted common shares to certain employees pursuant to our new equity incentive plan, the terms of which are described below.

  2003 Equity Incentive Plan

        A description of the provisions of our 2003 Equity Incentive Plan is set forth below. In this summary the 2003 Equity Incentive Plan is referred to as the equity incentive plan. This summary is qualified in its entirety by the detailed provisions of the equity incentive plan. You may refer to the exhibits that are a part of the registration statement of which this prospectus is part for a copy of the equity incentive plan.

        Our board of trustees and shareholders approved the equity incentive plan on                        , 2003. The purpose of the equity incentive plan is to provide incentives to our employees, non-employee trustees and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel.

        As of            , 2003, there were                        common shares reserved for issuance under the equity incentive plan and options with respect to                        common shares were outstanding under the equity incentive plan. There were                        restricted common shares outstanding as of                        , 2003. The number of common shares available for issuance under the equity incentive plan will be                        , which we anticipate will be sufficient for use in grants over the next four to five years. No more than                        of the shares reserved for issuance under the equity incentive plan may be granted pursuant to awards other than options.

        The individual limits on the number of common shares issuable under the plan, which are described in the following paragraph, become effective at the expiration of a grace period which expires on the earlier to occur of:

  •
  the first shareholders meeting at which trustees are to be elected held after the close of the third calendar year following the calendar year in which this offering occurs; or

  •
  the time at which the equity incentive plan is materially amended.

The maximum number of common shares subject to options, share appreciation rights or time-vested restricted shares that can be issued under the equity incentive plan to any person is                         shares in any three consecutive calendar years. The maximum number of shares that can be issued under the equity incentive plan to any person other than pursuant to an option, appreciation rights or time-vested restricted shares is                        shares in any three consecutive calendar years.

        The maximum amount that may be earned as an annual incentive award or other cash award in any fiscal year by any one person is $                        and the maximum amount that may be earned as a

performance award or other cash award in respect of a performance period by any one person is $                        .

        Administration.    Upon closing of this offering, the equity incentive plan will be administered by the compensation committee of our board of trustees. Subject to the terms of the equity incentive plan, the compensation committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the equity incentive plan.

        Source of Shares.    The common shares issued or to be issued under the equity incentive plan consist of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, if an award is settled in cash or if an award otherwise terminates without delivery of any common shares, then the number of common shares counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the equity incentive plan, but will be deducted from the maximum individual limits described above.

        If the option price, a withholding obligation or any other payment is satisfied by tendering shares or by withholding shares, only the number of shares issued net of the shares tendered or withheld will be deemed delivered for purpose of determining the maximum number of shares available for delivery under the equity incentive plan.

        Eligibility.    Awards may be made under the equity incentive plan to our or our affiliates' employees, outside trustees and consultants and to any other individual whose participation in the equity incentive plan is determined to be in our best interests by our board of trustees.

        Amendment or Termination of the Plan.    While our board of trustees may terminate or amend the equity incentive plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our shareholders to the extent required by law or if the amendment would increase the benefits accruing to participants under the equity incentive plan, materially increase the aggregate number of common shares that may be issued under the equity incentive plan, or materially modify the requirements as to eligibility for participation in the equity incentive plan.

        Unless terminated earlier, the equity incentive plan will terminate in 20    , but will continue to govern unexpired awards. Amendments will be submitted for shareholder approval to the extent required by the Internal Revenue Code, the rules of The Nasdaq National Market or other applicable laws.

        Options.    The equity incentive plan permits the granting of options to purchase common shares intended to qualify as incentive stock options under the Internal Revenue Code, referred to as incentive stock options, and stock options that do not qualify as incentive stock options, referred to as nonqualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common shares on the date of grant. If we were to grant incentive stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire. In this case, the exercise price would be adjusted to preserve the economic value of the employee's stock option from his or her former employer. Such options granted in substitution shall not count against the shares available for issuance under the equity incentive plan.

        The term of each stock option is fixed by the compensation committee and may not exceed 10 years from the date of grant. The compensation committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the compensation committee. The exercise price of an option may not be amended or modified after the grant of the option, and an option may not be surrendered in consideration of or exchanged for a grant of a new option having an exercise price below that of the option which was surrendered or exchanged.

        In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering common shares (which if acquired from us have been held by the optionee for at least six months) or by means of a broker-assisted cashless exercise. Stock options granted under the equity incentive plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution. However, we may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns.

        Other Awards.    The compensation committee may also award under the equity incentive plan:

  •
  common shares subject to restrictions;

  •
  common share units, which are the conditional right to receive a common share in the future, subject to restrictions and to a risk of forfeiture;

  •
  unrestricted common shares, which are common shares issued at no cost or for a purchase price determined by the compensation committee which are free from any restrictions under the equity incentive plan;

  •
  dividend equivalent rights entitling the grantee to receive credits for dividends that would be paid if the grantee had held a specified number of common shares;

  •
  a right to receive a number of common shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee; and

  •
  performance and annual incentive awards, ultimately payable in common shares or cash, as determined by the compensation committee.

The compensation committee may grant multi-year and annual incentive awards subject to achievement of specified performance goals tied to business criteria described below.

        Section 162(m) of the Internal Revenue Code limits publicly held companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their Chief Executive Officer and the four highest compensated executive officers other than the Chief Executive Officer determined at the end of each year, referred to as covered employees. However, performance-based compensation is excluded from this limitation. The equity incentive plan is designed to permit the compensation committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

        Business Criteria.    The compensation committee will use one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or lending groups (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards intended to comply with Section 162(m) of the Internal Revenue Code granted to covered employees:

  •
  total shareholder return;

  •
  total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index;

  •
  net income;

  •
  pretax earnings;

  •
  funds from operations;

  •
  earnings before interest expense and taxes;

  •
  earnings before interest, taxes, depreciation and amortization;

  •
  operating margin;

  •
  earnings per share;

  •
  return on equity;

  •
  return on capital;

  •
  return on assets;

  •
  return on investment;

  •
  operating earnings;

  •
  working capital;

  •
  ratio of debt to shareholders' equity; and

  •
  revenue.

        Adjustments for Stock Dividends and Similar Events.    The compensation committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the equity incentive plan, including the individual limitations on awards, to reflect common stock dividends, stock splits, spin-off and other similar events.

  401(k) Plan

        We participate in the ADP TotalSource Retirement Savings Plan 401(k) Plan, referred to as the 401(k) Plan. The 401(k) Plan is a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. All of our employees who are at least 21 years old are eligible to participate on the first day of the first payroll period following three months of employment. Participants may make pre-tax contributions to the 401(k) Plan of between 1% and 100% of their eligible earnings, subject to a statutorily prescribed annual limit. We may at our discretion make matching contributions to the 401(k) Plan in amounts to be determined annually by our compensation committee. Each participant is fully vested in his or her contributions and in any discretionary matching contributions made to his or her account. Contributions by the participants or by us to the 401(k) Plan, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Any contributions by us are generally deductible by us when made. All contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Financing Arrangements

  Revolving warehouse credit line

        We entered into a $150 million Revolving Warehouse Financing Agreement in January 1998 with SunAmerica Life Insurance Company, an affiliate of SunAmerica Investments, Inc., which we refer to below as SALIC, and ABN AMRO Bank, N.V., solely for the purpose of originating loans. In order to secure this loan, we assigned all of our interest in the receivables from the loans we originate to ABN AMRO Bank. In addition, pursuant to the loan agreement, we paid a facility fee in the amount of $750,000, representing one half of one percent of the credit line under the loan, to SALIC.

        The maturity date of our revolving warehouse credit line is October 27, 2003. This loan bears interest at a variable annual rate, calculated using a 30-day commercial paper rate plus 300 basis points. As of June 30, 2003, approximately $78.4 million was outstanding under this loan, and the interest rate was 4.2%.

        We expect to use approximately $            million of the net proceeds from this offering to repay a portion of the outstanding balance on this loan. Of this amount, SALIC will receive approximately $            million.

        SALIC was a founding member of our predecessor, Falcon Financial, LLC. In October 1997, SALIC assigned its interests in Falcon Financial, LLC to SunAmerica, Inc., an affiliate of SALIC, and in December 1998, SunAmerica Inc. assigned its interests in Falcon Financial, LLC to its wholly-owned subsidiary, SunAmerica Investments, Inc. As of June 30, 2003, SunAmerica Investments, Inc. held a 30% interest in Falcon Financial, LLC. James K. Hunt, a member of Falcon Financial, LLC's board of managers and a member of our board of trustees, was an executive vice president of SALIC from 1990 to 2000, as described above under the heading "Management—Executive Officers and Trustees" beginning on page 76.

  Senior subordinated loan

        In January 1998, we entered into a $19.3 million Amended and Restated Senior Subordinated Loan Agreement with Goldman Sachs Mortgage Company and SALIC. The agreement provides for a $5.0 million working capital loan, a $2.0 million hedge loan and $12.3 million for loan originations. The loan is secured by a lien on certain of our assets, including a security interest secondary to that of the lenders under our warehouse credit line in the receivables from the loans we originate.

        The maturity date of this senior subordinated loan is October 1, 2004. The interest rate on this loan is 12%, with 9% payable in cash and 3% accrued and capitalized. As of June 30, 2003, approximately $10.5 million was outstanding under this loan. The loan is junior and subordinate in right of payment to our warehouse credit line and is pre-payable at any time without penalty.

        We expect to use approximately $            million of the net proceeds from this offering to repay in full the outstanding principal and interest on this loan. Of this amount, Goldman Sachs Mortgage Company will receive approximately $            million and SALIC will receive approximately $            million.

        As discussed above, SALIC was a founding member of Falcon Financial, LLC. Two representatives of SunAmerica Investments, Inc., other than Mr. Hunt, served on Falcon Financial, LLC's board of managers until August 2003. Goldman Sachs Mortgage Company is an affiliate of MLQ Investors, L.P., a managing member of Falcon Financial, LLC. Two representatives of MLQ Investors, L.P. served on Falcon Financial, LLC's board of managers until August 2003. As of June 30, 2003, MLQ Investors held a 30% interest in Falcon Financial, LLC.

  Junior subordinated loan

        We entered into a $0.5 million Junior Subordinated Loan Agreement in April 1999 with Falcon Auto Venture, LLC. The agreement provides for a $0.5 million working capital loan.

        The maturity date of the junior subordinated loan is October 1, 2004. The interest rate on this loan is 12%, with 9% payable in cash and 3% accrued and capitalized. The loan is junior and subordinate in right of payment to our warehouse credit line and our senior subordinated loan, and is pre-payable at any time without penalty with the prior written consent of our lenders under those senior loans.

        We expect to use approximately $            million of the net proceeds from this offering to repay in full the outstanding principal and interest on this loan. Falcon Auto Venture will receive this entire amount.

        Falcon Auto Venture, LLC was a founding member of Falcon Financial, LLC. As of June 30, 2003, Falcon Auto Venture held a 40% interest in Falcon Financial, LLC. Vernon B. Schwartz and David A. Karp, our chief executive officer and president, respectively, are the managing members of Falcon Auto Venture, LLC, which will be dissolved after the closing of this offering. Messrs. Schwartz and Karp each owns 42.9% of Falcon Auto Venture, LLC.

Interest Rate Hedging Arrangements

        In connection with the underwriting of our loans, we have entered into hedging transactions involving Goldman, Sachs & Co., an affiliate of MLQ Investors, L.P., one of our managing members, as described above under the heading "—Financing Arrangements—Senior Subordinated Loan."

        In connection with the underwriting of our loans, we generally enter into transactions to mitigate the effect that changes in interest rates and credit spreads have on the fair value of our fixed-rate loan portfolio, including short sales and purchases, securities resale and repurchase agreements and interest rate swaps. We generally short U.S. Treasury securities and invest the proceeds in repurchase agreements with Goldman, Sachs & Co. with U.S. Treasury notes as the underlying securities. In swap transactions, we generally enter into an interest rate swap contract, receiving a variable rate of interest and paying a fixed rate of interest. The term of the swap contracts is determined by the duration of the loans held for sale pool. We have a contractual obligation to settle the repurchase and swap agreements with Goldman, Sachs & Co. at the current fair value on the repurchase date. As of June 30, 2003, we had five repurchase agreements open with Goldman, Sachs & Co. having a total face value of $60.5 million and a total fair asset value of $64.4 million and we had shorted U.S. Treasuries with a face amount of $60.5 million and a liability fair value of $64.0 million. For more information regarding our interest rate hedging agreements, see "Quantitative and Qualitative Disclosures About Market Risk" beginning on page 51.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the ownership of our common shares by (1) each of our trustees, (2) each of our executive officers, (3) all of our trustees and executive officers as a group and (4) each holder of five percent or more of our common shares, immediately prior to and as of the completion of this offering. This table gives effect to our issuance of            common shares in connection with our formation transaction and the issuance of            restricted common shares to certain of our named executives and key employees upon completion of this offering. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

        Unless otherwise indicated, the address of each person owning more than 5% of the outstanding common shares is c/o Falcon Financial Investment Trust, 15 Commerce Road, Stamford, CT 06902.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of All Shares Prior to Offering	Percentage of All Shares After Offering
Vernon B. Schwartz(1)		17.2
David A. Karp(2)		17.2
Joseph L. Kirk, Jr(3).		—
Ralph L. Miller(4)		—
John E. Warch(5)		—
James K. Hunt		—
Maryann N. Keller		—
Donald W. Grigley		—
Trustee nominee		—
Trustee nominee		—
Trustee nominee		—
SunAmerica Investments, Inc.(6)		30.0
MLQ Investors, L.P.(7)		30.0
Ronald Greenspan(8)		5.7
Trustees and executive officers as a group		34.4

(1)
Mr. Schwartz owns 42.9% of Falcon Auto Venture, LLC, which owns 40.0% of Falcon Financial, LLC. Includes            restricted common shares to be issued under our equity incentive plan immediately prior to the completion of this offering.

(2)
Mr. Karp owns 42.9% of Falcon Auto Venture, LLC, which owns 40.0% of Falcon Financial, LLC. Includes            restricted common shares to be issued under our equity incentive plan immediately prior to the completion of this offering.

(3)
Includes            restricted common shares to be issued under our equity incentive plan immediately prior to the completion of this offering.

(4)
Includes            restricted common shares to be issued under our equity incentive plan immediately prior to the completion of this offering.

(5)
Includes            restricted common shares to be issued under our equity incentive plan immediately prior to the completion of this offering.

(6)
The principal address of SunAmerica Investments, Inc. is 1 SunAmerica Center, Los Angeles, CA 90067. AIG Global Investment Corp., an affiliate of SunAmerica Investments, Inc., as investment advisor to SunAmerica Investments, Inc., may, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), be deemed to own beneficially the shares held by SunAmerica Investments, Inc. Sam W. Tillinghast and John G. Lapham, as managing directors for AIG Global Investment Corp. with direct responsibility for SunAmerica Investments, Inc.'s holdings of such shares, as well as the several other managing directors of AIG Global Investment Corp., have the power to vote and dispose of the shares on behalf of SunAmerica Investments, Inc., and as a result may each, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by SunAmerica Investments, Inc. AIG Global Investment Corp. and each of its managing directors disclaim any beneficial ownership of such shares. The address for AIG Global Investment Corp. and each of its managing directors is 1 SunAmerica Center, Los Angeles, CA 90067.

(7)
MLQ, L.L.C., as the general partner of MLQ Investors, L.P., and The Goldman Sachs Group, Inc., as the ultimate parent company of both MLQ, L.L.C. and MLQ Investors, L.P., may, for purposes of Rule 13d-3 under the Exchange Act, be deemed to own beneficially the shares held by MLQ Investors, L.P. The Goldman Sachs Group, Inc. is headquartered at 85 Broad Street, New York, NY 10004, telephone (212) 902-1000, and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

(8)
Ronald Greenspan owns 14.2% of Falcon Auto Venture, LLC, which owns 40.0% of Falcon Financial, LLC.

DESCRIPTION OF SHARES

        The following is a summary of the material terms of our shares of beneficial interest. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" on page 129.

General

        Upon the completion of this offering, our declaration of trust will provide that we may issue up to            common shares of beneficial interest and             preferred shares of beneficial interest, par value $            per share. Upon completion of this offering,             common shares will be issued and outstanding and no preferred shares will be issued and outstanding.

        Maryland law provides and our declaration of trust will provide that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder's status as a shareholder.

Voting Rights of Common Shares

        Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share will entitle the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There will be no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

        Under the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. Our declaration of trust will provide for approval by a majority of all votes entitled to be cast on the matter in all situations permitting or requiring action by shareholders except with respect to: (a) the election of trustees (which will require a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (b) the removal of trustees (which will require the affirmative vote of the holders of two thirds of our outstanding shares entitled to vote on such matters); and (c) the amendment or repeal of certain designated sections of the declaration of trust (which will require the affirmative vote of two thirds of our outstanding shares entitled to vote on such matters). Our declaration of trust will permit the trustees to amend the declaration of trust from time to time by a vote of two thirds of the trustees to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

        All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares will be entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

        Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Reclassify Shares and Issue Additional Common Shares or Preferred Shares

        Our declaration of trust will authorize our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of the closing of this offering, no preferred shares will be outstanding and we have no present plans to issue any preferred shares.

        To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our declaration of trust will allow us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

        Holders of our common shares will not have preemptive rights, which means they will have no right to acquire any additional shares that we may issue at a subsequent date.

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Internal Revenue Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of beneficial interest (after taking into account options to acquire shares) may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities). In addition, although the law on the matter is unclear, a tax might be imposed on us if we hold a taxable mortgage pool and certain types of entities hold our shares.

        Because our board of trustees believes that it is essential for us to qualify as a REIT and that, it is in our best interest to limit our exposure to taxation, the declaration of trust, subject to certain exceptions, will contain restrictions on the number of our shares of beneficial interest that a person may own and will prohibit certain entities from owning our shares. Our declaration of trust will provide that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value of our outstanding shares of beneficial interest. The declaration of trust will also prohibit any person from acquiring or holding, directly or indirectly, common shares in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding common shares. In addition, our declaration of trust will prohibit the following entities from owning our shares: the United States; any state or political subdivision of the United States; any foreign government; any international organization, any agency or instrumentality of any of the foregoing, any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and any rural electrical or telephone cooperative.

        Our declaration of trust will also prohibit any person from (a) beneficially or constructively owning our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, and (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        All certificates representing our shares of beneficial interest will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares will be American Stock Transfer & Trust Company.

Certain Provisions of Maryland Law and our Declaration of Trust and Bylaws

        The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our declaration of trust and our bylaws. Copies of our declaration of trust and our bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

  Number of Trustees; Vacancies

        Our declaration of trust and bylaws will provide that the number of our trustees shall be initially between seven and twelve, and may only be increased or decreased by a vote of a majority of the members of our board of trustees. Our bylaws will provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

        Our bylaws will provide that at least a majority of our trustees will be "independent," with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by The Nasdaq National Market, and will be nominated by our nominating and corporate governance committee.

  Removal of Trustees

        Our declaration of trust will provide that a trustee may be removed only with cause and upon the affirmative vote of at least two thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

  Business Combinations

        Maryland law prohibits "business combinations" between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

  •
  any person who beneficially owns 10% or more of the voting power of our shares; or

  •
  an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

        After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

  •
  two thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

        Our original declaration of trust contains a provision exempting us from the provisions of the Maryland business combination statute

  Control Share Acquisitions

        Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders' meeting.

        If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

        Our bylaws will contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. Nothing prevents our board of trustees from amending or repealing this provision in the future.

  Merger, Amendment of Declaration of Trust

        Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT's declaration of trust. Our declaration of trust will provide for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the declaration of trust, the approval of which will require the affirmative vote of the holders of two thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees will be permitted, by a two-thirds vote, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

  Limitation of Liability and Indemnification

        Our declaration of trust will limit the liability of our trustees and officers for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

  •
  a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

        Our declaration of trust will authorize us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws will require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

        Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

  •
  the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

  •
  was committed in bad faith; or

  •
  was the result of active and deliberate dishonesty;

  •
  the trustee or officer actually received an improper personal benefit in money, property or services; or

  •
  in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

        However, Maryland law will prohibit us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law will require us, as a condition to advancing expenses in certain circumstances, to obtain:

  •
  a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

  •
  a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

  Operations

        We generally will be prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

  Term and Termination

        Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

  Meetings of Shareholders

        Under our bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws will provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

  Advance Notice of Trustee Nominations and New Business

        Our bylaws will provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by our board of trustees; or

  •
  by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

  •
  pursuant to our notice of the meeting;

  •
  by our board of trustees; or

  •
  provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

        The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws will not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

  Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

        The fiduciary duty and control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded); the provisions of our declaration of trust on the removal of trustees and the restrictions on the transfer of shares of beneficial interest; and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The "unsolicited takeovers" provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have outstanding            common shares. As of September 30, 2003, there was a total of one holder of our common shares. Immediately before the closing of this offering, we will merge with and into Falcon Financial, LLC, as described above under the heading "Our Structure and Formation Transaction" beginning on page 30. As of September 30, 2003, there were a total of three holders of membership interests in Falcon Financial, LLC.

        Of these shares, the            shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by our "affiliates," as that term is defined by Rule 144 under the Securities Act. The remaining            shares and any shares purchased by affiliates in this offering, will be "restricted shares" as defined in Rule 144.

        In addition, SunAmerica Investments, Inc., MLQ Investors, L.P., and each of our executive officers and each of our trustees who beneficially owns our common shares as of the date of this prospectus have agreed under written "lock-up" agreements not to sell any common shares for 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. See "Underwriting" beginning on page 124.

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after this offering, a person who owns shares that were purchased from us or any affiliate of ours at least one year previously, including a person who may be deemed an affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the then outstanding common shares; or

  •
  the average weekly trading volume of the common shares on The Nasdaq Stock Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

        Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us or any of our affiliates at least two years previously, would be entitled to sell those shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Rule 701

        Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, trustees or officers prior to this offering. In addition, the SEC has indicated that Rule 701 will apply to the typical stock options granted by an issuer before it becomes a public company, along with the shares acquired upon exercise of those options, including exercises after the date of this offering. Securities issued in reliance on Rule 701 are restricted securities and, subject to the "lock-up" agreements described above, beginning 90 days after the date of this prospectus, may be sold by:

  •
  persons other than affiliates, in ordinary brokerage transactions; and

  •
  affiliates under Rule 144 without compliance with the one-year holding requirement.

Sales of Restricted Shares

        As a result of Rules 144 and 701, beginning 90 days after the closing of this offering, we expect that:

  •
  common shares will be eligible for resale without restriction under Rule 144(k);

  •
  upon the expiration of the lock-up agreements 180 days after this offering, an additional            common shares, including            common shares held by our affiliates, will become eligible for sale under Rule 144, subject to the volume and other resale restrictions of that rule; and

  •
  common shares will be eligible for sale under Rule 144 subject to the volume and other resale restrictions of that rule, beginning in             2004.

        We have agreed not to offer, sell or otherwise dispose of any common shares or any securities convertible into or exercisable or exchangeable for common shares or any rights to acquire common shares for a period of 180 days after the date of this prospectus, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., subject to specific limited exceptions. See "Underwriting" beginning on page 124.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion describes the material federal income tax considerations relating to our taxation as a REIT, and the ownership and disposition of our common shares. Because this is a summary that is intended to address only federal income tax considerations relating to the ownership and disposition of our common shares, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

  •
  the tax considerations for you may vary depending on your particular tax situation;

  •
  special rules that are not discussed below may apply to you if, for example, you are:

  •
  a tax-exempt organization,

  •
  a broker-dealer,

  •
  a non-U.S. person,

  •
  a trust, estate, regulated investment company, real estate investment trust, financial institution, insurance company or S corporation,

  •
  subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"),

  •
  holding the shares as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,

  •
  holding the shares through a partnership or similar pass-through entity,

  •
  a person with a "functional currency" other than the U.S. dollar,

  •
  beneficially or constructively holding 10% or more (by vote or value) of the beneficial interest in us,

  •
  a U.S. expatriate, or

  •
  otherwise subject to special tax treatment under the Code;

  •
  this summary does not address state, local or non-U.S. tax considerations;

  •
  this summary deals only with investors that hold the shares as a "capital asset," within the meaning of Section 1221 of the Code; and

  •
  this discussion is not intended to be, and should not be construed as, tax advice.

        Hogan & Hartson L.L.P. has rendered an opinion that this section, to the extent that it describes applicable U.S. federal income tax law, is correct in all material respects. You should be aware that the opinion is based on current law and is not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge Hogan & Hartson L.L.P.'s opinion, and such a challenge could be successful. You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

        The information in this section is based on the Code, current, temporary and proposed regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS"), and court decisions. The reference to IRS interpretations and practices includes IRS practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this registration statement. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        Each prospective investor is advised to consult with his or her own tax advisor to determine the impact of his or her personal tax situation on the anticipated tax consequences of the ownership and sale of our common shares. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of our common shares and the potential changes in applicable tax laws.

Our Taxation as a REIT

  General

        We will elect to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our first taxable year ending on December 31, 2003. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. We believe that we have been organized and we intend to operate in such a manner as to qualify for taxation as a REIT.

        We have received an opinion of Hogan & Hartson L.L.P. to the effect that we were organized in conformity with the requirements for qualification as a REIT and that our proposed method of operation will enable us to meet the requirements for qualification as a REIT. It must be emphasized, however, that the opinion of Hogan & Hartson L.L.P. is based on various assumptions related to our organization and proposed operations, and is conditioned on representations and covenants made by our management regarding our organization, assets, sources of gross income and other matters related to the conduct of our business operations.

        Qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, various requirements under the Code, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our shares. Hogan & Hartson L.L.P. will not review our compliance with the requirements. Our ability to satisfy the asset and gross income tests applicable to a REIT depends, among other things, on the fair market value of our assets and the fair market value of the real estate that is collateral for our mortgage loans. Such values may not be susceptible to a precise determination. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITS, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan & Hartson L.L.P. or by us that we will so qualify for any particular year. For a discussion of the tax consequences of the failure to qualify as a REIT, see "—Failure to Qualify" beginning on page 115.

        The opinion of Hogan & Hartson L.L.P. relies on legal opinions issued by other counsel with respect to our prior securities transactions to the effect that those transactions did not result in the creation of "taxable mortgage pools" within the meaning of Section 7701(i) of the Code or an association taxable as a corporation. The opinions, copies of which will be filed as an exhibit to the registration statement of which this prospectus is a part, are expressed as of the date issued, and do not cover subsequent periods. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to shareholders. Shareholders generally will be subject to taxation on dividends that they receive, other than dividends designated capital gain dividends or "qualified dividend income," at rates comparable to ordinary income instead of at lower capital gain rates. Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT C corporations) generally are subject to federal corporate income taxation on their income, and shareholders of regular corporations are subject to tax on any dividends that are received, although, currently, shareholders of regular corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which are lower for individuals than ordinary income rates. Accordingly, income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax at capital gain rates.

        While we generally are not subject to corporate income taxes on income that we distribute currently to shareholders, we will be subject to federal income tax as follows.

          1.     We will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

          2.     Under some circumstances, we may be subject to the "alternative minimum tax" due to our items of tax preference and alternative minimum tax adjustments.

          3.     If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

          4.     Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business.

          5.     If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

          6.     We will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the excess of the sum of:

      •
      85% of our REIT ordinary income for the year,

      •
      95% of our REIT capital gain net income for the year, and

      •
      any undistributed taxable income from prior taxable years,

           over excess distributions made with respect to prior years

          7.     We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, will be deemed to have paid the tax that we paid on such gain, would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. shareholder in our shares.

          8.     We will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements between us and a taxable REIT subsidiary of ours, as further described below, are not comparable to similar arrangements among unrelated parties.

          9.     With respect to an equity interest in either a taxable mortgage pool or a residual interest in a real estate mortgage investment conduit, or REMIC, the ownership of which is attributed to us or to a REIT in which we own an interest, we will pay tax at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our shares that are held by "disqualified organizations." For a definition of "excess inclusion income" see "—Taxable Mortgage Pools" beginning on page 106. A "disqualified organization" includes:

      •
      the United States;

      •
      any state or political subdivision of the United States;

      •
      any foreign government;

      •
      any international organization;

      •
      any agency or instrumentality of any of the foregoing;

      •
      any other tax-exempt organization, other than a farmer's cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

      •
      any rural electrical or telephone cooperative.

           For this reason, our declaration of trust will prohibit disqualified organizations from owning our shares.

          10.   If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we would be liable for corporate income tax, at the highest applicable corporate rate for the "built-in gain" with respect to those assets if we disposed of those assets within 10 years after we acquired them. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation's interest in the partnership. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time we acquire the asset.

  Because (a) we will be considered for tax purposes to acquire that assets of Falcon Financial, LLC in a carry-over basis transaction at the time of the offering and (b) at least thirty percent (30%) of Falcon Financial, LLC is owned by a C corporation, if we sell any of the assets that Falcon Financial, LLC holds immediately prior to the offering within 10 years of the offering, we will be subject to a corporate income tax on at least thirty percent of the built-in gain that existed with respect to those assets at the time of the offering, with that tax computed at the highest regular corporate rate. Although we currently do not intend to sell any assets that would trigger this tax for us, we cannot guaranty that we will not engage in a transaction that would require us to pay taxes on at least some of this built-in gain in the future. Further, we may forego opportunities to sell assets in order not to pay tax on this built-in gain, even though such sales might otherwise be beneficial to us.

        In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, any taxable REIT subsidiary (as further described below) in which we own an interest will be subject to federal, state and local corporate income tax on its net income.

  Requirements for Qualification As a REIT

        The Code defines a REIT as a corporation, trust or association—

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

  (4)
  that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) after applying certain attribution rules;

  (7)
  that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked; and

  (8)
  that meets other tests, described below, regarding the nature of its income and assets.

        Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining the ownership of shares under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we will issue sufficient shares with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our declaration of trust will contain restrictions regarding the transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

        If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our shares requesting information regarding the actual ownership of our shares, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

        In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder.

        To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Because we believe that we will qualify as a REIT from the time of our formation, and because we have not merged with any other entities that were non-REIT C corporations, we do not believe that we will have any undistributed earnings and profits that are attributable to a non-REIT taxable year. However, the IRS could determine otherwise. Moreover, acquisitions undertaken subsequent to the date hereof could cause us to not satisfy this requirement unless we make adequate distributions prior to the end of the year in which the acquisition occurs.

  Qualified REIT Subsidiaries

        If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

  Taxable REIT Subsidiaries

        A "taxable REIT subsidiary" is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. To the extent that our taxable REIT subsidiaries are required to pay taxes, we will have less cash available for distribution to shareholders. If dividends are paid by one or more of our taxable REIT subsidiaries to us, then dividends from us to our shareholders who are taxed at individual rates, up to the amount of dividends we received from our taxable REIT subsidiaries, will generally be eligible to be subject to tax at reduced capital gains rates, rather than tax at ordinary income rates. See "—Taxation of U.S. Holders of Our Common Shares—Distributions to Shareholders—Qualified Dividend Income" beginning on page 116.

        Income earned by a taxable REIT subsidiary is not attributable to the REIT. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITS, such as fees from the origination and/or servicing of loans, could be earned by a taxable REIT subsidiary without affecting our status as a REIT. We expect to have a taxable REIT subsidiary through which we will conduct our loan servicing activities and, perhaps, part or all of our loan origination activities.

        Several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by a taxable REIT subsidiary if the economic arrangements among us and/or our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties.

  Taxable Mortgage Pools

        An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if:

  •
  substantially all of its assets consist of debt obligations or interests in debt obligations;

  •
  more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

  •
  the entity has issued debt obligations (liabilities) that have two or more maturities; and

  •
  the payments required to be made by the entity on its debt obligations "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets.

        Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

        Although we believe that we currently do not own any interests in any taxable mortgage pools, our future financing and securitization arrangements are likely to give rise to us being considered to be, or to own and interest in, one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a taxable mortgage pool, however, special rules apply. The taxable mortgage pool is not treated as a corporation that is subject to corporate income tax, and the taxable mortgage pool classification does not directly affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would, in general, except as described below, be limited to the shareholders of the REIT. The Treasury Department has yet to issue regulations to govern the tax treatment of shareholders of a REIT that owns an interest in a taxable mortgage pool.

        A portion of our income from the taxable mortgage pool arrangement, which might be non-cash accrued income or "phantom" taxable income, could be treated as "excess inclusion income." Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (a) income allocable to the holder of the residual interest in a REMIC or an equity interest in a taxable mortgage pool over (b) the sum of an amount for each day in the calendar quarter equal to the product of (i) the adjusted issue price at the beginning of the quarter multiplied by (ii) 120 percent of the long-term Federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This income would nonetheless be subject to the distribution requirements that apply us, and could therefore adversely affect our liquidity. See "—Annual Distribution Requirements Applicable to REITs" beginning on page 114.

        Moreover, our excess inclusion income would be allocated among our shareholders. A shareholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. See "—Taxation of Non-U.S. Holders of Our Common Shares—Distributions" beginning on page 118. Although the law on the matter is unclear, to the extent that excess inclusion income is allocated to a tax-exempt stockholder that is not subject to unrelated business income tax (such as government entities), we might be taxable on this income at the highest applicable corporate tax rate (currently 35%). While our declaration of trust prohibits our shares to be held by entities that might subject us to this tax, this prohibition may not ensure that this tax will not be imposed on us. The manner in which excess inclusion income would be allocated among shares of different classes of our shares or how such income is to be reported to shareholders is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in our common shares.

        If a subsidiary partnership of ours, not wholly-owned by us directly or through one or more disregarded entities, were a taxable mortgage pool, the foregoing rules would not apply. Rather, the partnership that is a taxable mortgage pool would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations, and could adversely affect our compliance with those requirements. We do not believe that we have any subsidiary partnerships that are or will become taxable mortgage pools, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT. As a result, we would be precluded from selling to outside investors equity interests in our securitizations, as we have done in the past, or from selling any debt securities issued in connection with the securitization that might be considered to be equity interests for tax purposes. These limitations will preclude us from using certain techniques to maximize our returns from securitization transactions that we have used with respect to our prior securitizations.

  Income Tests

        In order to qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year generally must be derived directly or indirectly from:

  •
  rents from real property;

  •
  interest on debt secured by mortgages on real property or on interests in real property;

  •
  dividends or other distributions on, and gain from the sale of, shares in other REITs;

  •
  gain from the sale of real property or mortgage loans;

  •
  amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

  •
  income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC's assets are real estate assets in which case all of the income derived from the REMIC; and

  •
  interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

        Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest, (3) payments under certain qualifying interest rate hedging instruments and (4) gain from the sale or disposition of stock, securities, or some hedging instruments.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See "—General" beginning on page 101.

        Our income for purposes of these tests includes our allocable share of all income earned by the entities in which we own an interest that are partnerships or disregarded entities for income tax purposes, and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes. In the securitized financing transactions undertaken to date, we have retained at least a 51% interest in the "owner trusts" formed to facilitate these transactions. For purposes of the income tests, we will be considered to earn that portion of the income of these trusts—generally interest from mortgage loans—that corresponds to our percentage ownership in these trusts.

        The income tests described above are based on our gross income. For federal income tax purposes, we will be treated as earning interest income on all of our loans that have been securitized. Although we will have a partially offsetting interest expense with respect to the interest owed on the bonds issued pursuant to the securitizations, this interest expense will not reduce the gross income that we are considered to earn for purposes of the gross income tests. The income that is analyzed for purposes of the REIT income tests generally will differ materially in amount and type from the income described or reported for financial accounting purposes.

        Gross income from servicing and loan origination fees is not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of our non-qualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

        If the value of the real estate securing each of our loans, determined at the time we become a REIT for our existing loans or the date of acquisition in the case of loans acquired after the offering is completed, is less than the highest outstanding balance of the loan for a particular taxable year, then a portion of the interest income from that loan will not be qualifying real estate income. Accordingly, in order to determine the extent to which the interest earned on our loan constitutes qualifying income for purposes of the REIT income tests, we will need to determine the value of the real estate at the time we acquire each loan. Although we will seek to be prudent in making these determinations, there can be no assurances that the IRS might not disagree with our determinations and assert that a lower value is applicable, which could negatively impact our ability to qualify as a REIT. These considerations also might restrict the types of loans that we can make in the future. For example, although Falcon Financial, LLC previously made loans that have a principal balance in excess of the value of the real estate securing the loan, we may be less likely to make loans of this type in the future in order to assist in the maintenance of our REIT status, even though such loans might otherwise have been the best investment alternative for us. In addition, the need to comply with those requirements may cause us to acquire other assets that qualify as real estate assets (for example, interests in other mortgage loan portfolios) that are not part of our overall business strategy and might not otherwise be the best investment alternative for us.

        Dividends.    Our share of any dividends received from a taxable REIT subsidiary or from other corporations in which we own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends from those entities to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

        Interest.    The term "interest," as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

  •
  an amount that is based on a fixed percentage or percentages of receipts or sales; and

  •
  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

        If a loan contains a provision that entitles us to a percentage of the dealer's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

        Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

        The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally is qualifying income for purposes of both gross income tests. However, while most of our loans are secured by real estate, the fair market value of the property of the real estate securing many of our loans is less than the principal amount of the loan. In these cases, a portion of the income from each loan will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the dealer's profits or net income. That scenario generally will cause the income from the loan to be non-qualifying income for purposes of both gross income tests unless the dealer leases substantially all of its interest in the property to tenants and the rental income derived by the dealer would qualify as rents from real property if it had been earned directly by the REIT.

        Fee Income.    We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing the loan and origination fees, are not qualifying income for purposes of either income test. If these fees are earned by a taxable REIT subsidiary of ours, then the income from these services will not be included for purposes of our income tests. As a result, in the future we plan to have a taxable REIT subsidiary perform activities that would yield non-qualifying income. See "—Taxable REIT Subsidiaries" beginning on page 105.

        Rents from Real Property.    We currently do not own any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents we receive from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

        Generally, for rents to qualify as "rents from real property" for purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

        Hedging Transactions.    From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we hedge with other types of financial instruments, or to the extent that only a portion of our mortgage loans is secured by "real estate assets" or in other situations, the income from those transactions are not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

  Prohibited Transactions Tax

        A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of its business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business.

        If we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, REMICs are not a viable option for us to securitize our mortgage loans and we generally must use other mechanisms in which we are able to securitize the loans without being treated as having sold the loans. Therefore, we have limitations on our flexibility regarding the manner in which we may securitize the loans.

  Foreclosure Property

        Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

  •
  that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

  •
  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

  •
  for which the REIT makes a proper election to treat the property as foreclosure property.

        However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

  •
  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

  •
  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

  •
  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

        We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify for purposes of the 75% and 95% gross income tests.

        We may have the option to foreclose on mortgage loans when a dealer is in default. The foregoing rules would affect the implications of a decision by us to foreclose on a particular mortgage loan and may affect whether we will choose to foreclose with regard to a particular mortgage loan.

  Asset Tests

        At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

  1.
  At least 75% of the value of our total assets must be represented by the following:

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  interests in real property, including leaseholds and options to acquire real property and leaseholds;

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  interests in mortgages on real property;

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  stock in other REITs;

  •
  cash and cash items;

  •
  government securities

  •
  investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

  •
  regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

  2.
  Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

  3.
  Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class described in paragraph 1 above, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

  4.
  Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class described in paragraph 1 above, we may not own more than 10% of any one issuer's outstanding voting securities.

  5.
  Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class described in paragraph 1 above, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the "straight debt" exception discussed below.

  6.
  Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

        Our assets for purposes of these tests include our allocable share of all assets held by the entities in which we own an interest that are partnerships for income tax purposes, and the subsidiaries of these partnerships that are partnerships for income tax purposes. In the securitized financing transactions undertaken to date, we will have retained at least a 51% interest in the "owner trusts" formed to facilitate these transactions. For purposes of the asset tests, we will be considered to own that portion of the assets owned by these trusts—generally mortgage loans—that correspond to our percentage ownership in these trusts.

        The asset tests described above are based on our total assets. For federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we have securitized. Although we will have a partially offsetting obligation with respect to the bonds issued pursuant to the securitizations, these offsetting obligations will not reduce the total assets we are considered to own for purposes of the asset tests. Because prior securitizations of our loans have been treated as sales for financial accounting purposes, only the net assets retained from such financings are reflected in our financial statements. Accordingly, our assets for purposes of the REIT asset tests generally will differ materially in amount and type from our assets otherwise described or reported for financial accounting purposes.

        Securities, for the purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor and either (i) the issuer is an individual, (ii) the only securities of the issuer that we hold are straight debt, or (iii) if the issuer is a partnership, we hold at least a 20% profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the dealer's discretion or similar factors.

        We believe that a substantial portion of the mortgage loans that we are considered to own for purposes of these rules are qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable, in which case we might not satisfy the 75% asset test and would fail to qualify as a REIT.

        After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

        We currently believe that the securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

  Annual Distribution Requirements Applicable to REITs

        To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to:

  1.
  the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, minus

  2.
  the excess of the sum of specified items of noncash income over 5% of our REIT taxable income, computed without regard to the dividend paid deduction and our net capital gain.

Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

        Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods.

        We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

        We intend to make timely distributions sufficient to satisfy the distribution requirements. It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including the receipt of distributions from subsidiaries, and (b) the inclusion of items of income by us for federal income tax purposes. Other potential sources of non-cash taxable income include loans and securities that are financed through securitization structures, which require some or all of the available interest income from these assets to be used to repay principle on these borrowings; loans or mortgage backed securities held by us as assets that are issued at a discount and require the accrual of taxable income in advance the receipt of the related cash flow; loans on which the dealer is permitted to defer payments of interest; and distressed loans on which we may be required to accrue interest or discount income even though the dealer is unable to make current or past due service servicing payments. In the event that such timing differences occur, and in other circumstances, it might be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of taxable in-kind distributions of property (including, for example, our own debt securities).

        Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

  Recordkeeping Requirements

        We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding common shares.

  Failure to Qualify

        If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. If we fail to qualify as a REIT, we will not be required to make any distributions to shareholders and any distributions that are made will not be deductible by us. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Taxation of U.S. Holders of Our Common Shares

  U.S. Holder

        As used in the remainder of this discussion, the term "U.S. holder" means a beneficial owner of our common shares that is for United States federal income tax purposes:

  1.
  a citizen or resident alien individual, as defined in Section 7701(b) of the Code, of the United States;

  2.
  a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

  3.
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  4.
  in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons or the trust was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person.

        Generally, in the case of a partnership that holds our common shares, any partner that would be a U.S. holder if it held our common shares directly is also a U.S. holder. A "non-U.S. holder" is a holder, including any partner in a partnership that holds our common shares, that is not a U.S. holder.

  Distributions to Shareholders

        General.    As long as we qualify as a REIT, distributions made to taxable U.S. holders of our common shares out of current or accumulated earnings and profits that are not designated as capital gain dividends or "qualified dividend income" will be taken into account by them as ordinary income. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits would be allocated first to distributions with respect to the preferred shares, if any, and then to the common shares. Corporate shareholders will not be eligible for the dividends received deduction with respect to these distributions.

        Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder's shares. Rather, such distributions will reduce the adjusted basis of such shares. To the extent that distributions exceed the adjusted basis of a U.S. holder's shares, the distributions will be taxable as capital gains, assuming the shares are a capital asset in the hands of the U.S. holder.

        Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

        Capital Gain Dividends.    We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. holders of our shares as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the shareholders have held their shares. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the shareholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

        Instead of paying capital gain dividends, we may elect to require shareholders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder of our shares will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

        We must classify portions of our designated capital gain dividend into the following categories:

  1.
  a 15% gain distribution, which would be taxable to non-corporate U.S. holders of our shares at a maximum rate of 15%; or

  2.
  an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our shares at a maximum rate of 25%.

        We must determine the maximum amounts that we may designate as 15% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

        Qualified Dividend Income.    Distributions that are treated as dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to a non-corporate taxpayer, are properly designated by us as qualified dividend income and certain other requirements are satisfied. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by us during the year of the distribution from other C corporations (including any taxable REIT subsidiaries in which we own an interest), our "undistributed" REIT taxable income from the immediately preceding year, and any income attributable to the sale of a built-in-gain asset from the immediately preceding year (reduced by any federal income taxes that we paid with respect to such REIT taxable income and built-in gain.)

        As explained in the preceding paragraph, dividends that we receive that are qualified dividend income to us may increase the amount of dividends that we pay to our shareholders that may be designated as qualified dividend income to our shareholders. Dividends that we receive will be treated as qualified dividend income to us if certain criteria are met. For example, the dividends must be received from a domestic corporation (other than a REIT or a regulated investment company) or a qualifying foreign corporation. A foreign corporation generally will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is either a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation and the dividends we receive from such an entity would not constitute qualified dividend income.

        Furthermore, certain exceptions and special rules apply in order to determine whether dividends may be treated as qualified dividend income to us. These rules include certain holding requirements that we would have to satisfy with respect to the shares on which the dividend is paid, and special rules with regard to the dividends received from regulated investment companies and other REITs.

        In addition, even if we designate certain dividends as qualified dividend income to our shareholders, the shareholder will have to meet certain other requirements in order to treat the dividend as qualified dividend income to the shareholder. For example, the shareholder will only be eligible to treat the dividend as qualifying dividend income if the shareholder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a shareholder will be required to hold our shares for more than 60 days during the 120-day period beginning on the date which is 60 days before the date on which such shares become ex-dividend with respect to such dividend. A longer holding period may apply to preferred dividends which are attributable to a period or periods aggregating in excess of 366 days.

        Other Tax Considerations.    Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our shares will not be treated as passive activity income, and as a result, U.S. holders of our shares generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. holder of our shares may elect to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income tax rates. U.S. holders of our shares may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

        If "excess inclusion income" from a taxable mortgage pool or a REMIC is allocated to any U.S. holder, which will generally occur to the extent we have excess inclusion income that exceeds our REIT taxable income in a particular year, this income will be taxable in the hands of the U.S. holder and would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See "—Our Taxation as a REIT—Taxable Mortgage Pools" beginning on page 106.

        Sales of Our Common Shares.    Upon any taxable sale or other disposition of our common shares, a U.S. holder of our common shares will recognize gain or loss for federal income tax purposes on the disposition of our common shares in an amount equal to the difference between:

  •
  the amount of cash and the fair market value of any property received on such disposition; and

  •
  the U.S. holder's adjusted basis in such common shares for tax purposes.

        Gain or loss will be capital gain or loss if the common shares have been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder's tax bracket. A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT common shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our shares.

        In general, any loss upon a sale or exchange of our common shares by a U.S. holder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Taxation of Non-U.S. Holders of Our Common Shares

  Distributions

        Distributions by us to a non-U.S. holder of our common shares that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent that the income allocated to the foreign shareholder is excess inclusion income. Excess inclusion income will generally be allocated to our shareholders to the extent we have "excess inclusion income" that exceeds our REIT taxable income in a particular year. See "—Our Taxation as a REIT—Taxable Mortgage Pools" beginning on page 106. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. holder unless:

  •
  a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN with us evidencing eligibility for that reduced rate is filed with us; or

  •
  the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder's trade or business.

        Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its common shares will reduce the non-U.S. holder's adjusted basis in its common shares and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its common shares will be treated as gain from the sale of its shares, the tax treatment of which is described below. See "—Sale of Our Common Shares" beginning on page 119.

        We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the IRS if the non-U.S. holder's U.S. tax liability with respect to the distribution is less than the amount withheld.

        Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

  •
  the investment in the common shares is effectively connected with the non-U.S. holder's trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

  •
  the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

        Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation.

        We will be required to withhold and remit to the IRS 35% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of U.S. real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder's United States federal income tax liability.

        Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the shares held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. holders would be able to offset as a credit against their United States federal income tax liability resulting from their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent that their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

  Sale of Our Common Shares

        Gain recognized by a non-U.S. holder upon the sale or exchange of our shares generally would not be subject to United States taxation unless:

  •
  the investment in our common shares is effectively connected with the non-U.S. holder's U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as domestic holders with respect to any gain;

  •
  the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  •
  our common shares constitute a U.S. real property interest within the meaning of FIRPTA, as described below.

        Our common shares will not constitute a United States real property interest if we either are not a U.S. real property holding corporation or we are a domestically-controlled REIT. Whether we are a U.S. real property holding corporation will depend upon whether the fair market value of U.S. real property interests owned by us equals or exceeds 50% of the fair market value of these interests, any interests in real estate outside of the United States, and our other trade and business assets. Interests that we hold solely as a creditor will not be treated as U.S. rent property interests held by us. Because we currently expect that our assets will consist primarily of mortgage loans that provide for fixed payments of interest not contingent on the revenues or profits of the borrowers, we currently do not expect that our assets will cause us to be considered a U.S. real property holding corporation. In any event, there can be no assurance, however, that future changes in our business might not cause us to be considered to be a U.S. property holding corporation. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our shares is held directly or indirectly by non-U.S. holders. Because our common shares will be publicly traded, we cannot guarantee that we will be a domestically-controlled REIT.

        Even if we are a U.S. real property holding corporation and do not qualify as a domestically-controlled REIT at the time a non-U.S. holder sells our common shares, gain arising from the sale still would not be subject to FIRPTA tax if:

  •
  the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

  •
  the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of shares being sold throughout the five-year period ending on the date of the sale or exchange.

        If gain on the sale or exchange of our common shares were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation.

Taxation of Tax-Exempt Holders

        Provided that a tax-exempt holder has not held its common shares as "debt financed property" within the meaning of the Code and our stock is not being used in an unrelated trade or business, the dividend and interest income from us generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of our common shares will not constitute UBTI unless the tax-exempt holder has held its common shares as debt financed property within the meaning of the Code or has used the common shares in a trade or business. To the extent, however, that we (or a part of us, or a disregarded subsidiary of ours) are a taxable mortgage pool, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt shareholder that is allocable to excess inclusion income may be subject to tax as UBTI. Excess inclusion income will generally be allocated to our shareholders to the extent we have excess inclusion income that exceeds our REIT taxable income in a particular year. See "—Our Taxation as a REIT—Taxable Mortgage Pools" beginning on page 106.

        Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our common shares will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax exempt holders should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "pension trusts."

        A REIT is a "pension held REIT" if it meets the following two tests:

  1.
  it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that shares owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

  2.
  either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

        The percentage of any REIT dividend from a "pension held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a "pension held REIT" (for example, if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts).

Backup Withholding Tax and Information Reporting

  U.S. Holders of Common Shares

        In general, information-reporting requirements will apply to payments of dividends and interest on and payments of the proceeds of the sale of our common shares held by U.S. holders, unless an exception applies.

        The payor is required to withhold tax on such payments, currently at the rate of 28%, if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect.

        In addition, a payor of the dividends or interest on our common shares is required to withhold tax at a rate of 28% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

        Some U.S. holders of our common shares, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.

        The payor will be required to furnish annually to the IRS and to holders of our common shares information relating to the amount of dividends and interest paid on our common shares, and that information reporting may also apply to payments of proceeds from the sale of our common shares.

Some holders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

  Non-U.S. Holders of Our Common Shares

        Generally, information reporting will apply to payments of interest and dividends on our common shares, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the proceeds from the disposition of our common shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. holders unless the non-U.S. holder satisfies the requirements necessary to be an exempt non-U.S. holder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. holder of our common shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

        Applicable Treasury regulations provide presumptions regarding the status of a holder of our common shares when payments to such holder cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the shareholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Reduced Tax Rate Provisions

        Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common shares.

Tax Aspects of Our Investments in Partnerships, Limited Liability Companies and Business Trusts

  General

        We have an interest in one or more partnerships, limited liability companies or and business trusts that may involve special tax considerations. These tax considerations include the following:

  1.
  the allocations of income and expense items of the subsidiary partnerships, limited liability companies or business trusts, which could affect the computation of our taxable income;

  2.
  the status of each subsidiary partnership, limited liability company or business trust as a partnership or entity disregarded as separate from it owner (as opposed to an association taxable as a corporation) for income tax purposes; and

  3.
  the taking of actions by any of the subsidiary partnerships, limited liability companies or business trusts that could adversely affect our qualification as a REIT.

        We believe that each of the subsidiary partnerships, limited liability companies and business trusts, will be treated for income tax purposes as partnerships or entities disregarded as separate from their owner (and not as associations taxable as corporations). If one or more of these subsidiary partnerships, limited liability companies or business trusts were to be treated as a corporation, and we owned less than 100% of the interests in such entity it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT.

  Ownership of Partnership Interests and Interests in a Disregard Entity by a REIT

        If we own 100% of the interests in a limited liability company or a business trust, and the entity is not treated as a corporation for tax purposes, then we will be treated as owning the assets, and having earned the income of such entity directly. Therefore, because the owner trusts that we plan to use to hold the mortgage loans that are securitized are business trusts in which we own all of the interests, we will be treated as though we earned the income and held the assets of such trusts directly.

        If we are a partner in an entity treated as a partnership for income tax purposes we will be deemed to own our proportionate share of the assets of the partnership and will be deemed to earn our proportionate share of the partnership's income. In addition, the assets and gross income of such a partnership retain the same character in our hands for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of these partnerships and limited liability companies is treated as our assets and items of income for purposes of applying the asset and income tests. We have direct control of the entities in which we own an interest that are treated as a partnership for income tax purposes. We have operated such partnerships and intend to continue to operate such partnerships in a manner that is consistent with the requirements for qualification as a REIT.

State and Local Taxes

        Our company and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

        A portion of our income may be earned through taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal and state income tax at normal applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct payments made to us. To the extent that we and our taxable REIT subsidiaries are required to pay federal, state and local taxes, we will have less cash available for distribution to our shareholders.

Tax Shelter Reporting

        Under recently promulgated regulations, if a shareholder recognizes a loss with respect to the shares of $2 million or more for an individual shareholder or $10 million or more for a corporate shareholder, the shareholder may be required to file a disclosure statement with the IRS on Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

UNDERWRITING

        We are offering our common shares of beneficial interest described in this prospectus through a number of underwriters. Friedman, Billings, Ramsey & Co., Inc. is acting as the representative of the underwriters. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us, on a firm commitment basis, the number of common shares listed next to its name in the following table:

Underwriters	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.

Total

        The underwriters are obligated to take and pay for all of our common shares offered if any of the common shares are taken.

        The underwriters will initially offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $    per share. The underwriters may also allow, and any dealers may reallow, a concession of not more than $    per share to selected other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. Our common shares are offered subject to a number of conditions, including:

  •
  receipt and acceptance of our common shares by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        We have granted the underwriters an option, exercisable in one or more installments for 30 days after the date of this prospectus, to purchase up to            additional common shares to cover over-allotments, if any, at the public offering price less the underwriting discount set forth on the cover page of this prospectus.

        The following table shows the amount per share and total underwriting discount we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to            additional shares to cover over-allotments.

	No Exercise	Full Exercise
Per share
Total

        We estimate that the total expenses of this offering to be paid by us, not including the underwriting discount, will be approximately $      million.

        On July 8, 2003, we entered into an engagement letter agreement with Friedman, Billings, Ramsey & Co., Inc. pursuant to which Friedman Billings Ramsey agreed to act as financial advisor and sole lead underwriter for this offering. We have also agreed to reimburse the underwriters for certain expenses in connection with this offering, which we estimate to be approximately $            . In addition, until                        , or one year after the completion of this offering, we have agreed to appoint

Friedman, Billings, Ramsey & Co., Inc. to act as lead underwriter or placement agent in connection with any public or private offering of our equity or debt securities and to act as our financial advisor in connection with any purchase or sale of assets or shares, merger, corporate acquisition, business combination, joint venture or other strategic transaction in which we may engage, subject to certain exceptions. We have agreed to compensate Friedman, Billings, Ramsey & Co., Inc. to the extent we engage in such transactions based on compensation customarily paid to financial advisors, underwriters or placement agents in similar transactions. In addition, we have agreed to pay Friedman, Billings, Ramsey & Co., Inc. a quarterly cash fee of $25,000 per quarter during the first year following completion of this offering and $55,000 per quarter during the second year following completion of this offering in connection with the financial advisory services to be provided by Friedman, Billings, Ramsey & Co., Inc. We also agreed to indemnify and hold harmless Friedman, Billings, Ramsey & Co., Inc. and its directors, officers and various other persons from any liabilities incurred by those persons as a result of performing services on our behalf, except for liabilities incurred by Friedman Billings Ramsey that are found by a judgment of a court to have resulted directly from Friedman Billings Ramsey's willful misconduct or gross negligence.

        Each of our officers and trustees has agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell any common shares or any securities convertible into or exchangeable for common shares owned by them without the prior written consent of the representative. We have also agreed with the underwriters, for a period of 180 days after the date of this prospectus, subject to certain exceptions, not to sell or issue any of our common shares or any securities convertible into or exchangeable for our common shares, or file any registration statement with the Securities and Exchange Commission (except a registration statement on Form S-8 relating to our stock incentive plan), without the prior written consent of the representative, except that we may make grants of options or restricted shares under our 2003 equity incentive plan and issue shares upon exercise of those options and we may issue common shares or securities convertible into or exchangeable for common shares in connection with acquisitions of real property and acquisitions or originations of loans with respect to real property. However, the underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these agreements.

        We will indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

        We have applied to have our common shares quoted on The Nasdaq National Market under the symbol "FLCN." In order to meet the requirements for listing on The Nasdaq National Market, the underwriters have undertaken to sell shares to a minimum of 400 beneficial owners in lots of 100 or more shares.

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  syndicate covering transactions;

  •
  imposition of penalty bids; and

  •
  purchases to cover positions created by short sales.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. Stabilizing transactions may include making short sales of our common shares, which involves the sale by the underwriters of a greater number of common shares than it is required to purchase in this offering, and purchasing common shares from us or in the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

        The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

        A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, the underwriters will purchase shares in the open market to cover the position.

        The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

        As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq National Market, in the over-the-counter market or otherwise.

        The representative has advised us that the underwriters do not confirm sales to accounts over which they exercise discretionary authority.

        Prior to this offering, there has been no public market for our common shares. The initial public offering price will be determined by negotiations among us and the underwriters. The primary factors to be considered in determining the initial public offering price include:

  •
  the economic conditions in and future prospects for the industry in which we compete;

  •
  our past and present operating performance and financial condition;

  •
  our prospects for future earnings;

  •
  an assessment of our management;

  •
  the present state of our development;

  •
  the prevailing conditions of the equity securities markets at the time of this offering; and

  •
  current market valuations of publicly traded companies considered comparable to our company.

        At our request, the underwriters have reserved up to 1% of the common shares being offered by this prospectus for sale to our trustees, employees, business associates and related persons at the public offering price. The sales will be made by the representative through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other common shares offered. Any trustees, employees or other persons purchasing such reserved shares will be prohibited from disposing of or hedging such shares for a period of at least 180 days after the date of this prospectus.

        The underwriters or their affiliates may provide us with certain commercial banking, financial advisory and investment banking services in the future, for which they would receive customary compensation.

        A prospectus in electronic format may be available on the Internet sites or through other online services maintained by the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on the underwriters' or any selling group member's web site and any information contained in any other web site maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

        The validity of the common shares will be passed upon for us by Hogan & Hartson L.L.P. In addition, the description of Material United States Federal Income Tax Considerations under the heading "Material United States Federal Income Tax Considerations" is based upon the opinion of Hogan & Hartson L.L.P. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton & Williams LLP.

EXPERTS

        The financial statements of Falcon Financial, LLC as of September 30, 2002 and for the fiscal year ended September 30, 2002 and the financial statements of Falcon Financial Investment Trust as of August 31, 2003, both of which are included in this prospectus, have been audited by KPMG LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Falcon Financial, LLC as of September 30, 2001 and for each of the two years in the period ended September 30, 2001 included in this prospectus have been audited by Arthur Andersen LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Arthur Andersen LLP has stopped conducting business before the SEC and has limited assets available to satisfy the claims of creditors. As a result, you may be limited in your ability to recover damages from Arthur Andersen LLP under federal or state law if it is later determined that there are false statements contained in this prospectus relating to or contained in financial data audited by Arthur Andersen LLP.

CHANGE OF INDEPENDENT PUBLIC ACCOUNTANTS

        In 2002, we dismissed our independent public accountants, Arthur Andersen LLP, and retained KPMG LLP to act as our independent auditors. Arthur Andersen LLP had been our independent public accountants since 2000. We had previously retained KPMG LLP as our auditors since our inception in 1997 through to 1999, when we dismissed KPMG LLP and subsequently engaged Arthur Andersen LLP. In connection with Arthur Andersen LLP's audit of the financial statements for the fiscal years ended September 30, 2001 and 2000, and in connection with the subsequent period upon their dismissal, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, nor any reportable events. Arthur Andersen LLP's report on our financial statements for the fiscal years ended September 30, 2001 and 2000 appearing herein and elsewhere in this registration statement contained no adverse opinion or disclaimer of opinion and was not modified or qualified as to uncertainty, audit scope or accounting principles. The decision to change auditors was unanimously approved by our predecessor's board of managers. Prior to the dismissal of Arthur Andersen LLP, we had not consulted with KPMG LLP on accounting matters during the period of engagement with Arthur Andersen LLP.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares we propose to sell in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares we propose to sell in this offering, we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. Copies of such material also can be obtained at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, DC 20549. The Securities and Exchange Commission's toll-free number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

        As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and will file periodic reports, proxy statements and will make available to our shareholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Falcon Financial Investment Trust
Audited Financial Statements
Independent Auditors' Report of KPMG LLP
Statement of Financial Position as of August 31, 2003
Notes to Financial Statements
Falcon Financial, LLC
Audited Financial Statements
Independent Auditors' Report of KPMG LLP
Report of Independent Public Accountants of Arthur Andersen LLP
Statements of Financial Position as of September 30, 2002 and 2001
Statements of Operations for the years ended September 30, 2002, 2001 and 2000
Statements of Changes in Members' Deficit and Comprehensive Income (Loss) for the years ended September 30, 2002, 2001 and 2000
Statements of Cash Flows for the years ended September 30, 2002, 2001 and 2000
Notes to Financial Statements
Unaudited Financial Statements
Statements of Financial Position as of June 30, 2003 and September 30, 2002
Statements of Operations for the nine months ended June 30, 2003 and 2002
Statements of Changes in Members' Deficit and Comprehensive Income (Loss) for the nine months ended June 30, 2003 and the years ended September 30, 2002 and 2001
Statements of Cash Flows for the nine months ended June 30, 2003 and 2002
Notes to Unaudited Financial Statements

Independent Auditors' Report

The Board of Trustees
Falcon Financial Investment Trust:

        We have audited the accompanying statement of financial position of Falcon Financial Investment Trust as of August 31, 2003. The statement of financial position is the responsibility of the Company's management. Our responsibility is to express an opinion on the statement of financial position based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the statement of financial position referred to above presents fairly, in all material respects, the financial position of Falcon Financial Investment Trust as of August 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

New York, New York

September 3, 2003

FALCON FINANCIAL Investment Trust

Statement of Financial Position

August 31, 2003

Assets
Assets:
Cash	$1,000

Total assets	$1,000

Liabilities and Stockholders' Equity
Commitments and Contingencies
Stockholders' equity:
Capital	$1,000

Total liabilities and stockholders' equity	$1,000

See accompanying notes to financial statements.

FALCON FINANCIAL INVESTMENT TRUST

Notes to Financial Statements

August 31, 2003

(1) Organization

        Falcon Financial Investment Trust (the "Trust") is a newly organized, fully integrated, self-advised finance company focused solely on the business of originating and servicing loans to automotive dealers in the United States. The Trust was formed as a Maryland Real Estate Investment Trust on August 27, 2003. The Trust was formed to address the specialized capital needs of the automotive retailing industry. The Trust plans to raise common equity in an initial public offering ("IPO") which is anticipated to be finalized in the fourth quarter of 2003. Immediately prior to the completion of the IPO, Falcon Financial, LLC, a limited liability company that commenced operations in 1997 and that is engaged principally in originating and servicing term loans to franchised automotive dealers, will merge with and into the Trust.

(2) Summary of Significant Accounting Policies

  (a) Basis of Presentation

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Independent Auditors' Report

The Board of Directors and Shareholders
Falcon Financial, LLC:

        We have audited the accompanying statement of financial position of Falcon Financial, LLC as of September 30, 2002 and the related statements of operations, changes in members' deficit and comprehensive income (loss), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The September 30, 2001 and 2000 financial statements of Falcon Financial LLC were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated December 7, 2001.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the financial position of Falcon Financial, LLC as of September 30, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

New York, New York

September 3, 2003

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of
Falcon Financial, LLC:

        We have audited the accompanying statements of financial position of Falcon Financial, LLC as of September 30, 2001 and 2000, and the related statements of operations, changes in members' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Falcon Financial, LLC as of September 30, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
New York, New York December 7, 2001

        This report is a copy of a previously issued Arthur Andersen LLP report of independent public accountants. This report has not been reissued by Arthur Andersen LLP.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Statements of Financial Position

September 30, 2002 and 2001

	2002	2001
ASSETS
ASSETS:
Cash and cash equivalents	$246,932	$2,968,294
Loans held for sale, net (Note 3)	104,754,699	146,365,550
Securities purchased under resale agreements—related party (Note 4 and 10)	11,262,500	24,933,125
Retained interests in loan securitization (Note 5)	7,508,193	4,793,617
Due from broker—related party (Note 4 and 10)	5,630,000	4,400,000
Accrued interest receivable	992,029	1,966,496
Restricted cash (Note 2)	1,984,774	4,212,577
Property and equipment, net	461,278	128,596
Prepaid expenses and other assets	195,841	638,669

Total assets	$133,036,246	$190,406,924

LIABILITIES AND MEMBERS' DEFICIT
LIABILITIES:
Borrowings (Note 6)	$97,342,078	$155,443,803
Borrowings—related party (Note 6 and 10)	18,413,703	—
Securities sold, but not yet purchased—related party (Note 4 and 10)	11,160,729	24,679,433
Accrued interest payable	138,058	2,713,031
Accrued interest payable—related party (Note 10)	1,186,516	—
Due to broker—related party (Note 4 and 10)	663,273	636,940
Customer deposits (Note 8)	643,458	585,620
Holdback of loan proceeds (Note 2)	1,984,774	4,212,577
Interest rate swap contracts—related party (Note 4 and 10)	5,719,800	6,289,100
Accounts payable	181,092	422,908
Accrued liabilities	194,722	156,253

Total liabilities	137,628,203	195,139,665

COMMITMENTS AND CONTINGENCIES
MEMBERS' EQUITY (DEFICIT)
Members' capital (Note 1)	900,000	900,000
Accumulated deficit	(7,353,358)	(6,050,548)
Accumulated other comprehensive income	1,861,401	417,807

Total members' deficit	(4,591,957)	(4,732,741)

Total liabilities and members' deficit	$133,036,246	$190,406,924

See accompanying notes to financial statements.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Statements of Operations

For the years ended September 30, 2002, 2001 and 2000

	2002	2001	2000
REVENUES:
Interest income on loans held for sale	$8,512,415	$6,709,110	$6,668,590
Interest income on securities purchased under resale agreements—related party (Note 10)	122,346	759,587	2,137,000
Interest income on interest rate swap contracts—related party (Note 10)	1,455,250	1,913,545	—
Interest income from retained interests	1,475,891	1,183,889	707,358
Gain on sale of loans (Note 10)	5,010,258	—	11,475,541
Gain on sale of retained interests	155,707	582,578	—
Loss on sale of retained interest—related party (Note 10)	(19,238)	—	—
Other than temporary decline in value of retained interests	(178,251)	—	—
Income from loan servicing	294,899	196,965	104,589
Other income	428,598	510,293	173,013

Total revenues	17,257,875	11,855,967	21,266,091

EXPENSES:
Interest expense on borrowings	1,589,815	5,188,526	6,631,986
Interest expense on borrowings—related party (Note 10)	3,815,752	—	—
Interest expense on securities sold, but not yet purchased—related party (Note 10)	503,624	1,161,018	2,504,183
Interest expense on interest rate swap contracts—related party (Note 10)	3,217,674	2,450,512	—
Loss on securities sold, but not yet purchased—related party (Note 10)	857,174	7,692,284	1,479,573
Loss on interest rate swap contracts—related party (Note 10)	3,200,887	—	—
Facility fee expense—related party (Note 10)	385,000	375,000	343,750
Salaries and benefits	2,906,479	2,602,352	2,322,281
Professional fees	350,360	245,830	265,248
General and administrative	584,854	647,700	505,419
Advertising and promotion	827,499	894,935	1,121,617
Travel and entertainment	221,207	251,378	160,775
Depreciation and amortization	100,360	90,177	93,642

Total expenses	18,560,685	21,599,712	15,428,474

Net (loss) income	$(1,302,810)	$(9,743,745)	$5,837,617

See accompanying notes to financial statements.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Statements of Changes in Members' Deficit and Comprehensive Income (Loss)

For the years ended September 30, 2002, 2001 and 2000

	Members' Capital	Accumulated Surplus (deficit)	Accumulated Other Comprehensive Income	Total Members' Equity (Deficit)	Comprehensive Income (Loss)
BALANCE, September 30, 1999	$900,000	$(2,144,420)	$155,266	$(1,089,154)
Net income		5,837,617		5,837,617	$5,837,617
Unrealized gain on retained interests in loan securitization			334,656	334,656	334,656

Comprehensive income					$6,172,273

BALANCE, September 30, 2000	900,000	3,693,197	489,922	5,083,119
Net loss		(9,743,745)		(9,743,745)	$(9,743,745)
Unrealized loss on retained interests in loan securitizations, net of gains realized on sales			(72,115)	(72,115)	(72,115)

Comprehensive loss					$(9,815,860)

BALANCE, September 30, 2001	900,000	(6,050,548)	417,807	(4,732,741)
Net loss		(1,302,810)		(1,302,810)	$(1,302,810)
Other than temporary decline in value of retained interest charged to expense			178,251	178,251	178,251
Unrealized gain on retained interests in loan securitizations, net of gains realized on sales			1,265,343	1,265,343	1,265,343

Comprehensive income					$140,784

BALANCE, September 30, 2002	$900,000	$(7,353,358)	$1,861,401	$(4,591,957)

See accompanying notes to financial statements.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Statements of Cash Flows

For the years ended September 30, 2002, 2001 and 2000

	2002	2001	2000
Cash flows from operating activities:
Net (loss) income	$(1,302,810)	$(9,743,745)	$5,837,617
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of loans	(5,010,258)	—	(11,475,541)
Gain on sale of retained interests	(155,707)	(582,578)	—
Loss on sale of retained interests—related party	19,238	—	—
Other than temporary decline in value of retained interest charged to expense	178,251	—	—
Depreciation and amortization—property, plant and equipment	100,360	90,177	93,642
Depreciation and amortization—deferred origination fees, net of expense	(60,840)	—	—
Loss on disposition of property and equipment	28,502	—	—
Accretion of discount on retained interests, net of cash received	7,452	207,386	(35,473)
Changes in operating assets and liabilities:
(Decrease) increase in securities sold, but not yet purchased—related party	(13,518,704)	24,679,433	(2,566,250)
(Decrease) increase in interest rate swap contracts—related party	(569,300)	6,289,100	—
Decrease (increase) in securities purchased under resale agreements—related party	13,670,625	(24,933,125)	2,566,250
Increase in due from broker—related party	(1,230,000)	(3,966,983)	(168,105)
Decrease (increase) in accrued interest receivable	974,467	(1,966,496)	1,177
Decrease (increase) in prepaid expenses and other assets	442,828	(562,957)	(44,993)
Increase in due to broker—related party	26,333	636,940	—
(Decrease) increase in accrued interest payable	(225,909)	2,713,031	(51,673)
(Decrease) increase in accrued interest payable—related party	(1,162,548)	—	—
Increase (decrease) in customer deposits	57,838	(92,557)	342,701
Decrease in accounts payable	(241,816)	196,908	152,890
Increase (decrease) in accrued liabilities	38,469	(458,080)	83,748

Net cash used in operating activities	(7,933,529)	(7,493,546)	(5,264,010)

Cash flows from investing activities:
Disbursements for loan originations, net of fees received	(99,684,069)	(147,835,203)	(120,517,250)
Repayments of loans	2,571,689	1,469,653	1,094,546
Net proceeds from sale of retained interests	1,586,993	1,967,283	—
Net proceeds from sale of retained interests—related party	2,321,929	—	—
Net proceeds from sale of loans	138,565,191	—	131,162,936
Net purchases of property plant and equipment	(461,544)	(74,297)	(45,371)

Net cash provided by (used in) investing activities	44,900,189	(144,472,564)	11,694,861

Cash flows from financing activities:
Borrowings from warehouse line of credit	92,103,960	138,034,673	110,875,870
Repayments of warehouse line of credit	(131,326,902)	(1,469,653)	(113,819,870)
Borrowings from subordinated loans—related party	21,666,944	18,997,515	12,488,978
Repayments of subordinated loans—related party	(22,535,139)	(1,349,500)	(16,197,394)
Borrowings from interest capitalization notes—related party	403,115	265,866	317,850

Net cash (used in) provided by financing activities	(39,688,022)	154,478,901	(6,334,566)

Net (decrease) increase in cash and cash equivalents	(2,721,362)	2,512,791	96,285
Cash and cash equivalents, beginning of year	2,968,294	455,503	359,218

Cash and cash equivalents, end of year	$246,932	$2,968,294	$455,503

Supplemental disclosure of cash flow information:
Interest paid	$7,211,706	$6,145,742	$7,726,880

See accompanying notes to financial statements.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements

September 30, 2002, 2001 and 2000

(1) Organization

        Falcon Financial, LLC (the "Company") was incorporated as a limited liability company in the State of Delaware with operations commencing on May 13, 1997. The Company was formed to engage principally in the business of making and servicing term loans to, and otherwise financing, franchised dealers of new and used cars, trucks and motorcycles. The Company also securitizes and sells pools of loans that it originates. The Company will merge with and into Falcon Financial Investment Trust (the "Trust"), a newly formed Maryland real estate investment trust, immediately prior to the closing of the Trust's initial public offering.

  (a) Percentage Interest

        As of September 30, 2002, the Company was owned by Falcon Auto Venture, LLC (40%), SunAmerica Investments, Inc. (30%), and MLQ Investors, LP (an affiliate of Goldman, Sachs & Co.) (30%). Members of the senior management of the Company own an 86% interest in Falcon Auto Venture, LLC.

  (b) Distributions

        To the extent that available cash is greater than 50% of the taxable income of the Company in a given year, the Company may make distributions, subject to certain limitations, to the members in proportion to their percentage interests. Based upon this formula, no cash was available for distribution at September 30, 2002 and no cash was distributed during the fiscal year ended September 30, 2002 ("fiscal 2002").

  (c) Allocation of Profits and Losses

        Allocation of Company net profits and net losses (after any special allocations) for any fiscal year shall be allocated among the members in proportion to their percentage interests.

(2) Summary of Significant Accounting Policies

  (a) Basis of Presentation

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

  (b) Cash Flows

        For purposes of the statements of cash flows, the Company considers all highly liquid investments with maturities of less than three months at the date of acquisition to be cash equivalents. These assets are carried at cost, which approximates fair value. Restricted cash is not considered cash or cash equivalents for the purpose of the statements of cash flows.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

  (c) Loans Held for Sale

        All loans originated by the Company are underwritten with the intention of securitizing and selling the portfolio and are carried at the lower of cost or market value on the statement of financial position. The amount (if any) by which the cost exceeds the fair value is recorded in a valuation allowance. Changes in the valuation allowance are recorded in the statement of operations. As of September 30, 2002, no valuation allowance was deemed necessary.

  (d) Retained Interests in Loan Securitizations

        The Company accounts for its loan securitizations in accordance with Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement 125. When the Company sells loans in a securitization, it may retain one or more subordinated certificates from the certificates issued. Securitizations may be structured in various ways but generally conform to a common model. Typically, an issuer sells a portfolio of loans to a special-purpose entity established for the sole purpose of purchasing and reselling the loans to a securitization trust. The securitization trust then may issue bonds or certificates collateralized by the loans transferred to the securitization trust. The proceeds received from these bonds or certificates are used to purchase the loans from the issuing entity. The gain on the sale of loans is the difference between the proceeds from the sale of loans (net of related sale costs) and the allocated carrying amount of the receivables sold, including deferred origination fees and costs. The Company determines the carrying amount by allocating the total carrying amount of the loans sold between the portion sold and the interests retained based on each portion's relative fair values at the time of the securitization. Assumptions used in calculating the estimated fair value of such retained interests are subject to volatility that could materially affect operating results.

        Retained interests in securitizations are accounted for as available for sale securities and are carried at estimated fair value, with unrealized gains or losses included in members' equity (accumulated other comprehensive income or loss). The Company is not aware of an active market for the purchase and sale of these retained interests at this time; accordingly, the Company estimates the fair value of the retained interest by calculating the present value of the estimated expected future cash flows received by the Company after being released by the securitization trust, using a discount rate commensurate with the risk involved taking into consideration the results of sales of certificates owned by the Company to third parties. The cash flows being discounted are adjusted for estimated net losses due to defaults or prepayments. As of September 30, 2002, the Company has experienced one default but no prepayments. All other loans are current.

        Each loan securitization has a specific credit enhancement in the form of cash flow requirements that must be met before the Company receives any cash on its retained interest. The retained interests which the Company holds are subordinate in the right of payment to all other classes of certificates, which must receive their applicable distributions before any cash is available for distribution to the holders of the retained interests.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

        Changes in the fair value of the retained interests resulting from changes in the timing of cash flows to be received by the Company or changes in market interest rates are adjusted through other comprehensive income in members' equity. Reductions in the estimated aggregate cash flows to be received by the Company, caused by defaults or prepayments that result in a reduction to the fair value of the retained interests, are considered an other than temporary impairment and are recognized through a charge to expense in that period.

  (e) Restricted Cash and Holdback of Loan Proceeds

        The Company maintains various escrow accounts on behalf of its borrowers to fund work that needs to be performed on the borrower's property as a condition to the loan agreement. At September 30, 2002 and 2001, the Company held $1,984,774 and $4,212,577, respectively, of cash collateral for the completion of those projects.

  (f) Interest and Fees on Loans

        Interest is accrued monthly on outstanding principal balances unless management considers the collection of interest to be uncertain (generally, when loans are contractually past due three months or more).

        Origination fees received and direct costs incurred related to the origination of the loans are deferred as an adjustment to the carrying value of the loans held for sale. Origination fees and direct costs incurred are amortized into income over the life of the related loan. At the time of sale of the related loans, any remaining deferred fees and costs are recognized as income and included with the gain or loss on the sale of such loans.

  (g) Servicing Income

        Under servicing agreements for all Company securitizations, servicing fees for loans in good standing are accrued monthly based upon the then outstanding principal balances on loans serviced. The Company acts as primary servicer and special servicer with respect to loans securitized. A subsidiary of the Bank of New York acts as Master Servicer. The Company earns a servicing fee of 0.085% per annum of the outstanding loan balance with respect to each loan serviced in its capacity as primary servicer. As special servicer, the Company will earn a servicing fee of 0.25% per annum of the outstanding balance of each loan in default. Servicing fees on defaulted loans are earned and paid monthly once a loan enters default status. As of September 30, 2002, there was one loan in default. Fees received for loan servicing approximate the actual cost of servicing.

  (h) Securities Sold, But Not Yet Purchased

        The Company enters into certain transactions (short sales and purchases, and securities resale and repurchase agreements) to mitigate the effects that changes in interest rates and credit spreads have on the fair value of its fixed rate loan portfolio held for sale. In connection with the Company's short sales, its obligation to deliver the securities to Goldman, Sachs & Co. is recorded in the statement of financial position under the caption Securities sold, but not yet purchased. This liability is carried at market value with any unrealized gain or loss recorded in the statement of operations. The related interest expense is recorded in the income statement of operations over the period held.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

  (i) Securities Purchased Under Resale Agreements

        Purchases of securities under agreements to resell and sales of securities under agreements to repurchase are accounted for as secured lending and financing transactions, respectively. In connection with the Company's purchase contracts, its obligation to resell the securities to Goldman, Sachs & Co. is recorded in the Statement of Financial Position under the caption Securities purchased under resale agreements. These assets are carried at the amounts at which the identical securities will be subsequently resold as specified in the agreements, generally at market value. The related interest income is recorded in the statements of operations over the contract period.

  (j) Property and Equipment

        Property and equipment are reported at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over five years for furniture and fixtures, and three years for computers and equipment. Leasehold improvements are amortized over the remaining term of the respective leases.

        In connection with the relocation to a new facility in fiscal 2002, the Company disposed of equipment and leasehold improvements with an original cost of $112,860, net of accumulated depreciation of $84,358, resulting in a loss on disposal of $28,502. Depreciation expense for the years ended September 30, 2002, 2001 and 2000 was $100,360, $90,177 and $93,642, respectively.

        Fixed assets as of September 30, 2002, and 2001 are summarized as follows:

	2002	2001
Furniture and fixtures	$319,220	$61,782
Computers and equipment	360,448	296,250
Leasehold improvements	79,363	52,315

	759,031	410,347
Less: accumulated depreciation and amortization	(297,753)	(281,751)

	$461,278	$128,596

  (k) Interest Rate Swap Contracts

        The Company enters into interest rate swap arrangements to mitigate the impact that changes in interest rates and credit spreads have on the value of its fixed rate loan portfolio held for sale. The term of the derivative contracts is determined by duration of the loans held for sale pool. Swap contracts are carried at market value with any unrealized gain or loss recorded in the statement of operations. The related interest income and interest expense is recorded in the statements of operations over the period held.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

  (l) Option plan

        The options of the Company are recorded based on the fair value method as prescribed in SFAS 123, Accounting for Stock-Based Compensation. As of September 30, 2002, the Company has determined that outstanding options do not have any value due to the estimated decline in fair value of the Company since the initial grant of options in 1999.

  (m) Comprehensive Loss

        Comprehensive loss represents net loss and certain amounts reported directly in members' equity, such as net unrealized gain or loss on retained interests in securitizations. The Company has reported comprehensive loss in the statements of changes in members' deficit. Accumulated other comprehensive income reported in the statement of financial position as of September 30, 2002, represents the accumulated unrealized gain on retained interests in securitizations.

  (n) Income Taxes

        The Company was formed as a limited liability company and as such is classified as a partnership for federal income tax purposes, therefore, the taxable income (loss) from the Company's operations is allocated to the Company's members. The Company incurs limited state tax liabilities associated with lending activities in particular states.

  (o) Recent Accounting Developments

        In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." The statement specifies the accounting for certain employee termination benefits, contract termination costs and costs to consolidated facilities or relocate employees and is effective for exit and disposal activities initiated after December 31, 2002. Management does not expect the statement to have a material effect on the Company's financial condition or results of operations.

        In November 2002, the FASB issued FASB Interpretation (FIN) No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 specifies the disclosures to be made about obligation under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. The recognition and measurement provision of the interpretation apply prospectively to guarantees issued after September 30, 2002. Adoption of the recognition and measurement provisions will not have a material effect on the Company's financial condition or results of operations.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

        In January 2003, the FASB issued FASB Interpretation (FIN) No. 46 "Consolidation of Variable Interest Entities." FIN No. 46 requires a company to consolidate a variable interest entity (VIE) if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Prior to FIN No. 46, VIEs were commonly referred to as SPEs. FIN No. 46 is effective immediately for VIEs created after January 31, 2003. The Company must apply FIN No. 46 to VIEs created before February 1, 2003 in its year end September 30, 2003 financial statements. Adoption of this new accounting standard will not have a material effect on the Company's financial condition or results of operations.

        In April 2003, the FASB issued SFAS Statement No. 149 "Amendment to Statement No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS Statement No. 133 Accounting for Derivative Instruments and Hedging Activities. The changes in SFAS Statement No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS Statement No.149 is effective for contracts entered into or modified after June 30, 2003, except in certain instances detailed in the Statement, and hedging relationships designated after June 30, 2003. Except as otherwise stated in SFAS Statement No. 149, all provisions should be applied prospectively. SFAS Statement No. 149 will not have an impact on the Company.

(3) Loans Held For Sale

        Loans held for sale as of September 30, 2002 and 2001 are summarized as follows:

	2002	2001
Franchise mortgage loans	$105,974,318	$148,860,414
Less: net deferred loan origination fees	1,219,619	2,494,864

Loans held for sale, net	$104,754,699	$146,365,550

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

        Loans held for sale at September 30, 2002 are comprised of fixed-rate loans with interest rates ranging between 8.875% and 10.48%. Maturity dates range from October 1, 2009 to October 1, 2017 with 62.9% maturing during 2017. There are 20 borrowers located in 14 states. Approximately 17.2% of the principal balance of the loans held for sale are to borrowers located in New York state.

        The Company originates franchise mortgage loans secured by existing car and truck dealerships, including real estate and improvements, parts inventory, and blue-sky value. Blue-sky, or franchise value, is an intangible asset that is a function of, among other things, the business reputation, brand strength, financial strength, and market share of the dealership. The Company also originates mortgage loans secured by real estate and improvements.

        There were no loans with unpaid principal or interest balances contractually past due as of September 30, 2002 and 2001.

(4) Derivative Instruments and Hedging Activities

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. These Statements, collectively referred to as SFAS No. 133, establish accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. Changes in the fair value of the derivative are to be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow gains and losses on derivatives to offset related results on the hedged items in the statement of operations and require that a company must document, designate, and assess the effectiveness of transactions that receive hedge accounting under SFAS No. 133.

        The Company enters into certain transactions (short sales and purchases, securities resale and repurchase agreements, and interest rate swaps) to mitigate the effect that changes in interest rates and credit spreads have on the fair value of its fixed rate loan portfolio held for sale. Periods of rising interest rates and widening credit spreads decrease the fair value of the loan portfolio held for sale. Generally, the Company enters into these transactions when a pending loan is closed. Generally, the Company shorts U.S. Treasuries and invests the proceeds in repurchase agreements with Goldman, Sachs & Co. with U.S. Treasury notes as the underlying securities. In swap transactions, the Company will generally enter into an interest rate swap contract, receiving a floating rate of interest and paying a fixed rate of interest. The term of the swap contracts is determined by duration of the loans held for sale pool. The Company has a contractual obligation to settle the repurchase and swap agreements with Goldman, Sachs & Co. at the current fair value on the repurchase date.

        While the Company considers these to be effective as hedges from an economic perspective for managing the risks associated with its loans held for sale portfolio, they do not qualify for hedge accounting under SFAS No. 133.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

        As of September 30, 2002, the Company had four repurchase contracts open with Goldman Sachs. The contracts had a total face value of $10,000,000 and a fair value of $11,262,500. These contracts had maturity dates ranging from May 15, 2007 to February 15, 2012 and paid interest at rates ranging from 1.25% to 1.375%. As of September 30, 2002, the Company had a liability to Goldman Sachs associated with its repurchase contracts of $663,273, which is shown on the statement of financial position under the caption Due to Broker.

        As of September 30, 2002, the Company had shorted U.S. Treasuries with a face amount of $10,000,000 and a fair value of $11,160,729. These treasury positions had maturity dates ranging from May 15, 2007 to February 15, 2012 and carried interest rates ranging from 4.375% to 5.0%.

        As of September 30, 2002, the Company had 13 interest rate swap contracts in which the Company paid fixed and received float. The contracts had a total notional amount of $70,500,000 and a fair value of ($5,719,800). Accrued interest on these contracts totaled $478,700 at September 30, 2002. The contracts had maturity dates ranging from September 27, 2006 to September 3, 2012. Fixed interest rates ranged from 3.52% to 5.93% while floating rates ranged from 1.75% to 1.86%. As of September 30, 2002, the Company had cash collateral relating to the outstanding swap contracts on deposit with Goldman Sachs in the amount of $5,630,000, which is shown on the statement of financial position under the caption Due from Broker.

        As of September 30, 2001, the Company had four repurchase contracts open with Goldman Sachs. The contracts had a total face value of $23,500,000 and a fair value of $24,933,125. These contracts had maturity dates ranging from November 15, 2005 to February 15, 2031 and paid interest at rates ranging from 0.00% to 3.20%. As of September 30, 2001, the Company had a liability to Goldman Sachs associated with its repurchase agreements of $636,940, which is shown on the statement of financial position under the caption Due to Broker.

        As of September 30, 2001, the Company had shorted U.S. Treasuries with a face amount of $23,500,000 and a fair value of $24,679,433. These treasury positions had maturity dates ranging from November 15, 2005 to February 15, 2031 and carried interest rates ranging from 5.00% to 6.25%.

        As of September 30, 2001, the Company had 16 interest rate swap contracts in which the Company paid fixed and received float. The contracts had a total notional amount of $107,000,000 and a fair value of ($6,289,100). Accrued interest on these contracts totaled $804,500 at September 30, 2001. The contracts had maturity dates ranging from June 5, 2006 to August 7, 2011. Fixed interest rates ranged from 4.675% to 6.847% while floating rates ranged from 2.45% to 3.82%. As of September 30, 2001, the Company had cash collateral relating to the outstanding swap contracts on deposit with Goldman Sachs in the amount of $4,400,000, which is shown on the statement of financial position under the caption Due from Broker.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

(5) Loan Securitization

        Through a special purpose bankruptcy remote subsidiary, the Company enters into securitization transactions that have qualified as sales for financial reporting purposes, resulting in off-balance sheet accounting treatment. The Company may retain rated and nonrated certificates.

        The table below summarizes the Company's securitization transactions as of the date of the securitization and September 30, 2002:

	Falcon Trust Series 1999-1		Falcon Trust Series 2000-1		Falcon Trust Series 2001-1
	Securitization	September 30, 2002	Securitization	September 30, 2002	Securitization	September 30, 2002
Principal balance of receivables	114,152,754	103,068,168	121,385,741	115,838,334	140,427,405	137,040,755
Proceeds received	115,093,026	N/A	131,162,936	N/A	138,565,191	N/A
Gains recorded	2,401,847	N/A	11,475,541	N/A	5,010,258	N/A
Rated bond retained, at fair value	1,464,790	1,982,992	1,528,854	2,042,238	2,435,074	N/A
Weighted average life of rated bond retained		11.82 years		15.93 years		N/A
Unrated bond retained, at fair value	1,645,392	1,026,316	1,720,018	1,047,229	3,065,452	1,409,418
Weighted average life of unrated bond retained		13.52 years		17.14 years		14.3 years
Master servicing fee rate	0.065%	0.065%	0.065%	0.065%	0.065%	0.065%
Primary servicing fee rate	0.085%	0.085%	0.085%	0.085%	0.085%	0.085%
Trustee fee rate	0.010%	0.010%	0.010%	0.010%	0.010%	0.010%
Assumptions Used:
Loss/Prepayment rate over transaction life	0.00%	3.24%	0.00%	3.24%	0.00%	4.23%
Discount Rates
Rated retained interests	18.00%	14.33%	18.00%	13.74%	18.00%	N/A
Unrated retained interest	30.00%	17.70%	30.00%	20.71%	30.00%	23.13%

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

        The table below summarizes the Company's securitization transactions as of the date of the securitization and September 30, 2001:

	Falcon Trust Series 1999-1		Falcon Trust Series 2000-1
	Securitization	September 30, 2001	Securitization	September 30, 2001
Principal balance of receivables	114,152,754	100,102,215	121,385,741	112,056,119
Proceeds received	115,093,026	N/A	131,162,936	N/A
Gains recorded	2,401,847	N/A	11,475,541	N/A
Rated bond retained	1,464,790	1,558,206	1,528,854	1,577,103
Unrated bond retained	1,645,392	791,956	1,720,018	866,352
Master servicing fee rate	0.065%	0.065%	0.065%	0.065%
Primary servicing fee rate	0.085%	0.085%	0.085%	0.085%
Trustee fee rate	0.010%	0.010%	0.010%	0.010%
Assumptions Used:
Loss/Prepay rate-transaction life	0.00%	2.17%	0.00%	1.81%
Discount Rates
Rated retained interests	18.19%	18.80%	18.66%	18.63%
Unrated retained interest	29.69%	27.62%	27.73%	27.61%

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

        At September 30, 2002, key economic assumptions and sensitivity of the current fair value of retained interests to an immediate 10% and 20% adverse change in those assumptions are as follows:

	Falcon Trust Series 1999-1 Adverse Impact of		Falcon Trust Series 2000-1 Adverse Impact of		Falcon Trust Series 2001-1 Adverse Impact of
	10 Percent Change	20 Percent Change	10 Percent Change	20 Percent Change	10 Percent Change	20 Percent Change
Impact due to adverse change in loss/prepayment rates:
Adjusted loss rate	3.56%	3.89%	3.56%	3.89%	4.65%	5.08%
Impact on fair value:
Rated retained interests	(5,269)	(12,058)	(31,036)	(78,108)	N/A	N/A
Unrated retained interests	(57,629)	(114,377)	(30,157)	(60,521)	(19,055)	(38,081)
Impact due to adverse change in discount rates:
Rated retained interests	15.76%	17.20%	15.11%	16.50%	N/A	N/A
Impact on fair value	(170,776)	(320,210)	(184,676)	(343,761)	N/A	N/A
Unrated retained interests	19.97%	22.24%	23.11%	25.51%	25.65%	28.16%
Impact on fair value	(105,414)	(191,524)	(101,635)	(184,095)	(136,122)	(247,250)

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

        At September 30, 2001, key economic assumptions and sensitivity of the current fair value of retained interests to an immediate 10% and 20% adverse change in those assumptions are as follows:

	Falcon Trust Series 1999-1 Adverse Impact of		Falcon Trust Series 2000-1 Adverse Impact of
	10 Percent Change	20 Percent Change	10 Percent Change	20 Percent Change
Impact due to adverse change in loss/prepayment rates:
Adjusted loss rate	2.91%	3.65%	2.71%	3.61%
Impact on fair value:
Rated retained interests	—	—	—	—
Unrated retained interests	(853,512)	(1,707,024)	(1,100,192)	(2,200,384)
Impact due to adverse change in discount rates:
Rated retained interests	20.69%	22.58%	20.51%	22.38%
Impact on fair value	(143,272)	(264,943)	(146,636)	(269,074)
Unrated retained interests	30.41%	33.18%	30.40%	33.17%
Impact on fair value	(64,478)	(117,763)	(67,672)	(123,249)

        In December 2001, the Company sold 49% of its unrated retained interest in the 2001-1 Trust to a third party. The Company received proceeds of $1,586,993 and realized a gain of $155,707. In August 2002, the Company sold 100% of its rated retained interest in the 2001-1 Trust to Goldman, Sachs & Co. The Company received proceeds of $2,321,929 and realized a loss of $19,238.

        In September 2001, the Company sold 49% of its unrated retained interest in the 1999-1 Trust to a third party. The Company received proceeds of $977,861 and realized a gain of $309,440.

        In September 2001, the Company sold 49% of its unrated retained interest, in the 2000-1 Trust to a third party. The Company received proceeds of $989,423 and realized a gain of $273,138.

        In March 2002, a delinquency was experienced in the 2001-1 Trust for a loan with an unpaid principal balance of approximately $2.8 million. The loan defaulted in March 2002. In July 2002, the Company estimated that there would be an other than temporary reduction in the aggregate cash flows that the Company expects to receive from the 2001-1 Trust for its unrated retained interest. Accordingly, the Company charged $178,251 to expense which was the amount considered to be other than temporary decline in the Company's fair value of the unrated retained interest. This estimated reduction in aggregate cash flows was based on management's assessment of the amounts it would ultimately collect on the defaulted loan.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

        These retained interests are accounted for as available-for-sale securities in the statements of financial position and carried at their estimated fair values. The Company has included an estimate for net losses that has been used in determining the fair value of the Company's retained interests. The Company will continue to value the estimated cash flows based on a loss adjusted discount rate taking into consideration the results of sales of certificates owned by the Company to third parties.

        For the 1999-1 Trust, 2000-1 Trust and the 2001-1 Trust, the Master Servicer fee rate was 0.065%, the Primary Servicer fee rate was 0.085% and the Trustee fee rate was 0.010%.

        The activity related to the Company's retained interests for the years ended September 30, 2002, 2001 and 2000 are as follows:

	2002	2001	2000
Balance at beginning of year	$4,793,617	$6,457,822	$3,173,477
Additions recognized in securitization, at allocated basis	5,229,138	—	2,914,216
Interest income recorded	1,475,891	1,183,889	707,358
Cash received	(1,483,343)	(1,391,275)	(671,885)
Cash received from sales to third parties	(3,908,922)	(1,967,282)	—
Income recognized from dispositions	136,469	582,578	—
Fair value adjustments	1,443,594	(72,115)	334,656
Other than temporary decline in value	(178,251)	—	—

Balance at end of year	$7,508,193	$4,793,617	$6,457,822

        The retained interest balance of $7,508,193 as at September 30, 2002 includes $127,585 of accrued interest receivable.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

(6) Borrowings

        Borrowings as of September 30, 2002 and 2001 are summarized as follows:

2002:	Balance	Total credit line	Interest rate	Maturity
Warehouse line of credit	$97,342,078	$150,000,000	floating	10/27/03
Senior subordinated loan	16,579,820	19,300,000	12.00%	10/1/04
Junior subordinated loan	500,000	500,000	12.00%	10/1/04
Interest capitalization notes	1,333,883	N/A	12.00%	10/1/04

	$115,755,781

2001:	Balance	Total credit line	Interest rate	Maturity
Warehouse line of credit	$136,565,020	$150,000,000	floating	10/28/01
Senior subordinated loan	17,648,015	19,300,000	12.00%	10/1/04
Junior subordinated loan	300,000	500,000	12.00%	10/2/04
Interest capitalization notes	930,768	N/A	12.00%	10/3/04

	$155,443,803

        The Company entered into a $150 million Revolving Warehouse Financing Agreement dated January 7, 1998 with SALIC and ABN AMRO Bank, N.V., solely for the purpose of originating loans. The maturity date has been extended to October 27, 2003. Interest was calculated using a 30-day commercial paper rate plus 300 basis points. The interest rates as of September 30, 2002, 2001 and 2000 were 4.77%, 5.40% and 9.56%, respectively.

        The Company entered into a $19.3 million Amended and Restated Senior Subordinated Loan Agreement dated January 7, 1998, with Goldman Sachs Mortgage Company and SALIC. The agreement provides for a $5.0 million working capital loan, a $2.0 million hedge loan and $12.3 million for loan originations. As of September 30, 2002 and 2001, there was $5.0 million and $3.65 million outstanding used for working capital purposes, $2.0 million and $2.0 million outstanding for hedge purposes and $9.6 million and $12.0 million outstanding for loan originations, respectively. The interest rate on the senior subordinated loan is 12%, with 9% payable in cash and 3% accrued and capitalized.

        The Company entered into a $0.5 million Junior Subordinated Loan Agreement dated April 19, 1999 with Falcon Auto Venture, LLC. The agreement provides for a $0.5 million working capital loan. As of September 30, 2002 and 2001, the outstanding balance was $0.5 million and $0.3 million, respectively. The interest rate on the junior subordinated loan is 12%, with 9% payable in cash and 3% accrued and capitalized.

        The interest capitalization notes represent the 3% interest capitalization on the senior subordinated loan and the junior subordinated loan referred to above. Interest on the capitalization notes is also at a rate of 12%, with 9% payable in cash and 3% accrued and capitalized.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

(7) Option Plan

        In September 1999, the Company adopted the Falcon Financial, LLC Option Plan. The Company has granted certain employees options, which generally expire 10 years from the grant date, to purchase membership interests in the Company at prices not less than the market value of the membership interests on the grant date. Option exercise prices were determined by reference to comparable public company market values and earnings multiples. Options vest at a rate of 20% per year beginning one year after the date of hire. As of September 30, 2002, options outstanding totaled 1.85% of membership interests with an aggregate exercise price of $585,320. No options had been exercised under the plan as of September 30, 2002. The Company has not incurred an expense associated with the option plan for the years ended September 30, 2002, 2001 and 2000.

(8) Commitments and Contingencies

  (a) Financial Instruments With Off-Balance Sheet Risk

        The Company's financial instruments with off-balance sheet risk were limited to fixed-rate mortgage loan origination commitments with total contractual amounts of $28.0 million as of September 30, 2002. These instruments involve elements of credit risk and interest rate risk in addition to the amounts recognized in the statements of financial position. The contractual amounts represent the Company's maximum potential exposure to credit loss but do not necessarily represent future cash requirements since certain commitments may expire without being funded. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Commitments are subject to the Company's credit approval process, including a case-by-case evaluation of the customer's creditworthiness and related collateral requirements. The Company collected cash deposits in connection with these commitments of $183,588 and $585,620 as of September 30, 2002 and 2001, respectively.

  (b) Lease Commitments

        As of September 30, 2002, the Company was obligated under noncancelable operating lease agreements for office space and computer equipment. The future minimum lease payments under these lease agreements at September 30, 2002 were:

2003	$176,400
2004	186,198
2005	196,002
2006	205,800
2007	215,598
Thereafter	1,090,254

$2,070,252

        Rent expense for the years ended September 30, 2002, 2001 and 2000 was $229,586, $165,868 and $155,000, respectively.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

(9) Fair Value of Financial Instruments

        The information presented below is required by SFAS No. 107, Disclosure About Fair Value of Financial Instruments. These amounts represent estimates of fair value of financial instruments at a point in time. Significant estimates using available market information and appropriate valuation methodologies were used for the purpose of this disclosure. The estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange, and the use of different market assumptions or methodologies could have a material effect on the estimated fair value amounts.

        The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities as of September 30, 2002 and 2001:

	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$246,932	$246,932	$2,968,294	$2,968,294
Loans held for sale, net	104,754,699	113,281,731	146,365,550	152,254,304
Securities purchased under resale agreements	11,262,500	11,262,500	24,933,125	24,933,125
Retained interests in loan securitizations	7,508,193	7,508,193	4,793,617	4,793,617
Due from broker	5,630,000	5,630,000	4,400,000	4,400,000
Accrued interest receivable	992,029	992,029	1,966,496	1,966,496
Restricted cash	1,984,774	1,984,774	4,212,577	4,212,577
Financial liabilities
Borrowings	$115,755,781	$115,755,781	$155,443,803	$155,443,803
Securities sold, but not yet purchased	11,160,729	11,160,729	24,679,433	24,679,433
Accrued interest payable	1,324,574	1,324,574	2,713,031	2,713,031
Due to broker	663,273	663,273	636,940	636,940
Customer deposits	643,458	643,458	585,620	585,620
Holdback of loan proceeds	1,984,774	1,984,774	4,212,577	4,212,577
Interest rate swap contracts	5,719,800	5,719,800	6,289,100	6,289,100

        The following paragraphs describe the valuation methods used by the Company to estimate fair values of its financial instruments:

  (a) Securities Purchased Under Resale Agreements

        The fair values are based on market prices or securities dealers' estimated prices.

  (b) Loans Held For Sale

        The fair values of loans are estimated by reference to current secondary market prices for similar loans.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

  (c) Retained Interests in Loan Securitizations

        The fair value of the retained interests is based on the present value of the estimated expected future cash flows received by the Company after being released by the securitization trust, using a discount rate commensurate with the risks involved.

  (d) Securities Sold, But Not Yet Purchased

        The fair values are based on the quoted market prices of the underlying securities.

  (e) Interest Rate Swap Contracts

        The fair values are based on securities dealers' market prices.

  (f) Borrowings

        Carrying value was deemed to approximate fair value because the rate and terms of debt existing as of September 30, 2002 was comparable to those that the Company would currently establish for new debt with similar collateral, maturity and terms.

  (g) Other Financial Instruments

        The other financial assets and liabilities shown in the preceding table have fair values which approximate the respective carrying amounts. This is because cash and cash equivalents, accrued interest receivable and payable, due from/to broker and customer deposits are either payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

(10) Related Party Transactions

        The Company is involved in significant financing, risk management and other transactions, and has significant related party balances, with Goldman, Sachs & Co. (an affiliate of MLQ Investors, LP), SunAmerica Investments, Inc., SALIC (an affiliate of SunAmerica Investments, Inc.) and Falcon Auto Venture, LLC. both directly and indirectly through affiliates and subsidiaries of the entities. The Company enters into these transactions in the ordinary course of business and believes that the terms of these transactions are on market terms that could be obtained from unrelated third parties.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

        The following table sets forth the related party assets and liabilities included in the respective captions on the Statement of Financial Position at September 30, 2002. The amounts reflect the related party transactions with Goldman, Sachs & Co., except where otherwise indicated and are as follows:

Securities purchased under resale agreements	$11,262,500
Due from broker	5,630,000
Restricted cash	1,984,774
Borrowings ($8,916,150 and $539,278 related to SunAmerica Investments, Inc. and Falcon Auto Venture, LLC, respectively.)	18,413,703
Securities sold, but not yet purchased	11,160,729
Accrued interest payable ($177,045 and $4,034 related to SunAmerica Investments, Inc. and Falcon Auto Venture, LLC, respectively.)	1,186,516
Due to broker	663,273
Interest rate swap contracts	5,719,800

        Included in the Statement of Operations are revenues and expenses resulting from various financing, capital markets transactions and loan sales transactions. The following table sets forth the related party revenues and expenses included in the respective captions on the Statement of Operations for the year ended September 30, 2002. The amounts reflect the related party transactions with Goldman, Sachs & Co., except where otherwise indicated and are as follows:

Interest income on securities purchased under resale agreements	$122,346
Interest income on interest rate swap contracts	1,455,250
Gain on sale of loans—fee expense	(1,434,274)
Gain (loss) on sale of retained interests net of other than
temporary decline in value	(19,238)
Interest expense on borrowings ($1,876,102 and $63,548 related to SunAmerica Investments, Inc., and Falcon Auto Venture, LLC., respectively.)	3,815,752
Interest expense on securities sold, but not yet purchased	503,624
Interest expense on interest rate swap contracts	3,217,674
Loss on securities sold, but not yet purchased	857,174
Loss on interests rate swap contracts	3,200,887
Facility fee expense ($192,500 related to SunAmerica Investments, Inc.)	385,000

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

September 30, 2002, 2001 and 2000

(11) Subsequent Events

        In October, 2002, the Company sold 100% of its rated retained interest in the 2000-1 Trust to a third party. The Company received proceeds of $2,015,402 and realized a gain of $597,609.

        On February 3, 2003, the Company completed Falcon Auto Dealership Loan Trust Certificates 2003-1, securitizing loans with a principal balance of $141,060,558, (and a net book value of $139,742,682), receiving net proceeds (after the payment of expenses) of $145,464,590 and retaining rated and nonrated certificates with an allocated book value of $4,960,583 and a fair market value of $5,431,623. The securitization transaction resulted in the recognition of a pretax gain of $10,682,773 proceeds from the securitization were used to pay down borrowings outstanding under the warehouse line of credit and the senior subordinated loan.

        In February 2003, the Company sold 100% of its rated retained interest in the 2003-1 Trust to a third party. The Company received proceeds of $2,983,560 and realized a gain of $253,265.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Financial Statements For the Periods

(Unaudited)

June 30, 2003 and 2002

        The accompanying financial statements of Falcon Financial, LLC (the "Company") as of June 30, 2003 and for the nine-month periods ended June 30, 2003 and 2002 have been prepared by the Company without being audited or reviewed by the Company's independent public accountants. These interim financial statements should be read in conjunction with the Company's audited financial statements as of September 30, 2002 and 2001 and for each of the three years in the period ended September 30, 2002 included elsewhere in this prospectus. These interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States and reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for the interim periods. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Statements of Financial Position

(Unaudited)

For the Periods June 30, 2003 and September 30, 2002

	June 30, 2003	September 30, 2002
ASSETS
ASSETS:
Cash and cash equivalents	$240,721	$246,932
Loans held for sale, net (Note 3)	84,765,996	104,754,699
Securities purchased under resale agreements—related party (Note 4 and 10)	64,443,940	11,262,500
Retained interests in loan securitizations (Note 5)	8,008,155	7,508,193
Due from broker—related party (Note 10)	39,730	5,630,000
Accrued interest receivable	509,709	992,029
Restricted cash (Note 2)	1,830,769	1,984,774
Property and equipment, net	379,390	461,278
Prepaid expenses and other assets	129,749	195,841

Total assets	$160,348,159	$133,036,246

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)
LIABILITIES:
Borrowings (Note 6)	$78,366,740	$97,342,078
Borrowings—related party (Note 6 and 10)	11,027,359	18,413,703
Securities sold, but not yet purchased—related party (Note 5 and 10)	64,012,614	11,160,729
Accrued interest payable	53,259	138,058
Accrued interest payable—related party (Note 10)	903,678	1,186,516
Due to broker—related party (Note 10)	—	663,273
Customer deposits (Note 8)	401,126	643,458
Holdback of loan proceeds (Note 2)	1,830,769	1,984,774
Interest rate swap contracts—related party (Note 5 and 10)	—	5,719,800
Accounts payable	145,933	181,092
Accrued liabilities	213,079	194,722

Total liabilities	156,954,557	137,628,203

COMMITMENTS AND CONTINGENCIES
MEMBERS' EQUITY (DEFICIT)
Members' capital (Note 1)	900,000	900,000
Accumulated surplus (deficit)	888,543	(7,353,358)
Accumulated other comprehensive income	1,605,059	1,861,401

Total members' equity (deficit)	3,393,602	(4,591,957)

Total liabilities and members' equity	$160,348,159	$133,036,246

See accompanying notes to financial statements.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Statements of Operations

(Unaudited)
For the nine months ended June 30, 2003 and 2002

	2003	2002
REVENUES:
Interest income on loans held for sale	$6,101,045	$6,344,203
Interest income on securities purchased under resale agreements—related party (Note 10)	122,973	91,557
Interest income on interest rate swap contracts—related party (Note 10)	401,969	1,182,230
Interest income from retained interests	998,678	1,152,403
Gain on sale of loans (Note 10)	10,682,773	5,010,258
Gain on sale of retained interests	850,874	155,707
Gain on interest rate swap contracts—related party (Note 10)	683,700	1,282,913
Loss on securities sold, but not yet purchased—related party (Note 10)	(2,399,708)	(49,674)
Income from loan servicing	294,342	220,943
Other income	507,297	389,397

Total revenues	18,243,943	15,779,937

EXPENSES:
Interest expense on borrowings	863,509	1,206,863
Interest expense on borrowings—related party (Note 10)	2,775,427	2,712,518
Interest expense on securities sold, but not yet purchased—related party (Note 10)	725,974	376,932
Interest expense on interest rate swap contracts—related party (Note 10)	1,181,593	2,465,554
Facility fee expense—related party (Note 10)	281,250	288,750
Salaries and benefits	2,508,121	2,503,898
Professional fees	310,599	273,005
General and administrative	482,499	478,737
Advertising and promotion	571,802	659,249
Travel and entertainment	197,125	173,412
Depreciation and amortization	104,143	65,444

Total expenses	10,002,042	11,204,362

Net income	$8,241,901	$4,575,575

See accompanying notes to financial statements.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Statements of Changes in Members' Deficit and Comprehensive Income (Loss)

(Unaudited)

For the nine months ended June 30, 2003 and the years ended September 30, 2002, and 2001

	Members' Capital	Accumulated Surplus (deficit)	Accumulated Other Comprehensive Income	Total Members' Equity (Deficit)	Comprehensive Income (Loss)
BALANCE, September 30, 2000	$900,000	$3,693,197	$489,922	$5,083,119
Net loss		(9,743,745)		(9,743,745)	$(9,743,745)
Unrealized loss on retained interests in loan securitizations, net of gains realized on sales			(72,115)	(72,115)	(72,115)

Comprehensive loss					$(9,815,860)

BALANCE, September 30, 2001	900,000	(6,050,548)	417,807	(4,732,741)
Net loss		(1,302,810)		(1,302,810)	$(1,302,810)
Other than temporary decline in value of retained interest charged to expense			178,251	178,251	178,251
Unrealized gain on retained interests in loan securitizations, net of gains realized on sales			1,265,343	1,265,343	1,265,343

Comprehensive income					$140,784

BALANCE, September 30, 2002	900,000	(7,353,358)	1,861,401	(4,591,957)
Net income		8,241,901		8,241,901	$8,241,901
Unrealized loss on retained interests in loan securitizations, net of gains realized on sales			(256,342)	(256,342)	(256,342)

Comprehensive income					$7,985,559

BALANCE, June 30, 2003	$900,000	$888,543	$1,605,059	$3,393,602

See accompanying notes to financial statements.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Statements of Cash Flows

(Unaudited)

For the nine months ended June 30, 2003 and 2002

	2003	2002
Cash flows from operating activities:
Net Income	$8,241,901	$4,575,575
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of loans	(10,682,773)	(5,010,258)
Gain on sale of retained interests	(850,874)	(155,707)
Depreciation and amortization—property, plant and equipment	104,143	65,444
Depreciation and amortization—deferred origination fees, net of expense	(62,926)	(58,945)
Loss on disposition of property and equipment	155	28,502
Accretion of discount on retained interests, net of cash received	82,075	(63,748)
Changes in operating assets and liabilities:
(Decrease) increase in securities sold, but not yet purchased—related party	52,851,885	(14,326,204)
(Decrease) increase in interest rate swap contracts—related party	(5,719,800)	(5,022,800)
Decrease (increase) in securities purchased under resale agreements—related party	(53,181,440)	14,478,125
(Decrease) increase in due from broker—related party	5,590,270	2,479,700
Decrease (increase) in accrued interest receivable	482,320	1,169,329
Decrease (increase) in prepaid expenses and other assets	(19,908)	421,674
(Decrease) increase in due to broker—related party	(663,273)	(440,627)
Decrease in accrued interest payable	(84,799)	(1,377,491)
Increase (decrease) in accrued interest payable—related party	(282,838)	—
Decrease in customer deposits	(156,332)	2,580
Decrease in accounts payable	(35,159)	(246,222)
Increase (decrease) in accrued liabilities	18,357	401,183

Net cash used in operating activities	(4,369,016)	(3,079,890)

Cash flows from investing activities:
Disbursements for loan originations, net of fees received	(125,266,424)	(69,794,062)
Repayments of loans	5,549,769	2,006,119
Net proceeds from sale of retained interests	4,998,962	1,586,993
Net proceeds from sale of loans	145,464,590	138,565,191
Net purchases of property and equipment	(22,410)	(383,636)

Net cash provided by investing activities	30,724,487	71,980,605

Cash flows from financing activities:
Borrowings from warehouse line of credit	115,779,010	64,055,000
Repayments of warehouse line of credit	(134,754,347)	(130,741,221)
Borrowings from subordinated loans—related party	20,579,925	13,094,414
Repayments of subordinated loans—related party	(27,545,980)	(18,345,988)
Borrowings from interest capitalization notes—related party	(420,290)	280,301

Net cash used in financing activities	(26,361,682)	(71,657,494)

Net decrease in cash and cash equivalents	(6,211)	(2,756,779)
Cash and cash equivalents, beginning of year	246,932	2,968,294

Cash and cash equivalents, end of year	$240,721	$211,515

Supplemental disclosure of cash flow information:
Interest paid	$4,321,332	$5,154,680

See accompanying notes to financial statements.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements

(Unaudited)
June 30, 2003

(1) Organization

        Falcon Financial, LLC (the "Company") was incorporated as a limited liability company in the State of Delaware with operations commencing on May 13, 1997. The Company was formed to engage principally in the business of making and servicing term loans to, and otherwise financing, franchised dealers of new and used cars and trucks. The Company also securitizes and sells pools of loans that it originates. The Company will merge with and into Falcon Financial Investment Trust (the "Trust"), a newly formed Maryland real estate investment trust, immediately prior to the closing of the Trust's initial public offering.

  (a) Percentage Interest

        As of June 30, 2003, the Company was owned by Falcon Auto Venture, LLC (40%), SunAmerica Investments, Inc. (30%), and MLQ Investors, LP (an affiliate of Goldman, Sachs & Co.) (30%). Members of the senior management of the own Company an 86% interest in Falcon Auto Venture, LLC.

  (b) Distributions

        To the extent that available cash is greater than 50% of the taxable income of the Company in a given year, the Company may make distributions, subject to certain limitations, to the members in proportion to their percentage interests. Based upon this formula, no cash was available for distribution at June 30, 2003 and no cash was distributed during the nine month period ended June 30, 2003.

  (c) Allocation of Profits and Losses

        Allocation of Company net profits and net losses (after any special allocations) for any fiscal year shall be allocated among the members in proportion to their percentage interests.

(2) Summary of Significant Accounting Policies

  (a) Basis of Presentation

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

  (b) Cash Flows

        For purposes of the statements of cash flows, the Company considers all highly liquid investments with maturities of less than three months at the date of acquisition to be cash equivalents. These assets are carried at cost, which approximates fair value. Restricted cash is not considered cash or cash equivalents for the purpose of the statements of cash flows.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)
June 30, 2003

  (c) Loans Held for Sale

        All loans originated by the Company are underwritten with the intention of securitizing and selling the portfolio and are carried at the lower of cost or market value on the statement of financial position. The amount (if any) by which the cost exceeds the fair value is recorded in a valuation allowance. Changes in the valuation allowance are recorded in the statement of operations. As of September 30, 2002, no valuation allowance was deemed necessary.

  (d) Retained Interests in Loan Securitizations

        The Company accounts for its loan securitizations in accordance with Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement 125. When the Company sells loans in a securitization, it may retain one or more subordinated certificates from the certificates issued. Securitizations may be structured in various ways but generally conform to a common model. Typically, an issuer sells a portfolio of loans to a special-purpose entity established for the sole purpose of purchasing and reselling the loans to a securitization trust. The securitization trust then may issue bonds or certificates collateralized by the loans transferred to the securitization trust. The proceeds received from these bonds or certificates are used to purchase the loans from the issuing entity. The

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)
June 30, 2003

gain on the sale of loans is the difference between the proceeds from the sale of loans (net of related sale costs) and the allocated carrying amount of the receivables sold, including deferred origination fees and costs. The Company determines the carrying amount by allocating the total carrying amount of the loans sold between the portion sold and the interests retained based on each portion's relative fair values at the time of the securitization. Assumptions used in calculating the estimated fair value of such retained interests are subject to volatility that could materially affect operating results.

        Retained interests in securitizations are accounted for as available for sale securities and are carried at estimated fair value, with unrealized gains or losses included in members' equity (accumulated other comprehensive income or loss). The Company is not aware of an active market for the purchase and sale of these retained interests at this time; accordingly, the Company estimates the fair value of the retained interest by calculating the present value of the estimated expected future cash flows received by the Company after being released by the securitization trust, using a discount rate commensurate with the risk involved taking into consideration the results of sales of certificates owned by the Company to third parties. The cash flows being discounted are adjusted for estimated net losses due to defaults or prepayments. As of June 30, 2003 the Company has experienced one default but no prepayments. All other loans are current.

        Each loan securitization has a specific credit enhancement in the form of cash flow requirements that must be met before the Company receives any cash on its retained interest. The retained interests which the Company holds are subordinate in the right of payment to all other classes of certificates, which must receive their applicable distributions before any cash is available for distribution to the holders of the retained interests.

        Changes in the fair value of the retained interests resulting from changes in the timing of cash flows to be received by the Company or changes in market interest rates are adjusted through other comprehensive income in members' equity. Reductions in the estimated aggregate cash flows to be received by the Company, caused by defaults or prepayments that result in a reduction to the fair value of the retained interests, are considered an other than temporary impairment and are recognized through a charge to expense in that period.

  (e) Restricted Cash and Holdback of Loan Proceeds.

        The Company maintains various escrow accounts on behalf of its borrowers to fund work that needs to be performed on the borrower's property as a condition to the loan agreement. At June 30, 2003 and September 30, 2002, the Company held $1,830,769 and $1,984,774, respectively, of cash collateral for the completion of those projects.

  (f) Interest and Fees on Loans

        Interest is accrued monthly on outstanding principal balances unless management considers the collection of interest to be uncertain (generally, when loans are contractually past due three months or more).

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)
June 30, 2003

        Origination fees received and direct costs incurred related to the origination of the loans are deferred as an adjustment to the carrying value of the loans held for sale. Origination fees and direct costs incurred are amortized into income over the life of the related loan. At the time of sale of the related loans, any remaining deferred fees and costs are recognized as income and included with the gain or loss on the sale of such loans.

  (g) Servicing Income

        Under servicing agreements for all Company securitizations, servicing fees for loans in good standing are accrued monthly based upon the then outstanding principal balances on loans serviced. The Company acts as primary servicer and special servicer with respect to loans securitized. A subsidiary of the Bank of New York acts as Master Servicer. The Company earns a servicing fee of 0.085% per annum (0.095% on the Company's most recently completed securitization in 2003) of the outstanding loan balance with respect to each loan serviced in its capacity as primary servicer. As special servicer, the Company will earn a servicing fee of 0.25% per annum of the outstanding balance of each loan in default. Servicing fees on defaulted loans are earned and paid monthly once a loan enters default status. Currently, there is one loan in default. Fees received for loan servicing approximate the actual cost of servicing.

  (h) Securities Sold, But Not Yet Purchased

        The Company enters into certain transactions (short sales and purchases, and securities resale and repurchase agreements) to mitigate the effects that changes in interest rates and credit spreads have on the fair value of its fixed rate loan portfolio held for sale. In connection with the Company's short sales, its obligation to deliver the securities to Goldman, Sachs & Co. is recorded in the statement of financial position under the caption Securities sold, but not yet purchased. This liability is carried at market value with any unrealized gain or loss recorded in the statement of operations. The related interest expense is recorded in the income statement of operations over the period held.

  (i) Securities Purchased Under Resale Agreements

        Purchases of securities under agreements to resell and sales of securities under agreements to repurchase are accounted for as secured lending and financing transactions, respectively. In connection with the Company's purchase contracts, its obligation to resell the securities to Goldman, Sachs & Co. is recorded in the Statement of Financial Position under the caption Securities purchased under resale agreements. These assets are carried at the amounts at which the identical securities will be subsequently resold as specified in the agreements, generally at market value. The related interest income is recorded in the statements of operations over the contract period.

  (j) Property and Equipment

        Property and equipment are reported at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over five years for furniture and fixtures, and three years for computers and equipment. Leasehold improvements are amortized over the remaining term of the respective leases.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)
June 30, 2003

        Depreciation expense for the nine months ended June 30, 2003 and 2002 was $104,143 and $65,444, respectively.

        Fixed assets as of June 30, 2003 are summarized as follows:

June 30, 2003
Furniture and fixture	$320,545
Computers and equipment	381,378
Leasehold improvements	79,363

781,286
Less: accumulated depreciation and amortization	(401,896)

$379,390

  (k) Interest Rate Swap Contracts

        The Company enters into interest rate swap arrangements to mitigate the impact that changes in interest rates and credit spreads have on the value of its fixed rate loan portfolio held for sale. The term of the derivative contracts is determined by duration of the loans held for sale pool. Swap contracts are carried at market value with any unrealized gain or loss recorded in the statement of operations. The related interest income and interest expense is recorded in the statements of operations over the period held.

  (l) Option Plan

        The options of the Company are recorded based on the fair value method as prescribed in SFAS 123, Accounting for Stock-Based Compensation. As of September 30, 2002, the Company has determined that outstanding options do not have any value due to the estimated decline in fair value of the Company since the initial grant of options in 1999.

  (m) Comprehensive Income (Loss)

        Comprehensive loss represents net income (loss) and certain amounts reported directly in members' equity, such as net unrealized gain or loss on retained interests in securitizations. The Company has reported comprehensive income (loss) in the statements of changes in members' deficit. Accumulated other comprehensive income reported in the statement of financial position as of June 30, 2003, represents the accumulated unrealized gain on retained interests in securitizations.

  (n) Income Taxes

        The Company was formed as a limited liability company and as such is classified as a partnership for federal income tax purposes, therefore, the taxable income (loss) from the Company's operations is allocated to the Company's members. The Company incurs limited state tax liabilities associated with lending activities in particular states.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)
June 30, 2003

  (o) Recent Accounting Developments

        In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities." The statement specifies the accounting for certain employee termination benefits, contract termination costs and costs to consolidated facilities or relocate employees and is effective for exit and disposal activities initiated after December 31, 2002. Management does not expect the statement to have a material effect on the Company's financial condition or results of operations.

        In November 2002, the FASB issued FASB Interpretation (FIN) No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 specifies the disclosures to be made about obligation under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. The recognition and measurement provision of the interpretation apply prospectively to guarantees issued after September 30, 2002. Adoption of the recognition and measurement provisions will not have a material effect on the Company's financial condition or results of operations.

        In January 2003, the FASB issued FASB Interpretation (FIN) No. 46 "Consolidation of Variable Interest Entities." FIN No. 46 requires a company to consolidate a variable interest entity (VIE) if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Prior to FIN No. 46, VIEs were commonly referred to as SPEs. FIN No. 46 is effective immediately for VIEs created after January 31, 2003. The Company must apply FIN No. 46 to VIEs created before February 1, 2003 in its year end September 30, 2003 financial statements. Adoption of this new accounting standard will not have a material effect on the Company's financial condition or results of operations.

        In April 2003, the FASB issued SFAS Statement No. 149 "Amendment to Statement No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS Statement No. 133 Accounting for Derivative Instruments and Hedging Activities. The changes in SFAS Statement No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS Statement No. 149 is effective for contracts entered into or modified after June 30, 2003, except in certain instances detailed in the Statement, and hedging relationships designated after June 30, 2003. Except as otherwise stated in SFAS Statement No. 149, all provisions should be applied prospectively. SFAS Statement No. 149 will not have an impact on the Company.

(3) Loans Held For Sale

        Loans held for sale as of June 30, 2003 are summarized as follows:

June 30, 2003
Franchise mortgage loans	$85,210,741
Less: net deferred loan origination fees	444,745

Loans held for sale, net	$84,765,996

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)
June 30, 2003

        Loans held for sale at June 30, 2003 are comprised of fixed-rate loans with interest rates ranging between 8.14% and 9.32%. Maturity dates range from February 1, 2011 to April 1, 2023 with 81.9% maturing during 2018. There are 12 borrowers located in 11 states. Approximately 66.6% of the principal balance of the loans held for sale are to borrowers located in five states (New York—12.9%, Florida—21.6%, South Carolina—12.3%, New Jersey—11.7% and Tennessee—10.5%).

        The Company originates franchise mortgage loans secured by existing car and truck dealerships, including real estate and improvements, parts inventory, and blue-sky value. Blue-sky, or franchise value, is an intangible asset that is a function of, among other things, the business reputation, brand strength, financial strength, and market share of the dealership. The Company also originates mortgage loans secured by real estate and improvements.

        There were no loans with unpaid principal or interest balances contractually past due as of June 30, 2003.

(4) Derivative Instruments and Hedging Activities

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS No. 133. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. These Statements, collectively referred to as SFAS No. 133, establish accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. Changes in the fair value of the derivative are to be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allow gains and losses on derivatives to offset related results on the hedged items in the statement of operations and require that a company must document, designate, and assess the effectiveness of transactions that receive hedge accounting under SFAS No. 133.

        The Company enters into certain transactions (short sales and purchases, securities resale and repurchase agreements, and interest rate swaps) to mitigate the effect that changes in interest rates and credit spreads have on the fair value of its fixed rate loan portfolio held for sale. Periods of rising interest rates and widening credit spreads decrease the fair value of the loan portfolio held for sale. Generally, the Company enters into these transactions when a pending loan is closed. Generally, the Company shorts U.S. Treasuries and invests the proceeds in repurchase agreements with Goldman, Sachs & Co. with U.S. Treasury notes as the underlying securities. In swap transactions, the Company will generally enter into an interest rate swap contract, receiving a floating rate of interest and paying a fixed rate of interest. The term of the swap contracts is determined by duration of the loans held for sale pool. The Company has a contractual obligation to settle the repurchase and swap agreements with Goldman, Sachs & Co. at the current fair value on the repurchase date.

        While the Company considers these to be effective as hedges from an economic perspective for managing the risks associated with its loans held for sale portfolio, they do not qualify for hedge accounting under SFAS No. 133.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)
June 30, 2003

        As of June 30, 2003, the Company had five repurchase contracts open with Goldman Sachs. The contracts had a total face value of $60,500,000 and a fair value of $64,443,940. These contracts had maturity dates ranging from May 15, 2008 to May 15, 2013 and paid interest at rates ranging from 0.0% to 0.6%. As of June 30, 2003, the Company had a receivable from Goldman Sachs associated with its repurchase contracts of $39,730, which is shown on the statement of financial position under the caption Due from Broker.

        As of June 30, 2003, the Company had shorted U.S. Treasuries with a face amount of $60,500,000 and a fair value of $64,012,614. These treasury positions had maturity dates ranging from May 15, 2008 to May 15, 2013 and carried interest rates ranging from 2.625% to 3.875%.

(5) Loan Securitization

        Through a special purpose bankruptcy remote subsidiary, the Company enters into securitization transactions that have qualified as sales for financial reporting purposes, resulting in off-balance sheet accounting treatment. The Company may retain rated and nonrated certificates.

        The tables below summarize the Company's securitization transactions as of the date of the securitization, and June 30, 2003:

	Falcon Trust Series 1999-1		Falcon Trust Series 2000-1		Falcon Trust Series 2001-1		Falcon Trust Series 2003-1
	Securiti- zation	June 30, 2003	Securiti- zation	June 30, 2003	Securiti- zation	June 30, 2003	Securiti- zation	June 30, 2003
Principal balance of receivables	114,152,754	99,548,846	121,385,741	112,866,227	140,427,405	130,435,501	141,060,558	139,531,380
Proceeds received	115,093,026	N/A	131,162,936	N/A	138,565,191	N/A	145,464,590	N/A
Gains recorded	2,401,847	N/A	11,475,541	N/A	5,010,258	N/A	10,682,773	N/A
Rated bond retained, at fair value	1,464,790	2,024,192	1,528,854	N/A	2,435,074	N/A	2,983,560	N/A
Weighted average life of rated bond retained		11.16 years		N/A		N/A		N/A
Unrated bond retained, at fair value	1,645,392	981,346	1,720,018	1,023,281	3,065,452	1,482,172	2,448,063	2,497,164
Weighted average life of unrated bond retained		13.17 years		15.74 years		13.56 years		19.07 years
Master servicing fee rate	0.065%	0.065%	0.065%	0.065%	0.065%	0.065%	0.055%	0.055%
Primary servicing fee rate	0.085%	0.085%	0.085%	0.085%	0.085%	0.085%	0.095%	0.095%
Trustee fee rate	0.010%	0.010%	0.010%	0.010%	0.010%	0.010%	0.010%	0.010%
Assumptions Used:
Loss/Prepayment rate over transaction life	0.00%	3.24%	0.00%	3.24%	0.00%	4.33%	0.00%	3.79%
Discount Rates:
Rated retained interests	18.00%	14.31%	18.00%	N/A	18.00%	N/A	18.00%	N/A
Unrated retained interest	30.00%	17.70%	30.00%	20.71%	30.00%	23.13%	30.00%	27.38%

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)
June 30, 2003

        At June 30, 2003, key economic assumptions and sensitivity of the current fair value of retained interests to an immediate 10% and 20% adverse change in those assumptions are as follows:

	Falcon Trust Series 1999-1 Adverse Impact of		Falcon Trust Series 2000-1 Adverse Impact of		Falcon Trust Series 2001-1 Adverse Impact of		Falcon Trust Series 2003-1 Adverse Impact of
	10 Percent Change	20 Percent Change	10 Percent Change	20 Percent Change	10 Percent Change	20 Percent Change	10 Percent Change	20 Percent Change
Impact due to adverse change in loss/prepayment rates:
Adjusted loss rate	3.56%	3.86%	3.57%	3.89%	4.65%	5.08%	4.17%	4.55%
Impact on fair value:
Rated retained interests	(5,843)	(13,372)	N/A	N/A	N/A	N/A	N/A	N/A
Unrated retained interests	(65,447)	(129,895)	(34,960)	(70,162)	(22,454)	(44,875)	(25,112)	(32,517)
Impact due to adverse change in discount rates:
Rated retained interests	15.74%	17.17%	N/A	N/A	N/A	N/A	N/A	N/A
Impact on fair value	(170,210)	(320,037)	N/A	N/A	N/A	N/A	N/A	N/A
Unrated retained interests	19.97%	22.24%	23.11%	25.51%	25.65%	28.16%	27.48%	30.19%
Impact on fair value	(104,978)	(190,962)	(101,626)	(184,015)	(137,877)	(250,596)	(8,859)	(202,117)

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)

June 30, 2003

        In February 2003, the Company sold 100% of its rated retained interest in the 2003-1 Trust to a third party. The Company received proceeds of $2,983,560 and realized a gain of $253,265.

        These retained interests are accounted for as available-for-sale securities in the statements of financial position and carried at their estimated fair values. The Company has included an estimate for net losses that has been used in determining the fair value of the Company's retained interests. The Company will continue to value the estimated cash flows based on a loss adjusted discount rate taking into consideration the results of sales of certificates owned by the Company to third parties.

        For the 1999-1 Trust, 2000-1 Trust and the 2001-1 Trust, the Master Servicer fee rate was 0.065%, the Primary Servicer fee rate was 0.085% and the Trustee fee rate was 0.010%. For the 2003-1 Trust, the Master Servicer fee rate was 0.055%, the Primary Servicer fee rate was 0.095% and the Trustee fee rate was 0.010%.

        The activity related to the Company's retained interests for the nine months ended June 30, 2003, are as follows:

June 30, 2003
Balance at beginning of year	$7,508,193
Additions recognized in securitization	4,960,583
Interest income recorded	998,678
Cash received	(1,054,870)
Cash received from sales to third parties	(4,998,961)
Income recognized from dispositions	850,874
Fair value adjustments	(256,342)

Balance at end of year	$8,008,155

        The retained interest balance of $8,008,155 at June 30, 2003 includes $239,484 of accrued interest receivable.

(6) Borrowings

        Borrowings as of June 30, 2003 are summarized as follows:

June 30, 2003:	Balance	Total credit line	Interest rate	Maturity
Warehouse line of credit	$78,366,740	$150,000,000	floating	10/27/03
Senior subordinated loan	9,613,766	19,300,000	12.00%	10/1/04
Junior subordinated loan	500,000	500,000	12.00%	10/1/04
Interest capitalization notes	913,593	N/A	12.00%	10/1/04

	$89,394,099

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)

June 30, 2003

        The Company entered into a $150 million Revolving Warehouse Financing Agreement dated January 7, 1998 with SALIC and ABN AMRO Bank, N.V., solely for the purpose of originating loans. The maturity date has been extended to October 27, 2003. Interest was calculated using a 30-day commercial paper rate plus 300 basis points. The interest rate as of June 30, 2003 was 4.21%.

        The Company entered into a $19.3 million Amended and Restated Senior Subordinated Loan Agreement dated January 7, 1998, with Goldman Sachs Mortgage Company and SALIC. The agreement provides for a $5.0 million working capital loan, a $2.0 million hedge loan and $12.3 million for loan originations. As of June 30, 2003, there was $0.8 million outstanding used for working capital purposes, $2.0 million outstanding for hedge purposes and $6.8 million outstanding for loan originations. The interest rate on the senior subordinated loan is 12%, with 9% payable in cash and 3% accrued and capitalized.

        The Company entered into a $0.5 million Junior Subordinated Loan Agreement dated April 19, 1999 with Falcon Auto Venture, LLC. The agreement provides for a $0.5 million working capital loan. As of June 30, 2003, the outstanding balance was $0.5 million. The interest rate on the junior subordinated loan is 12%, with 9% payable in cash and 3% accrued and capitalized.

        The interest capitalization notes represent the 3% interest capitalization on the senior subordinated loan and the junior subordinated loan referred to above. Interest on the capitalization notes is also at a rate of 12%, with 9% payable in cash and 3% accrued and capitalized.

(7) Option Plan

        In September 1999, the Company adopted the Falcon Financial, LLC Option Plan. The Company has granted certain employees options, which generally expire 10 years from the grant date, to purchase membership interests in the Company at prices not less than the market value of the membership interests on the grant date. Option exercise prices were determined by reference to comparable public company market values and earnings multiples. Options vest at a rate of 20% per year beginning one year after the date of hire. As of June 30, 2003, options outstanding totaled 1.57% of membership interests with an aggregate exercise price of $495,810. No options had been exercised under the plan as of June 30, 2003. The Company has not incurred an expense associated with the option plan for the nine months ended June 30, 2003.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

June 30, 2003 (Unaudited) and September 30, 2002

(8) Commitments and Contingencies

  (a) Financial Instruments With Off-Balance Sheet Risk

        The Company's financial instruments with off-balance sheet risk were limited to fixed-rate mortgage loan origination commitments with total contractual amounts of $30 million as of June 30, 2003. These instruments involve elements of credit risk and interest rate risk in addition to the amounts recognized in the statements of financial position. The contractual amounts represent the Company's maximum potential exposure to credit loss but do not necessarily represent future cash requirements since certain commitments may expire without being funded. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Commitments are subject to the Company's credit approval process, including a case-by-case evaluation of the customer's creditworthiness and related collateral requirements. The Company collected cash deposits in connection with these commitments of $147,333 as of June 30, 2003.

  (b) Lease Commitments

        As of June 30, 2003, the Company was obligated under noncancelable operating lease agreements for office space and computer equipment. The future minimum lease payments under these lease agreements at June 30, 2003 were:

2003	$45,324
2004	186,198
2005	196,002
2006	205,800
2007	215,598
Thereafter	1,090,254

$1,939,176

        Rent expense for the nine months ended June 30, 2003 was $232,473.

(9) Fair Value of Financial Instruments

        The information presented below is required by SFAS No. 107, Disclosure About Fair Value of Financial Instruments. These amounts represent estimates of fair value of financial instruments at a point in time. Significant estimates using available market information and appropriate valuation methodologies were used for the purpose of this disclosure. The estimates are not necessarily indicative of the amounts the Company could realize in a current market exchange, and the use of different market assumptions or methodologies could have a material effect on the estimated fair value amounts.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)

June 30, 2003

        The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities as of June 30, 2003:

	June 30, 2003
	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$240,721	$240,721
Loans held for sale, net	84,765,996	91,665,948
Securities purchased under resale agreements	64,443,940	64,443,940
Retained interests in loan securitizations	8,008,155	8,008,155
Due from broker	39,730	39,730
Accrued interest receivable	509,709	509,709
Restricted cash	1,830,769	1,830,769
Financial liabilities
Borrowings	$89,394,099	$89,394,099
Securities sold, but not yet purchased	64,012,614	64,012,614
Accrued interest payable	956,937	956,937
Customer deposits	401,126	401,126
Holdback of loan proceeds	1,830,769	1,830,769

        The following paragraphs describe the valuation methods used by the Company to estimate fair values of its financial instruments:

  (a) Securities Purchased Under Resale Agreements

        The fair values are based on market prices or securities dealers' market prices.

  (b) Loans Held For Sale

        The fair values of loans are estimated by reference to current secondary market prices for similar loans.

  (c) Retained Interests in Loan Securitizations

        The fair value of the retained interests is based on the present value of the estimated expected future cash flows received by the Company after being released by the securitization trust, using a discount rate commensurate with the risks involved.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)

June 30, 2003

  (d) Securities Sold, But Not Yet Purchased

        The fair values are based on the quoted market prices of the underlying securities.

  (e) Interest Rate Swap Contracts

        The fair values are based on securities dealers' market prices.

  (f) Borrowings

        Carrying value was deemed to approximate fair value because the rate and terms of debt existing as of June 30, 2003 was comparable to those that the Company would currently establish for new debt with similar collateral, maturity and terms.

  (g) Other Financial Instruments

        The other financial assets and liabilities shown in the preceding table have fair values which approximate the respective carrying amounts. This is because cash and cash equivalents, accrued interest receivable and payable, due from/to broker and customer deposits are either payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

(10) Related Party Transactions

        The Company is involved in significant financing, risk management and other transactions, and has significant related party balances, with Goldman, Sachs & Co. (the parent of MLQ Investors, LP), SunAmerica Investments, Inc., SALIC (an affiliate of SunAmerica Investments, Inc.) and Falcon Auto Venture, LLC both directly and indirectly through affiliates and subsidiaries of the entities. The Company enters into these transactions in the ordinary course of business and believes that the terms of these transactions are on market terms that could be obtained from unrelated third parties.

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)

June 30, 2003

        The following table sets forth the related party assets and liabilities included in the respective captions on the Statement of Financial Position at June 30, 2003. The amounts reflect the related party transactions with Goldman, Sachs & Co., except where otherwise indicated and are as follows:

June 30, 2003
Securities purchased under resale agreements	$64,443,940
Due from broker	39,730
Restricted cash	1,830,769
Borrowings ($5,237,843 and $551,673 related to SunAmerica Investments, Inc. and Falcon Auto Venture, LLC, respectively.)	11,027,359
Securities sold, but not yet purchased	64,012,614
Accrued interest payable ($136,978 and $4,127 related to SunAmerica Investments, Inc. and Falcon Auto Venture, LLC, respectively.)	903,678

        Included in the Statement of Operations are revenues and expenses resulting from various financing, capital markets transactions and loan sales transactions. The following table sets forth the related party revenues and expenses included in the respective captions on the Statement of Operations for the nine months ended June 30, 2003. The amounts reflect the related party transactions with Goldman, Sachs & Co., except where otherwise indicated and are as follows:

Nine Months ended June 30, 2003
Interest income on securities purchased under resale agreements	$122,973
Interest income on interest rate swap contracts	401,969
Gain (loss) on sale of loans-fee expense	(1,414,936)
Gain on interest rate swap contracts	683,700
Loss on securities sold, but not yet purchased	(2,399,708)
Interest expense on borrowings ($1,362,927 and $49,573 related to SunAmerica Investments, Inc. and Falcon Auto Venture, LLC, respectively.)	2,775,427
Interest expense on securities sold, but not yet purchased	725,974
Interest expense on interest rate swap contracts	1,181,593
Facility fee expense ($140,625 related to SunAmerica Investments, Inc.)	281,250

FALCON FINANCIAL, LLC
(A Limited Liability Company)

Notes to Financial Statements (Continued)

(Unaudited)

June 30, 2003

(11) Subsequent Events

        In September 2003, Falcon Financial Investment Trust (FFIT) filed a Prospectus Form S-11 with the Securities and Exchange Commission to initiate a public offering. If the offering is successful, FFIT will acquire the assets of the Company and continue business under the structure of a mortgage real estate investment trust (REIT). Subsequent to acquisition, the Company intends to continue to securitize loans, but will be accounting for securitizations as secured borrowings rather than sales under the provisions of FAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. As a result of adopting this change, loans will be presented on the balance sheet to their maturity, proceeds from securitization will be presented as debt financing and the Company will no longer generate gains on sale of securitization.

        The Company intends to adopt the following accounting policies related to loans should the public offering described above be successful.

  Loans Receivable

        The Company originates loans that are underwritten with the intention of securitizing the receivables in a financing transaction and carrying the loans on the statement of financial position to maturity. The loans receivable are stated at their principal amount outstanding, less net deferred loan fees, unearned discounts and allowance for loan losses. Nonrefundable origination fees less certain related direct costs associated with the origination of the loans are deferred and amortized into interest income over the term of the loan using a method that approximates the interest method.

  Allowance for Loan Losses

        The allowance for loan losses is based on a periodic analysis of the loan portfolio and in management's judgment, reflects an amount that is adequate to absorb losses inherent in the existing portfolio. In evaluating the portfolio, management considers a variety of factors such as the size of the portfolio, prior loss experience, current and potential risks of the loan portfolio, present financial condition of the borrower, current economic conditions and other portfolio risk characteristics. Provisions for loan losses are charged to operations. Loans, including impaired loans, are charged-off against the allowance for loan losses when actual losses have been established.

        A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all the amounts due according to the contractual terms of the loan agreement. A loss from impairment represents the amount by which a creditor's recorded investment in a loan exceeds the present value of the expected future cash flows from the loan discounted at the loan's effective interest rate (including the fair value of collateral that may be part of the loan). Losses for which such provisions for impairment are made, unless applied as a write-down of the recorded investment in the loan, represent a portion of the creditor's allowance for loan losses.

        Until                        , 2003, 25 days after the date of this prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

                        Shares

Falcon Financial Investment Trust

Common Shares

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY

                        , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

        The following table itemizes the expenses incurred by the Company in connection with this offering. All amounts are estimated except for the SEC registration fee and the NASD Fee.

SEC registration fee		$10,112.50
NASD fee		13,000
Nasdaq National Market Listing Fee		5,000
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

Indemnification Insurance Costs (see Item 34)		*

*
To be completed by amendment.

Item 32. Sales to Special Parties

        Not applicable.

Item 33. Recent Sales of Unregistered Securities

        Since June 30, 2000, we have issued the following securities that were exempt from registration under the Securities Act as summarized below.

        On September 29, 2000, our wholly-owned subsidiary, Falcon Franchise Loan LLC, offered and sold approximately $111.6 million of loan trust certificates, which represent solely beneficial interests in one or more trust funds which hold underlying bonds secured by a pool of secured franchise loans originated by us. The loan trust certificates were sold to Goldman, Sachs & Co. in a non-public offering exempt from the registration requirements of the U.S. securities laws pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). purchased the loan trust certificates as initial purchaser for resale from time to time to qualified institutional buyers pursuant to Rule 144A and to a limited number of other institutional accredited investors within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) in negotiated transactions (or otherwise at varying prices to be determined at the time of resale) exempt from the registration requirements of the U.S. Securities laws. Our proceeds from the sale of the loan trust certificates were equal to the purchase price paid by the initial purchaser, net of any expenses payable by us.

        In September 2001, we sold certain unrated retained interests in our 1999 Falcon Franchise Loan LLC loan trust certificates to General Electric Capital Corporation, for which we received proceeds of approximately $978,000 in a transaction exempt from the registration requirements of the U.S. securities laws pursuant to the so-called Section 4(1 1/2) exemption recognized by the Securities and Exchange Commission as applicable to the private resale by an affiliate of the issuer of securities effected in a manner similar to a private placement. Also in September 2001, we sold certain unrated retained interests in our 2000 Falcon Franchise Loan LLC loan trust certificates to General Electric Capital Corporation, for which we received proceeds of approximately $989,000 in a transaction exempt from the registration requirements of the U.S. securities laws pursuant to the so-called Section 4(1 1/2) exemption.

        In October 2001, we sold all of our rated retained interests in our 2000 Falcon Franchise Loan LLC loan trust certificates to Goldman, Sachs & Co., for which we received proceeds of approximately $2.0 million in a transaction exempt from the registration requirements of the U.S. securities laws pursuant to the so-called Section 4(1 1/2) exemption.

        On December 5, 2001, our wholly-owned subsidiary, Falcon Auto Dealership LLC, offered and sold approximately $122.2 million of loan trust certificates, which represent solely beneficial interests in one or more trust funds which hold underlying bonds secured by a pool of secured franchise loans originated by us. The loan trust certificates were sold to Goldman, Sachs & Co. in a non-public offering exempt from the registration requirements of the U.S. securities laws pursuant to Section 4(2) of the Securities Act. Goldman, Sachs & Co. purchased the loan trust certificates as initial purchaser for resale from time to time to qualified institutional buyers pursuant to Rule 144A and to a limited number of other institutional accredited investors within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) in negotiated transactions (or otherwise at varying prices to be determined at the time of resale) exempt from the registration requirements of the U.S. Securities laws. Our proceeds from the sale of the loan trust certificates were equal to the purchase price paid by the initial purchaser, net of any expenses payable by us.

        In December 2001, we sold certain unrated retained interests in our 2001 Falcon Auto Dealership LLC loan trust certificates to General Electric Capital Corporation, for which we received proceeds of approximately $1.59 million in a transaction exempt from the registration requirements of the U.S. securities laws pursuant to the so-called Section 4(1 1/2) exemption.

        In August 2002, we sold all of our rated retained interests in our 2001 Falcon Auto Dealership Loan LLC loan trust certificates to Goldman, Sachs & Co., for which we received proceeds of approximately $2.3 million in a transaction exempt from the registration requirements of the U.S. securities laws pursuant to the so-called Section 4(1 1/2) exemption.

        On February 3, 2003, our wholly-owned subsidiary, Falcon Auto Dealership LLC, sold approximately $129.8 million of loan trust certificates, which represent solely beneficial interests in one or more trust funds which hold underlying bonds secured by a pool of secured franchise loans originated by us. The loan trust certificates were sold to Goldman, Sachs & Co. in a non-public offering exempt from the registration requirements of the U.S. securities laws pursuant to Section 4(2) of the Securities Act. Goldman, Sachs & Co. purchased the loan trust certificates as initial purchaser for resale from time to time to qualified institutional buyers pursuant to Rule 144A and to a limited number of other institutional accredited investors within the meaning of paragraphs (1), (2), (3) or (7) of Rule 501(a) in negotiated transactions (or otherwise at varying prices to be determined at the time of resale) exempt from the registration requirements of the U.S. Securities laws. Our proceeds from the sale of the loan trust certificates were equal to the purchase price paid by the initial purchaser, net of any expenses payable by us.

        In February 2003, we sold all of our rated retained interests in our 2003 Falcon Auto Dealership LLC loan trust certificates to United Capital Markets, Inc. for which we received proceeds of approximately $3.0 million in a transaction exempt from the registration requirements of the U.S. securities laws pursuant to the so-called Section 4(1 1/2) exemption.

        We have issued, from time to time, options to purchase 1.6% membership interests in Falcon Financial, LLC to various employees under the Falcon Financial, LLC Option Plan. These options were issued at no cost to the employees and in reliance upon an exemption from the registration provisions of the Securities Act pursuant to Rule 701 of the Securities Act.

Item 34. Indemnification of Trustees and Officers

        The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our declaration of trust contains a provision that limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

        The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable to the corporation nor may a director be indemnified in circumstances in which the director is found liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancement of expenses, we must obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

        Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Item 35. Treatment of Proceeds from Stock Being Registered

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits

(a)
Financial Statements, all of which are included in the Prospectus:

  See Index to Financial Statements.

(b)
Exhibits

1.1	**	Form of Underwriting Agreement
3.1	**	Form of Declaration of Trust
3.2	**	Form of Bylaws of the Company
5.1	**	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered
8.1	**	Opinion of Hogan & Hartson L.L.P. regarding tax matters
10.1		Revolving Warehouse Financing Agreement, dated January 7, 1998, among Falcon Financial, LLC, SunAmerica Life Insurance Company, LaSalle National Bank and ABN AMRO Bank N.V.
10.2		First Amendment to Revolving Warehouse Financing Agreement and Waiver, dated March 25, 1998, among Falcon Financial, LLC, SunAmerica Life Insurance Company, LaSalle National Bank and ABN AMRO Bank N.V.
10.3		Second Amendment to Revolving Warehouse Financing Agreement, dated October 2, 1998, among Falcon Financial, LLC, SunAmerica Life Insurance Company, LaSalle National Bank and ABN AMRO Bank N.V.
10.4		Third Amendment to Revolving Warehouse Financing Agreement, dated April 19, 1999, among Falcon Financial, LLC, SunAmerica Life Insurance Company, LaSalle National Bank and ABN AMRO Bank N.V.
10.5		Fourth Amendment to Revolving Warehouse Financing Agreement, dated October 29, 2001, among Falcon Financial, LLC, SunAmerica Life Insurance Company, LaSalle National Bank and ABN AMRO Bank N.V.
10.6		Amended and Restated Senior Subordinated Loan Agreement, dated January 7, 1998 among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company
10.7		First Amendment to Amended and Restated Senior Subordinated Loan Agreement, dated June 8, 1998 among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company
10.8		Second Amendment to Amended and Restated Senior Subordinated Loan Agreement, dated October 2, 1998 among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company
10.9		Third Amendment to Amended and Restated Senior Subordinated Loan Agreement, dated April 19, 1999 among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company
10.10		Fourth Amendment to Amended and Restated Senior Subordinated Loan Agreement, dated October 29, 2001, among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company
10.11		Fifth Amendment to Amended and Restated Senior Subordinated Loan Agreement, dated July 29, 2002, among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company
10.12		Junior Subordinated Loan Agreement, dated April 19, 1999, between Falcon Financial, LLC and Falcon Auto Venture, LLC
10.13	**	2003 Equity Incentive Plan

10.14	**	Employment Agreement dated , 2003 between Falcon Financial Investment Trust and Vernon B. Schwartz
10.15	**	Employment Agreement dated , 2003 between Falcon Financial Investment Trust and David A. Karp
10.16	**	Employment Agreement dated , 2003 between Falcon Financial Investment Trust and Joseph L. Kirk, Jr.
21.1		List of Subsidiaries
23.1	**	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)
23.2		Consent of KPMG LLP (Falcon Financial Investment Trust)
23.3		Consent of KPMG LLP (Falcon Financial, LLC)
23.4	**	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 8.1)
24.1	*	Power of Attorney (included in the Signature Page at page II-5 of the Registration Statement filed with the Securities and Exchange Commission on September 8, 2003)
99.1	*	Consent of Ms. Maryann N. Keller to be named as a trustee nominee
99.2		Consent of Mr. Donald W. Grigley to be named as a trustee nominee

*
Previously filed.

**
To be filed by amendment.

Item 37. Undertakings

        The Registrant hereby undertakes:

          (1)   For purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (4)   Insofar as indemnification for liabilities arising under the Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Stamford, state of Connecticut, on October 21, 2003.

FALCON FINANCIAL INVESTMENT TRUST
By:	* Vernon B. Schwartz Chief Executive Officer
By:	* David A. Karp President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

* Vernon B. Schwartz	Chief Executive Officer and Trustee (Principal Executive Officer)	October 21, 2003
* David A. Karp	President and Trustee (Principal Executive Officer and Principal Financial Officer)	October 21, 2003
* John E. Warch	Financial Controller (Principal Accounting Officer)	October 21, 2003
* James K. Hunt	Trustee	October 21, 2003
*/s/ DAVID A. KARP David A. Karp Attorney-in-fact

EXHIBIT INDEX

Exhibit No.
1.1	**	Form of Underwriting Agreement
3.1	**	Form of Declaration of Trust
3.2	**	Form of Bylaws of the Company
5.1	**	Opinion of Hogan & Hartson L.L.P. regarding the validity of the securities being registered
8.1	**	Opinion of Hogan & Hartson L.L.P. regarding tax matters
10.1		Revolving Warehouse Financing Agreement, dated January 7, 1998, among Falcon Financial, LLC, SunAmerica Life Insurance Company, LaSalle National Bank and ABN AMRO Bank N.V.
10.2		First Amendment to Revolving Warehouse Financing Agreement and Waiver, dated March 25, 1998, among Falcon Financial, LLC, SunAmerica Life Insurance Company, LaSalle National Bank and ABN AMRO Bank N.V.
10.3		Second Amendment to Revolving Warehouse Financing Agreement, dated October 2, 1998, among Falcon Financial, LLC, SunAmerica Life Insurance Company, LaSalle National Bank and ABN AMRO Bank N.V.
10.4		Third Amendment to Revolving Warehouse Financing Agreement, dated April 19, 1999, among Falcon Financial, LLC, SunAmerica Life Insurance Company, LaSalle National Bank and ABN AMRO Bank N.V.
10.5		Fourth Amendment to Revolving Warehouse Financing Agreement, dated October 29, 2001, among Falcon Financial, LLC, SunAmerica Life Insurance Company, LaSalle National Bank and ABN AMRO Bank N.V.
10.6		Amended and Restated Senior Subordinated Loan Agreement, dated January 7, 1998 among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company
10.7		First Amendment to Amended and Restated Senior Subordinated Loan Agreement, dated June 8, 1998 among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company
10.8		Second Amendment to Amended and Restated Senior Subordinated Loan Agreement, dated October 2, 1998 among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company
10.9		Third Amendment to Amended and Restated Senior Subordinated Loan Agreement, dated April 19, 1999 among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company
10.10		Fourth Amendment to Amended and Restated Senior Subordinated Loan Agreement, dated October 29, 2001, among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company
10.11		Fifth Amendment to Amended and Restated Senior Subordinated Loan Agreement, dated July 29, 2002, among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company
10.12		Junior Subordinated Loan Agreement, dated April 19, 1999, between Falcon Financial, LLC and Falcon Auto Venture, LLC
10.13	**	2003 Equity Incentive Plan
10.14	**	Employment Agreement dated , 2003 between Falcon Financial Investment Trust and Vernon B. Schwartz
10.15	**	Employment Agreement dated , 2003 between Falcon Financial Investment Trust and David A. Karp
10.16	**	Employment Agreement dated , 2003 between Falcon Financial Investment Trust and Joseph L. Kirk, Jr.

21.1		List of Subsidiaries
23.1	**	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)
23.2		Consent of KPMG LLP (Falcon Financial Investment Trust)
23.3		Consent of KPMG LLP (Falcon Financial, LLC)
23.4	**	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 8.1)
24.1	*	Power of Attorney (included in the Signature Page at page II-5 of the Registration Statement filed with the Securities and Exchange Commission on September 8, 2003)
99.1	*	Consent of Ms. Maryann N. Keller to be named as a trustee nominee
99.2		Consent of Mr. Donald W. Grigley to be named as a trustee nominee

*
Previously filed.

**
To be filed by amendment.